                                                    RULE NO. 424(b)(5)
                                                    REGISTRATION NO. 333-71525




PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 26, 1999)
                                                                [LOGO OF RCN]

                               8,000,000 Shares

                                RCN Corporation

                                 Common Stock

                               ----------------

  We are selling 8,000,000 shares of our common stock. The underwriters named in this prospectus supplement may purchase up to 1,200,000 additional shares of our common stock from us under certain circumstances.

  Our common stock is quoted on the Nasdaq National Market under the symbol "RCNC". The last reported sale price of the common stock on the Nasdaq National Market on May 26, 1999, was $40 15/16 per share.

                               ----------------

  Investing in the common stock involves certain risks. See "Risk Factors" beginning on page 7 of the accompanying prospectus.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

                                               Per Share    Total
                                               --------- ------------
Public Offering Price                           $39.00   $312,000,000
Underwriting Discount                           $ 1.52   $ 12,160,000
Proceeds to RCN Corporation (before expenses)   $37.48   $299,840,000

  The underwriters are offering the shares subject to various conditions. The underwriters expect to deliver the shares to purchasers on or about June 2, 1999.

                               ----------------

Salomon Smith Barney                                        Merrill Lynch & Co.

                               ----------------

Morgan Stanley Dean Witter                         Donaldson, Lufkin & Jenrette

                               ----------------

First Union Capital Markets Corp.
               Prudential Securities
                           Banc of America Securities LLC
                                        Deutsche Bank Securities
                                                          Chase Securities Inc.

May 26, 1999

  You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement and the accompanying prospectus.

                               ----------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                          Page
                                                                          ----
Prospectus Supplement Summary............................................  S-2
Use of Proceeds..........................................................  S-8
Dilution.................................................................  S-9
Capitalization........................................................... S-10
Management's Discussion and Analysis of Financial Condition and Results
 of Operations........................................................... S-11
Underwriting............................................................. S-26
Legal Matters............................................................ S-28

                                  Prospectus
Summary..................................................................    2
Risk Factors.............................................................    7
Where You Can Find More Information......................................   12
Special Note on Forward-Looking Statements...............................   13
Use of Proceeds..........................................................   14
Dividends................................................................   14
Market Price and Dividend Information....................................   15
Selected Historical Consolidated Financial Data..........................   16
Unaudited Pro Forma Consolidated Statements of Operations................   18
Business.................................................................   22
Description of Capital Stock.............................................   43
Description of Debt Securities...........................................   48
Plan of Distribution.....................................................   55
Legal Matters............................................................   55
Experts..................................................................   56

                             Financial Statements
Report of Independent Accountants........................................  F-2
Consolidated Statements of Operations for the three years ended December
 31, 1998, 1997 and 1996.................................................  F-3
Consolidated Balance Sheets at December 31, 1998 and 1997................  F-4
Consolidated Statements of Cash Flows for the three years ended December
 31, 1998, 1997 and 1996.................................................  F-5
Consolidated Statements of Changes in Shareholders' Equity for the three years ended December 31, 1998, 1997 and 1996............................  F-8
Notes to Consolidated Financial Statements............................... F-10

                         PROSPECTUS SUPPLEMENT SUMMARY

  This summary may not contain all the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus, including the financial data and related notes immediately following the accompanying prospectus, before making an investment decision.

  We are building high-speed, high-capacity advanced fiber optic networks in selected markets with high levels of population density. Our strategy is to become the leading single source provider of voice, video and data services to residential customers in each of our markets by offering individual or bundled service options, superior customer service and competitive prices. We are also constructing our networks with significant excess capacity in order to accommodate expanded services in the future.

  Our initial advanced fiber optic networks have been established in selected markets in the Boston to Washington, D.C. corridors, which includes New York City, and also in the San Francisco Bay area. In Boston and Washington, we operate through joint ventures with Boston Edison Company and PEPCO Communications, L.L.C., respectively. We are typically building the first true local network to compete with the aging infrastructure of the incumbent service providers in our markets.

  Because our network development plan involves relatively low fixed costs, we are able to schedule capital expenditures to meet expected subscriber growth in each major market. Our principal fixed costs in each such market are incurred in connection with the establishment of a video transmission and telephone switching facility. To make each market economically viable, it is then necessary to construct infrastructure to connect a minimum number of subscribers to the transmission and switching facility. We phase our market entry projects to ensure that we have sufficient cash on hand to fund this construction.

  We have extensive operating experience in the telephone, video and Internet industries and in the design, development and construction of telecommunications facilities. As of March 31, 1999, we had approximately 885,000 total service connections, including approximately 149,000 connections provided to customers on our advanced fiber optic network.

Business Strategy

  Our goal is to become the leading provider of communication services to residential customers in our target markets by pursuing the following key strategies:

  . Exploit the "Last Mile" Bottleneck in Existing Local Networks. Existing local networks are typically low capacity, single service facilities without the bandwidth for multiple or new services and revenue streams. We seek to be the first operator of an advanced fiber optic network offering advanced communications services to residential customers in our target markets.

  . Continue Construction of Advanced Fiber Optic Networks. Our advanced fiber optic networks are designed with sufficient capacity to meet the growing demand for high speed, high capacity, voice, video and data services. Our networks also have a significant amount of excess capacity which will be available for the introduction of new products.

  . Leverage our Network and Customer Base. We are able to leverage our network by delivering a broad range of communications products and by focusing on high density residential markets. This bandwidth capacity and home density allows us to maximize the revenue potential per mile of constructed network. We believe we can further exploit our network capacity and customer base by exploring opportunities to deliver new products and services in the future, including complementary commercial and wholesale products and services.

  . Offer Bundled Voice, Video and Data Services with Quality Customer Service. By connecting customers to our own network, we improve our operating economics and have complete control over our customers' experience with us.

  . Continue to Use Strategic Alliances. We have been able to enter markets quickly and efficiently and to reduce the up-front capital investment required to deploy our networks by entering into strategic alliances.

Connections

  Because we deliver a variety of services to our customers, we report the total number of our various revenue generating service connections for local telephone, video programming and Internet access. For example, a single customer who purchases local telephone, video programming and Internet access counts as three connections. The table below shows our growth in total connections and growth in customers connected to advanced fiber optic networks, which we refer to as "On-Net Connections".

                                                     As of
                               -------------------------------------------------
                               12/31/97 3/31/98 6/30/98 9/30/98 12/31/98 3/31/99
                               -------- ------- ------- ------- -------- -------
Total Connections:
  Voice.......................  28,114   44,950  60,480  78,950  95,890  100,219
  Video....................... 239,403  243,157 249,360 255,100 261,662  269,421
  Data........................     150  370,538 400,148 474,127 497,809  516,102
                               -------  ------- ------- ------- -------  -------
    Total..................... 267,667  658,645 709,988 808,177 855,361  885,742
                               -------  ------- ------- ------- -------  -------
On-Net Connections............  15,148   20,339  48,212  82,842 123,393  149,235
Homes Passed..................  44,045   63,386 122,977 213,983 304,505  350,733
Marketable Homes..............     --       --  111,187 181,353 270,406  301,546

  Our off-net connections are delivered through a variety of facilities including hybrid fiber/coaxial cable systems and a wireless video system.

                                ----------------

  Our principal executive offices are located at 105 Carnegie Center, Princeton, New Jersey, 08540, and our telephone number is (609) 734-3700. We maintain a website at www.rcn.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement.

                 Summary Historical Consolidated Financial Data

  The table below sets forth our selected historical consolidated financial data. We did not operate as an independent company prior to September 30, 1997. Therefore, we had to make certain assumptions in preparing data for prior periods, and the data may not reflect the results of operations or the financial condition which would have resulted if we had operated as a separate, independent company during those periods. The data is not necessarily indicative of our future results of operations or financial condition.

  The selected historical consolidated financial data for the years ended December 31, 1998, 1997 and 1996 and as of December 31, 1998 and 1997 are derived from and should be read in conjunction with our audited historical consolidated financial statements which immediately follow the accompanying prospectus and with our unaudited interim consolidated financial statements included in our quarterly report on Form 10-Q for the three months ended March 31, 1999, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                 Year Ended December 31,
                                              --------------------------------
                                                1996       1997        1998
                                              --------  ----------  ----------
                                                  (dollars in thousands)
Statement of Operations Data:
Sales.......................................  $104,910  $  127,297  $  210,940
Costs and expenses, excluding depreciation
 and amortization...........................    79,107     134,967     262,352
Nonrecurring charges(1).....................       --       10,000         --
Acquired in-process research and
 development(1).............................       --          --       18,293
Depreciation and amortization...............    38,881      53,205      89,088
                                              --------  ----------  ----------
Operating (loss)............................   (13,078)    (70,875)   (158,793)
Interest income.............................    25,602      22,824      58,679
Interest expense............................   (16,046)    (25,602)   (112,239)
Other (expense) income, net.................      (546)        131      (1,889)
(Benefit) provision for income taxes........       979     (20,849)     (4,998)
Equity in (loss) of unconsolidated
 entities...................................    (2,282)     (3,804)    (12,719)
Minority interest in loss of consolidated
 entities...................................     1,340       7,296      17,162
Extraordinary charge-debt prepayment
 penalty, net of tax of $1,728..............       --       (3,210)        --
Cumulative effect of change in accounting
 for start-up costs, net of tax.............       --          --         (641)
                                              --------  ----------  ----------
Net (loss)..................................  $ (5,989) $  (52,391) $ (205,442)
                                              ========  ==========  ==========
Balance Sheet Data (at end of period):
Cash, temporary cash investments and short-
 term investments...........................  $108,674  $  638,513  $1,012,574
Investments restricted for debt service.....       --       61,911      43,306
Total assets................................   628,085   1,150,992   1,907,615
Long-term debt (excluding current portion)..   131,250     686,103   1,263,036
Shareholders' equity........................   390,765     356,584     371,446
Other Data:
EBITDA before nonrecurring charges(2).......    25,803      (7,670)    (51,412)
Cash Provided by (Used in):
Operating Activities........................    23,831       2,069      35,110
Investing Activities........................    (9,377)   (475,860)   (828,176)
Financing Activities........................     9,391     634,858     690,282

--------
In the table above:
(1) Nonrecurring charges represent costs of $10,000 incurred in 1997 as a result of the termination of a marketing services agreement related to our wireless video services, and costs of $18,293 incurred in 1998 relating to acquisition of in-process technology in connection with acquisitions.

(2) EBITDA before nonrecurring charges represents earnings before interest, depreciation and amortization, and income taxes. Because of the capital intensive nature of the business and resulting large non-cash charges for depreciation, EBITDA is commonly used in the communications industry by management, investors, and analysts to analyze companies on the basis of operating performance, leverage and liquidity. RCN intends to judge the success of its initial rollout of fiber optic networks before deciding whether to undertake additional capital expenditures to expand its network in new areas. RCN believes that EBITDA is a critical measure of success. Because RCN is in a growth-oriented and capital intensive phase of development, it incurs depreciation and amortization charges in new markets which may obscure its earnings growth in more mature markets. In addition, EBITDA provides a measure of the availability of funds for various uses including repayment of debt, expansion into new markets and acquisitions. EBITDA is not intended to represent cash flows for the period and should not be considered as an alternative to cash flows from operating, investing or financing activities as determined in accordance with U.S. GAAP. EBITDA is not a measurement under U.S. GAAP and may not be comparable with other similarly titled measures of other companies. Certain of our debt agreements contain certain covenants that, among other things, limit our and our subsidiaries' ability to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, engage in transactions with stockholders and affiliates, create liens, sell assets and engage in mergers and consolidations. Certain of these covenants are based on EBITDA performance measures.

                              Recent Developments

  For additional information regarding recent developments, please review our quarterly report on Form 10-Q for the three months ended March 31, 1999, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

  First Quarter 1999 Results (Dollars in Thousands)

  Sales were $67,388 for the quarter ended March 31, 1999, as compared to $62,822 for the quarter ended December 31, 1998. This increase was primarily a result of higher total service connections, which increased from 855,361 at December 31, 1998 to 885,742 at March 31, 1999, and higher revenue per voice connection.

  Costs and expenses, excluding depreciation and amortization, were $88,837 for the quarter ended March 31, 1999 as compared to $79,720 for the quarter ended December 31, 1998. This increase reflects continued development of our operations in the Boston to Washington, D.C. corridor and San Francisco Bay area.

  Operating income before depreciation, amortization, non-recurring charge and acquired research and development was $(21,449) for the quarter ended March 31, 1999, as compared to $(16,898) for the quarter ended December 31, 1998.

  Net loss was $(67,754), or $(1.03) per average common share, for the quarter ended March 31, 1999 and $(64,791), or $(1.00) per average common share, for the quarter ended December 31, 1998.

  Advanced fiber homes passed increased over the quarter by more than 46,000 to 350,733, while marketable homes increased from 270,406 to 301,546. Marketable homes represent the segment of homes passed which are being offered our full package of on-net products. Advanced fiber connections also increased 21% to 149,235, representing increased penetration in our on-net markets.

  Hicks, Muse, Tate & Furst Investment and New Credit Facility

  On April 7, 1999, Hicks, Muse, Tate & Furst, through Hicks, Muse, Tate & Furst Equity Fund IV, L.P., purchased $250 million of a new issue of our Series A 7% Senior Convertible Preferred Stock. The Series A Preferred Stock has an annual dividend rate of 7% payable quarterly in cash or additional shares of Series A Preferred Stock and has an initial conversion price of $39.00 per share. The Series A Preferred Stock is convertible into our common stock at any time. The issue has a final maturity of 15 years, but may be called by us after four years.

  On March 18, 1999, we announced that we have entered into a commitment letter with The Chase Manhattan Bank pursuant to which Chase has agreed to provide an aggregate principal amount of $1 billion of senior secured credit facilities to certain of our wholly-owned subsidiaries. We expect this transaction to close in the second quarter of 1999.

  Acquisition of Stake in JuniorNet Corporation

  On April 28, 1999, we announced that we acquired a 47.5% stake in JuniorNet Corporation, a commercial-free online learning service for children. We purchased the ownership stake for approximately $47 million in cash. Concurrently with that transaction, JuniorNet purchased our Lancit Media subsidiary for approximately $25 million in cash. We acquired Lancit Media in June 1998 for approximately $0.4 million in cash and shares of our common stock with a fair value at the time of issuance of approximately $7.4 million.

                                  The Offering

 Common stock offered............................... 8,000,000
 Common stock outstanding as of May 26, 1999........ 67,150,288
 Common stock to be outstanding after the offering.. 75,150,288
 Nasdaq National Market symbol...................... "RCNC"
 Use of Proceeds.................................... Our net proceeds from this offering are estimated to
                                                     be $299,080,000, after
                                                     deducting underwriting
                                                     discounts and estimated
                                                     expenses. We will use the
                                                     net proceeds from the sale
                                                     of common stock to fund
                                                     operating losses and for
                                                     general corporate
                                                     purposes.

  The above information assumes no exercise of the underwriters' over-allotment option.

                                USE OF PROCEEDS

  Our net proceeds from this offering are estimated to be $299,080,000 (approximately $344,056,000 if the underwriters' over-allotment option is exercised in full) after deducting underwriting discounts and estimated expenses. We will use the net proceeds from the sale of common stock to fund operating losses and for general corporate purposes.

                                   DILUTION

  As of March 31, 1999, our net tangible book value was $163 million, or $2.45 per share of common stock. Net tangible book value per share represents our net worth less intangible assets of $162 million divided by the total number of shares of common stock outstanding. After giving effect to our sale of shares of common stock pursuant to this offering and deducting the underwriting discounts and estimated expenses from this offering, our pro forma net tangible book value as of March 31, 1999 would have been $462 million, or $6.20 per share of common stock. Such amount represents an immediate increase in pro forma net tangible book value of $3.75 per share to our existing stockholders and an immediate dilution to new investors of $32.80 per share based upon an offering price of $39.00 per share of common stock. The following table illustrates the dilution in pro forma net tangible book value per share to new investors:

Public offering price.............................................       $39.00
  Net tangible book value before the offering..................... $2.45
  Increase in net tangible book value attributable to our net proceeds from the offering.....................................  3.75
                                                                   ----- ------
Pro forma net tangible book value after the offering..............         6.20
                                                                         ------
Dilution of net tangible book value to new investors..............       $32.80
                                                                         ======

                                CAPITALIZATION

  The following table sets forth our capitalization as of March 31, 1999. The "As Adjusted" column reflects our capitalization after giving effect to this offering. You should read this table along with our historical consolidated financial statements which immediately follow the accompanying prospectus and with our unaudited interim consolidated financial statements included in our quarterly report on Form 10-Q for the three months ended March 31, 1999, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

                                                         As of March 31, 1999
                                                         ---------------------
                                                                        As
                                                         Historical  Adjusted
                                                         ---------- ----------
                                                              (dollars in
                                                              thousands)
Cash, temporary cash investments and short-term
 investments............................................ $  914,674 $1,213,754
                                                         ========== ==========
Investments restricted for debt service................. $   43,913 $   43,913
                                                         ========== ==========
Credit Agreement........................................    100,000    100,000
10% Senior Notes due 2007...............................    225,000    225,000
11 1/8% Senior Discount Notes due 2007..................    409,668    409,668
9.80% Senior Discount Notes due 2008....................    391,469    391,469
11% Senior Discount Notes due 2008......................    162,933    162,933
Capital lease obligations...............................      2,283      2,283
                                                         ---------- ----------
Total long-term debt....................................  1,291,353  1,291,353
                                                         ---------- ----------
Shareholders' equity....................................    324,362    623,442
                                                         ---------- ----------
    Total capitalization................................ $1,615,715 $1,914,795
                                                         ========== ==========

  The Senior Discount Notes listed in the table above were originally recorded at their initial issue price and the amount reported represents such original issue price plus a ratable portion of the accrual of the original issue discount.

  The table above does not reflect the issuance and sale of $250 million of Series A 7% Senior Convertible Preferred Stock to Hicks, Muse, Tate & Furst on April 7, 1999. See "Recent Developments."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Certain statements contained in this prospectus supplement are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are thus prospective. Such forward-looking statements include, in particular, statements made as to plans to develop networks and upgrade facilities, the market opportunity presented by markets targeted by the Company, the Company's intention to connect certain wireless video resale telephone and Internet service customers to its advanced fiber optic networks, the development of the Company's businesses, the markets for the Company's services and products, the Company's anticipated capital expenditures, the Company's anticipated sources of capital, the Company's state of Year 2000 readiness, and effects of regulatory reform and competitive and technological developments. No assurance can be given that the future results covered by the forward-looking statements will be achieved. Such statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

  The following discussion should be read in conjunction with the Company's historical Consolidated Financial Statements and Notes thereto, and with the information set forth in the Company's quarterly report on Form 10-Q for the three months ended March 31, 1999:

General

  The Company provides a wide range of telecommunications services through high speed, high capacity advanced fiber optic networks. RCN currently offers local and long distance telephone, video and data services, including high speed Internet access. We provide our services primarily to residential customers in selected markets with high levels of population density and favorable demographics. RCN's initial advanced fiber optic networks have been established in selected markets in the Boston to Washington D.C. corridor and RCN has begun developing advanced fiber optic networks in the San Francisco to San Diego corridor.

  The Company expects that the operating and net losses from its business will rise in the future as it expands and develops its network and customer base.

  There can be no assurance that RCN will achieve or sustain profitability or positive operating income in the future as it develops its advanced fiber optic network.

  The operating losses have resulted primarily from expenditures associated with the development of the Company's operational infrastructure and marketing expenses. The Company expects it will continue to experience negative operating income while it continues to invest in its networks and until such time as revenue growth is sufficient to fund operating expenses. The Company expects to achieve positive operating margins over time by (i) increasing the number of customers it serves, (ii) increasing the number of connections per customer by cross marketing its services and promoting bundled service options and therefore increasing the revenue per customer, (iii) lowering the costs associated with new subscriber additions and (iv) reducing the cost of providing services by capturing economies of scale. The Company expects its operating revenues will increase in future periods through internal growth of its current advanced fiber optic networks, increases in penetration, and increases in the number of services per customer; however, the Company also expects that operating losses will increase for some period of time as the Company initiates network development in new markets and expands its current networks. When the Company makes its initial investment in a new market, the operating losses typically increase as the network and sales force are expanded to facilitate growth. The Company's ability to generate positive cash flow in the future will depend on the extent of capital expenditures in current and additional markets, the ability of the joint ventures to generate revenues and cash flow, competition in the Company's markets and any potential adverse regulatory developments. The Company will be dependent on various financing sources to fund its growth as well as continued losses from operations. There can be no assurance that such funding will be available, or available on terms acceptable to the Company. See --"Liquidity and Capital Resources."

  The terms of the Company's joint ventures require the mutual consent of the Company and its joint venture partner to distribute or advance funds to the Company. The Company's debt agreements allow subsidiaries and joint ventures to incur indebtedness for network buildout costs, which indebtedness may contain limitations on the subsidiaries' and the joint ventures' ability to pay dividends and distributions to the Company. Cash flows available to the Company in future periods will be affected by the extent to which operations are conducted through joint ventures. Due to the degree of control that the Company has in the joint ventures, RCN accounts for the BECO joint venture on a consolidated basis and for Starpower under the equity method of accounting.

  Prior to September 30, 1997, the Company was operated as part of C-TEC Corporation. On September 30, 1997, C-TEC distributed 100% of the outstanding shares of common stock of its wholly-owned subsidiaries, RCN Corporation ("RCN") and Cable Michigan, Inc. ("Cable Michigan") to holders of record of C-TEC's Common Stock and C-TEC's Class B Common Stock as of the close of business on September 19, 1997 (the "Distribution") in accordance with the terms of a Distribution Agreement dated September 5, 1997 among C-TEC, RCN and Cable Michigan. At the time of the distribution, RCN consisted primarily of C-TEC's high growth, bundled residential voice, video and Internet access operations in the Boston to Washington, D.C. corridor, its existing New York, New Jersey and Pennsylvania cable television operations, a portion of its long distance operations and its international investment in Megacable, S.A. de C.V. C-TEC, RCN and Cable Michigan have entered into certain agreements providing for the Distribution, and governing various ongoing relationships between the three companies, including a distribution agreement and a tax-sharing agreement. On November 6, 1998, Cable Michigan announced that its sale to Avalon Cable of Michigan, Inc. was complete. As a result of the sale, Cable Michigan has no ongoing support services relationship with RCN and CTE. The historical financial information presented herein reflects periods during which the Company did not operate as an independent company and accordingly, certain assumptions were made in preparing such financial information. Such information, therefore, may not necessarily reflect the results of operations or the financial condition of the Company which would have resulted had the Company been an independent, public company during the reporting periods, and are not necessarily indicative of the Company's future operating results or financial condition.

  In June 1997 the Financial Accounting Standards Board (FASB) issued statement of Financial Accounting Standard No. 131 "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131"). This statement, which establishes standards for the reporting of information about operating segments in interim and year end financial statements, is effective for fiscal years beginning after December 15, 1997. If applicable, this statement would only require additional disclosures in the Company's consolidated financial statements and as such, its adoption will not have any impact on the Company's consolidated financial position or results of operations. The Company's operations involve developing an advanced fiber network to provide a bundled service package of voice, video and data services to new customers in high density markets and migrating as many customers as is economically justified which were served by the Company's previously separate lines of business, for which profitability was separately measurable and monitored, to the single source network. While the Company's chief decision makers monitor the revenue streams of the various products, operations are managed and financial performance is evaluated based upon the delivery of multiple services to customers over a single network. This allows the Company to leverage its network costs to maximum profitability. It is management belief that the Company operates as one reportable operating segment which contains many shared expenses generated by the Company's various revenue streams and that any segment allocation of shared expenses incurred on a single network to multiple revenue streams would be impractical and arbitrary; futhermore, the Company currently does not make such allocations internally. The Company's chief decision makers do, however, monitor financial performance in a way which is different from that depicted in the historical general purpose financial statements in that such measurement includes the consolidation of all joint ventures, including Starpower which is not consolidated under generally accepted accounting principles. Such information, however, does not represent a separate segment under generally accepted accounting principles and therefore it is not separately disclosed.

Results of Operations (Dollars in Thousands)

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997:

  Sales were $210,940 for the year ended December 31, 1998 as compared to $127,297 for the year ended December 31, 1997.

  Operating income before depreciation, amortization, non-recurring charge and acquired research and development was ($51,412) for the year ended December 31, 1998 as compared to ($7,670) for the year ended December 31, 1997.

  Net loss was ($205,442), or ($3.36) per average common share for 1998 and ($52,391) or ($0.95) per average common share for 1997.

 Sales

  Video sales are comprised primarily of subscription fees for basic, premium and pay-per-view cable television services; for both wireless and hybrid fiber/coaxial cable customers in New York, New Jersey and Pennsylvania which the Company expects to migrate to its advanced fiber networks over time as well as for advanced fiber customers, primarily in Allentown, New York City and Boston.

  Voice sales include local telephone service fees consisting primarily of monthly line charges, local toll, special features and long-distance telephone service fees based on minutes of traffic and tariffed rates or contracted fees. Voice sales include both resold services and traffic over the Company's own switches.

  Data sales represent Internet access fees billed at contracted rates.

  For the year ended December 31, 1998 total sales were $210,940, an increase of $83,643 or 65.7%, from $127,297 for the year ended December 31, 1997. The increase resulted from higher total service connections which increased 219.6% to approximately 855,000 at December 31, 1998 from approximately 268,000 at December 31, 1997. The increase in total service connections resulted principally from dial-up internet connections from the acquisitions of Erols Internet, Inc. ("Erols") and UltraNet Communications ("UltraNet") in February 1998, and growth in advanced fiber connections, which increased 714.6% from approximately 15,000 in 1997 to approximately 123,000 at December 31, 1998. The service connections at December 31, 1998 include connections of the Starpower joint venture which is accounted for under the equity method of accounting. The Starpower service connections resulted primarily from customers in the joint venture market acquired from Erols Internet, Inc. in February 1998.

  Voice revenues increased $21,424 or 534.7% to $25,431 for the year ended December 31, 1998 from $4,007 for the year ended December 31, 1997, primarily due to higher average connections. Advanced fiber voice connections increased approximately 860.4% to approximately 31,000 at December 31, 1998 from approximately 3,000 at December 31, 1997. Off-net voice connections increased approximately 161.1% to approximately 65,000 at December 31, 1998 from approximately 25,000 at December 31, 1997. Contributing to the increase in off-net voice connections was the launch of telephony service in the Lehigh Valley, Pennsylvania market in the fourth quarter of 1997.

  Overall, higher service connections contributed approximately $20,500 to the increase in voice revenues and higher revenue per connection contributed approximately $1,000.

  During the fourth quarter of 1998, the Company ceased marketing new customers for resale of its competitors' local phone service. The Company expects that the effect of this decision will be lower revenue growth than would result if such resale continued; however, this decision is also expected to have a positive impact on the Company's overall gross margin percentage and a neutral effect on operating income before depreciation and amortization ("EBITDA").

  Video revenues increased $9,707 or 9.4% to $113,078 for the year ended December 31, 1998 from $103,371 for the year ended December 31, 1997. Video revenues for 1997 included one time launch incentive revenue of approximately $1,000 related to the launch of certain new channels. The increase in 1998 was primarily due to increases of approximately 22,000 additional video connections and the conversion of approximately 50,000 off-net connections to the advanced fiber network at December 31, 1998 as compared to December 31, 1997.

  On-net video connections grew 74,565 or 632.8% to 86,349 at December 31, 1998 from 11,784 at December 31, 1997. Off-net video connections were 175,313 and 227,619 at December 31, 1998 and 1997, respectively.

  Overall, higher service connections contributed approximately $6,000 to the increase in video revenues and higher average revenue per connection contributed approximately $5,000 offset by the one time launch incentive revenue of approximately $1,000 received in 1997.

  Data revenues increased $40,280 to $40,321 for the year ended December 31, 1998 from $41 for the year ended December 31, 1997 primarily due to the acquisitions of Erols and UltraNet in February 1998, Interport in June 1998 and Javanet in July 1998. At December 31, 1998, the Company had approximately 492,000 off-net data connections and approximately 6,000 advanced fiber data connections, including connections of the Starpower joint venture.

  During the fourth quarter of 1998, dial-up Internet access replaced resold local phone service as the Company's initial product offering in areas in which RCN's fiber optic network is still under construction. The Company expects that its advanced fiber networks will eventually be extended to reach most of its dial-up Internet connections.

  Commercial and other revenues increased $12,232 or 61.5% to $32,110 for the year ended December 31, 1998 from $19,878 for the year ended December 31, 1997. The increase was due primarily to an increase in average commercial main access lines of approximately 9,800 in 1998 over 1997, which contributed approximately $5,000 to the increase. Higher revenue per commercial main access line contributed approximately $3,000. Additionally, contributing approximately $6,000 to the increase was higher wholesale long distance revenue from Commonwealth Telecom Services, Inc. ("CTSI"), a wholly-owned subsidiary of Commonwealth Telephone Enterprises, Inc. (formerly C-TEC Corporation). CTSI is a Competitive Local Exchange Carrier ("CLEC") which operates in areas adjacent to the traditional service area of Commonwealth Telephone Company (also a wholly-owned subsidiary of Commonwealth Telephone Enterprises, Inc.)

  The Company recognizes that managing customer turnover is an important factor in maximizing revenues and cash flow. For the quarter ended December 31, 1998, the Company's average monthly churn rate was approximately 2.8%.

 Costs and Expenses, excluding depreciation and amortization

  Costs and expenses, excluding depreciation and amortization are comprised of direct costs, operating, selling and general and administrative expenses.

  Direct expenses include direct costs of providing services, primarily video programming, franchise costs and network access fees.

  Direct expenses increased $50,553 or 97.7% to $102,310 for the year ended December 31, 1998 from $51,757 for the year ended December 31, 1997. The increase was primarily due to higher voice connections, primarily resold voice, which contributed approximately $27,500 to the increase. Higher video programming costs of approximately $8,000 resulted from higher programming rates, new channels and increased video connections. The remaining increase primarily represents Internet access costs associated with the increase in data revenues.

  Operating, selling, and general and administrative expenses primarily include customer service costs, advertising, sales, marketing, order processing, telecommunications network maintenance and repair ("technical expenses"), general and administrative expenses, installation and provisioning expenses and other corporate overhead.

  Operating, selling, and general and administrative costs increased $76,832 or 92.3%, to $160,042 for the year ended December 31, 1998 from $83,210 for the year ended December 31, 1997.

  Advertising costs increased approximately $14,000 or 136.9% for the year ended December 31, 1998 as compared to the year ended December 31, 1997. Costs associated with an extensive high visibility multi-media campaign primarily in New York City and Boston, which commenced in June 1997, increased approximately $4,400 over 1997. Internet advertising, primarily associated with the acquisition of Erols, increased approximately $5,300. Promotional materials expense increased approximately $1,000. Ad agency fees and costs to promote the commencement of telephony product offering in Lehigh Valley, Pennsylvania are the significant contributions to the remaining increase in advertising expense.

  Customer service costs, including order processing, increased approximately $19,500 or 182.1% for the year ended December 31, 1998 as compared to the year ended December 31, 1997. Increases of approximately $7,500, primarily personnel related, were due to customer base support for Internet acquisitions. Other staff and temporary labor increases to support expanding operations in New York City, Boston, and Lehigh Valley, Pennsylvania contributed approximately $9,000 to the increase. Higher billing costs of approximately $3,000 for increased customers comprises the remainder of the increase in customer service costs.

  Technical expense, including installation and provisioning, increased approximately $11,000 or 58.1% for the year ended December 31, 1998 as compared to the year ended December 31, 1997.

  Technical expense increases of approximately $8,500 were due to engineering and construction headcount and contract labor additions made to plan and execute network expansion and network operations center control monitoring. Resale telephony installation costs contributed approximately $1,700 to the increase. Retail expense primarily for materials and hub sites increased approximately $1,500. Technical expense increases associated with Internet acquisitions in 1998 were approximately $3,500. These increases were partially offset by approximately $5,200 of technical costs capitalized as part of the cost basis of the telecommunications network. The remaining increase in technical expenses is primarily due to higher right of way use fees.

  Sales and marketing costs increased approximately $13,000 or 84.6% for the year ended December 31, 1998 as compared to the year ended December 31, 1997. The increase resulted from additional staff, contract labor and related commissions and benefits, aggregating approximately $4,900 to cover increases in marketable homes, to increase penetration in the Company's existing markets and to increase the number of services per customer. Telemarketing expense increased approximately $1,200 due to increased campaigns. Sales and marketing increases associated with Internet acquisitions in 1998, primarily Erols, were approximately $5,400.

  General and administrative expenses increased approximately $19,000 or 69.5%. Internet and Lancit acquisitions in 1998 contributed approximately $6,800. Legal expense increased approximately $1,500 primarily as a result of various start-up regulatory expenses related to the procurement of franchise and OVS agreements. Higher bad debt expense of approximately $1,500 was associated with the increase in sales. Higher salaries and benefits of approximately $3,800 were due to staff additions, primarily to support the expansion, maintenance and upgrade of the Company's management information systems, new product development and integration of acquisitions. In addition, the Company met certain quarterly performance targets established for 1998 relative to the determination of a potential contribution to its ESOP plan and accrued the related amounts aggregating approximately $1,000. Expenditures in 1998 relative to Year 2000 planning and remediation were approximately $400. The Company is in the process of developing information technology systems which will provide a sophisticated customer care infrastructure. Expenses associated with the planning and analysis stages of such systems development were approximately $5,000 in 1998. The Company expects that such charges may increase in future periods during 1999 until the planning and analysis stages of its IT systems development projects are complete. The above increases were partially offset by a one-time credit of approximately $2,400 related to the reversal of an accrual for damages related to contract termination which was settled between the Company and the counterparty.

 Depreciation and amortization

  Depreciation and amortization was $89,088 for the year ended December 31, 1998 and $53,205 for the year ended December 31, 1997. The increase of $35,883, or 67.4% was the result of both a higher depreciable basis of plant, resulting primarily from expansion of the Company's advanced fiber network, and amortization of intangible assets arising from the acquisitions of Erols and UltraNet in February 1998. The cost basis of property, plant and equipment at December 31, 1998 and 1997 was $601,679 and $307,759, respectively. The basis of intangible assets was $267,031 and $149,935 at December 31, 1998 and 1997, respectively.

  In future periods, depreciation and amortization are expected to exceed amounts recorded in 1998 due to depreciation with respect to expansion of the Company's advanced fiber optic network and the effect of a full year of depreciation and amortization related to acquisitions in 1998.

 Acquired in-process research and development

  In connection with the acquisitions of Erols and UltraNet, RCN has allocated $13,228 for Erols and $5,065 for UltraNet to in-process research and development ("IPR&D"). Specifically, four projects were identified which qualified as IPR&D by definition of not having achieved technological feasibility and representing technology which at the point of acquisition offered no alternative use other than the defined project. Those projects were cable modem Internet access for subscribers, Internet telephony, E-Commerce systems, and high-speed shared office Internet access (Note 4). The IPR&D valuation charge was measured by the stage of completion method. The expected completion percentages are estimated based on the latest available financial information at the date of acquisition and were established on a project by project basis primarily calculated by dividing the costs incurred to date by the total expected R&D expenses specific to the project. The significant assumptions utilized by management were as follows:

  Cash flow projections, utilizing risk adjusted discount rates of between 35% and 40% for Erols projects, commenced in 1998, and were expected to grow significantly in 1999 and 2000. Cash flow projections, utilizing risk adjusted discount rates of between 30% and 33% for UltraNet projects, were expected to commence in 1999, growing significantly in 2000 and 2001. The IPR&D projections are founded on significant assumptions with regard to timing of market entrance, levels of penetration and costs of provisioning.

  RCN is constructing new telecommunications networks. The margins on products expected to result from acquired in-process technologies in some cases represent higher margins than RCN's margins on existing products primarily due to the efficiencies in delivering multiple products, including bundled-service offerings, over a single state of the art high capacity fiber optic network.

 Interest income

  Interest income was $58,679 and $22,824 for the years ended December 31, 1998, and 1997, respectively. The increase of $35,855, or 157.1% results from higher cash, temporary cash investments and short-term investments as compared to the same period in 1997. Cash, temporary cash investments and short-term investments were approximately $1,013,000 at December 31, 1998 and approximately $639,000 at December 31, 1997. Included in the cash, temporary cash investments and short-term investments balance at December 31, 1997 were proceeds from 10% Senior Notes, issued in October 1997, which generated gross proceeds of $225,000 and yielded net proceeds of $218,250; and 11 1/8% Senior Discount Notes, issued in October 1997, which generated gross proceeds of $350,001 and yielded net proceeds of $337,751. Additionally, during 1998, proceeds from the following increased cash, temporary cash investments and short-term investments: 9.8% Senior Discount Notes, issued in February 1998, which generated gross proceeds of $350,587 and yielded net proceeds of $344,855; 11% Senior Discount Notes, issued in June 1998, which generated gross proceeds of $149,999 and yielded net proceeds of $147,187 and the issuance of 6,098,355 shares of the Company's Common Stock, issued in June 1998, which yielded net proceeds of $112,866.

 Interest expense

  For the year ended December 31, 1998, interest expense was $112,239 as compared to $25,602 for the year ended December 31, 1997. The increase resulted from the debt financings referred to above, offset by a reduction due to the prepayment in September 1997 and $131,250 of 9.65% Senior Secured Notes.

 Other (expense) income

  Other (expense) income was ($1,889) and $131 for the years ended December 31, 1998 and 1997, respectively. The 1998 expense primarily represents the write down of certain of the Company's information technology assets which the Company upgraded with higher capacity state of the art products in connection with an overall internal technology upgrade.

 Income tax

  The Company's effective income tax rate was a benefit of 2.3% and 29.8% for the years ended December 31, 1998 and 1997, respectively. The primary reasons for the difference include the charge for in-process technology which is not deductible for tax purposes and for which a tax benefit was correspondingly not recorded. Additionally, during 1998, the tax effect of the Company's cumulative losses has exceeded the tax effect of accelerated deductions, primarily depreciation, which the Company has taken for federal income tax purposes. Except in unusual cases, generally accepted accounting principles do not permit the recognition of tax benefits of such excess losses in the financial statements. This accounting treatment does not impact the amount or expiration periods of actual net operating loss carryovers or cash flows for taxes. For an analysis of the changes in income taxes, see the reconciliation of the effective income tax rate in note 11 to the consolidated financial statements.

 Minority interest

  For the year ended December 31, 1998, minority interest of $17,162 primarily represents the 49% interest of BECO in the loss of RCN-BECOCOM. For the year ended December 31, 1997, minority interest primarily represents the 49% interest of BECO in the loss of RCN-BECOCOM of $6,563 and the 19.9% minority interest in the loss of Freedom of $966. The Company purchased the remaining 19.9% ownership interest in Freedom on March 21, 1997.

 Equity in loss of unconsolidated entities

  For the year ended December 31, 1998, equity in the loss of unconsolidated entities primarily represents the Company's 50% interest in the loss of Starpower of $10,335 and the Company's share of the losses and amortization of excess cost over net assets of Megacable of $2,384. In January 1995, the Company purchased a forty percent equity position in Megacable, a Mexican cable television provider, for cash of $84,115. The Company is exposed to foreign currency translation adjustments resulting from translation into U.S. dollars of the financial statements of Megacable, which through December 1996 utilized the peso as the local and functional currency. Such adjustments have historically been included as a separate component of shareholders' equity. Effective January 1, 1997 since the three year cumulative rate of inflation at December 31, 1996 exceeded 100%, Mexico is being treated for accounting purposes under Statement of Financial Accounting Standards No. 52-- "Foreign Currency Translation" as having a highly inflationary economy through December 31, 1998. As a result, the financial statements of Megacable are remeasured as if the functional currency were the U.S. dollar. The remeasurement of the Mexican peso into U.S. dollars creates translation adjustments which are included in net income. The Company is also exposed to foreign currency translation losses resulting from transactions of Megacable which are made in currencies different from Megacable's own. The Company's proportionate share of translation gains (losses) are included in income as they occur. The Company does not hedge its foreign currency exchange risk and it is not possible to determine what effect future currency fluctuations will have on the Company's operating results. Exchange gains (losses) of ($768), ($12), and $247 in 1998, 1997 and 1996, respectively, including translation losses in 1998 and 1997, are included in the respective statements of operations through the Company's porportionate share of losses of Megacable.

  In 1998, Megacable had sales of $37,480, operating income before depreciation and amortization of $13,409 and net income of $9,739. In 1997, Megacable had sales of $30,441, operating income before depreciation and amortization of $10,504 and net income of $6,653. The Company's investment in Megacable exceed its underlying equity in the net assets of Megacable when acquired by approximately $94,000, which goodwill is being amortized on a straight-line basis over 15 years. In 1998 and 1997 amortization of the Company's excess purchase price over the net assets of Megacable when acquired was $6,280 in each year. For the year ended December 31, 1997, equity in the loss of unconsolidated entities primarily represents the Company's share of the losses and amortization of excess cost over net assets of Megacable.

Year Ended December 31, 1997 Compared to the Year Ended December 31, 1996:

  Sales were $127,297 for the year ended December 31, 1997 as compared to $104,910 for the year ended December 31, 1996.

  Operating income before depreciation, amortization and nonrecurring charge was ($7,670) for the year ended December 31, 1997 as compared to $25,803 for the year ended December 31, 1996.

  Net loss was ($52,391) or ($.95) per average common share for 1997 and ($5,989) or ($.11) per average common share for 1996.

 Sales

  For the year ended December 31, 1997, total sales were $127,297, an increase of $22,387 or 21.3%, from $104,910 for the year ended December 31, 1996, primarily due to higher total service connections which increased 20.6% to approximately 268,000 at December 31, 1997 from approximately 222,000 at December 31, 1996. The increase is due to the commencement of service through advanced fiber optic network facilities as well as growth in resold voice and off-net video connections.

  Voice revenues increased $3,177 to $4,007 for the year ended December 31, 1997 from $830 for the year ended December 31, 1996. The increase was primarily due to an increase in off-net connections. Off-net connections were 24,900 and 1,875 at December 31, 1997 and 1996, respectively.

  Video revenue increased $15,901 or 18.2% to $103,371 for the year ended December 31, 1997 from $87,470 for the year ended December 31, 1996. The increase was due to an increase in off-net video sales principally resulting from higher basic service revenue resulting from approximately 4,850 additional average monthly subscribers over 1996, the effects of a rate increase in the first quarter of 1997 and cash incentives related to the launch of certain new channels. Additionally, other video sales increased primarily due to the acquisition of Freedom on August 30, 1996 (the "Freedom Acquisition"), which resulted in approximately 38,000 wireless video connections for a full year in 1997 as compared to four months in 1996. The Company also began providing video service over its advanced fiber network during 1997 and had approximately 11,800 advanced fiber connections at December 31, 1997.

  Commercial and other revenues increased $3,272, or 19.7% to $19,878 for the year ended December 31, 1997 from $16,606 for the year ended December 31, 1996. The increase primarily results from terminating access provided to CTSI. An increase in commercial main access lines of approximately 5,200 over 1996 accounted for approximately $1,100 of the increase in commercial and other revenues.

 Costs and expenses, excluding depreciation and amortization

  For the year ended December 31, 1997, direct expenses were $51,757, an increase of $16,531 or 46.9% as compared to direct expenses of $35,226 in 1996. The increase is primarily attributable to higher sales and a change in overall revenue mix to a higher volume of resold voice, which has a lower margin than the Company's other products. The resold voice increase represents planned marketing primarily in the Boston and New York

City markets ahead of construction of the advanced fiber network to build a customer base which is intended to be migrated to the advanced fiber network. Origination and programming costs increased approximately $7,200 primarily due to higher video connections, rate increases and additional channels. The remaining increase in direct costs and expenses is principally attributable to higher commercial long distance network capacity in anticipation of volume growth in the Company's markets resulting in higher recurring costs.

  Operating, selling and general and administrative expenses increased $39,329 or 89.6% to $83,210 for the year ended December 31, 1997 from $43,881 for the year ended December 31, 1996. Advertising costs increased approximately $9,000 for the year ended December 31, 1997 primarily due to a high visibility multi-media campaign to promote name recognition primarily in New York City and Boston. Customer service costs increased approximately $4,100, or 60.3% primarily related to headcount additions to support the increase in the customer base and to meet the Company's objectives for world class customer service. Technical expense increased approximately $8,300, or 75.1% for the year ended December 31, 1997. The increase is primarily related to salaries and benefits associated with increased network engineering staff, responsible for planning the development and construction of the advanced fiber network, and increased installation and repair technicians. Sales and marketing costs increased approximately $8,500, or 116.7%, for the year ended December 31, 1997. The increase relates to higher sales staff to increase penetration in the Company's markets, higher marketing staff to monitor and coordinate the Company's direct advertising efforts and plan sales promotions and to higher telemarketing expenses. The remaining increase in operating, selling and general and administrative expenses is attributable to several factors including costs associated with the spin-off of the Company from C-TEC. Additionally, in connection with the Distribution (Note 1), C-TEC completed a comprehensive study of its employee benefit plans in 1996. As a result of this study, effective December 31, 1996, in general, employees of RCN no longer accrued benefits under the defined benefit pension plan, but became fully vested in their defined pension benefits accrued through that date. C-TEC notified affected participants in December 1996. In December 1996, C-TEC allocated pension plan assets of $6,984 to a separate plan for employees who no longer accrued benefits after December 31, 1996. The underlying liabilities were also allocated. The allocation of assets and liabilities resulted in a curtailment/settlement gain of $4,292. The Company's allocable share of this gain was $3,437. Such gain did not recur in 1997.

 Depreciation and amortization

  Depreciation and amortization increased $14,324, or 36.8% to $53,205 for the year ended December 31, 1997 as compared to $38,881 for 1996. The increase is principally due to the additional depreciation and amortization resulting from the Freedom Acquisition and depreciation related to the Company's advanced fiber optic networks in New York City and Boston.

 Nonrecurring charges

  Nonrecurring charges of $10,000 in 1997 represent costs incurred with respect to the termination of a marketing services agreement held by Freedom.

 Interest income

  For the year ended December 31, 1997, interest income was $22,824, a decrease of $2,778, or 10.9% primarily due to lower average cash balances and lower average notes receivable with related parties. Average cash balances decreased principally as a result of the Freedom Acquisition in August 1996 (as well as the acquisition in March 1997 of the remaining 19.9% ownership interest in Freedom) and capital expenditures, partially offset by the proceeds of the Company's high yield debt offering in October 1997.

 Interest expense

  For the year ended December 31, 1997, interest expense was $25,602, an increase of $9,556, or 59.6% primarily due to interest expense on the Company's $225,000 of 10% Senior Notes and $601,045 aggregate principal amount at maturity of 11 1/8% Senior Discount Notes placed in October 1997 (Note 10). This was partially offset by lower interest expense resulting from the required principal payment in December 1996 of

$18,750 on 9.65% Senior Secured Notes. Additionally, the Company paid $922 to Kiewit Telecom Holdings, Inc. in 1996 in connection with the Company's August 1996 acquisition of Kiewit Telecom Holdings, Inc.'s 80.1% interest in Freedom. This portion of the consideration represents an amount to compensate Kiewit Telecom Holdings, Inc. for forgone interest on the amount which it had invested in Freedom.

 Income tax

  Benefit for income taxes increased $21,828 primarily due to the increase of $65,020 in loss after minority interest and equity in unconsolidated entities before income taxes. For an analysis of the change in income taxes, see the reconciliation of the effective income tax rate in Note 11 to the Consolidated Financial Statements.

 Minority interest

  Minority interest in the loss of consolidated entities increased $5,956 primarily as a result of the minority share of the losses of the BECO joint venture (Note 7), which began operations in June 1997. Additionally, the minority share of the losses of Freedom from January 1 through March 21, at which time the Company acquired the remaining 19.9% ownership interest, was $966.

 Equity in loss of unconsolidated entities

  The Company's equity in the (loss) of unconsolidated entities was ($3,804) in 1997 and ($2,282) in 1996, and is comprised principally of the Company's share of the operating results of Megacable. Exchange gains (losses) of ($12), $247, and ($932) in 1997, 1996 and 1995, respectively, including translation losses in 1997, are included in the respective statements of operations through the Company's proportionate share of losses of Megacable.

  In 1997, Megacable had sales of $30,441, operating income before depreciation and amortization of $10,504 and net income of $6,653. In 1996, Megacable had sales of $23,225, operating income before depreciation and amortization of $10,183 and net income of $10,226.

 Extraordinary charge

  In September 1997, the Company prepaid Senior Secured Notes with the proceeds of new credit facilities (Note 10). The early extinguishment of the Senior Secured Notes resulted in an extraordinary charge of $3,210, net of taxes.

Liquidity and Capital Resources

  Because our network development plan involves relatively low fixed costs, we are able to schedule capital expenditures to meet expected subscriber growth in each major market. Our principal fixed costs in each such market are incurred in connection with the establishment of a video transmission and telephone switching facility. To make each market economically viable, it is then necessary to construct infrastructure to connect a minimum number of subscribers to the transmission and switching facility. We phase our market entry projects to ensure that we have sufficient cash on hand to fund this construction.

  Based on its current growth plan, the Company expects that it will require a substantial amount of capital to expand the development of its network and operations into new areas within its larger target markets. The Company needs capital to fund the construction of its advanced fiber optic networks, upgrade its hybrid fiber/coaxial plant, fund operating losses and repay its debts. The Company currently estimates that its capital requirements for the period from January 1, 1999 through 2000 will be approximately $1.8 billion, which include capital expenditures of approximately $700 million in 1999 and approximately $1 billion in 2000. These capital expenditures will be used principally to fund additional construction of the Company's fiber optic newtork in high density areas in the Boston, New York, Washington, D.C. and San Francisco Bay markets as well as to expand into new markets and to develop its information technology systems. These estimates are forward-looking statements that may change if circumstances related to construction, timing of receipt of regulatory approvals and opportunities to accelerate the deployment of the Company's networks do not occur as expected. In addition to the Company's own capital requirements, its joint venture partners are each expected to contribute approximately $275 million, of which approximately $120 million has been contributed, to the joint ventures through 2000 in connection with development of the Boston and Washington, D.C. markets.

  In order to facilitate growth beyond 2000, the Company expects to supplement its existing available credit facilities and operating cash flow by continuing to seek to raise additional capital to increase its network coverage and pay for other capital expenditures, working capital, debt service requirements and anticipated further operating losses.

  Sources of funding for the Company's further financing requirements may include vendor financing, public offerings or private placements of equity and/or debt securities, and bank loans. There can be no assurance that sufficient additional financing will continue to be available to the Company or, if available, that it can be obtained on a timely basis and on acceptable terms. Failure to obtain such financing could result in the delay or curtailment of the Company's development and expansion plans and expenditures. Any of these events could impair the Company's ability to meet its debt service requirements and could have a material adverse effect on its business.

  In October 1997, the Company raised $575,000 in gross proceeds from an offering of two tranches of debt securities. The offering was comprised of $225,000 principal amount of 10% Senior Notes and $601,045 principal amount at maturity of 11 1/8% Senior Discount Notes, both due in 2007. The proceeds include $61,000 of restricted cash to be used to fund an Escrow Account to pay interest on the 10% Senior Notes for three years. In February 1998, the Company raised $350,587 in gross proceeds from an offering of $567,000 principal amount at maturity of 9.80% Senior Discount Notes, due in 2008. In June 1998, the Company raised $149,999 in gross proceeds from an offering of $256,755 principal amount at maturity of 11% Senior Discount Notes, due 2008. Also in June 1998, the Company raised $112,866 in net proceeds from an offering of 6,098,355 shares of the Company's Common Stock. The preceding Indentures all contain similar provisions. The Chase Manhattan Bank acts as Trustee for each of the Indentures. All the aforementioned Notes are general senior unsecured obligations of RCN. The 9.80% Senior Discount Notes will mature on February 15, 2008. The 9.80% Senior Discount Notes will not bear cash interest prior to February 15, 2003. Thereafter, cash interest on the notes will accrue at 9.80% per annum and will be payable semi-annually in arrears on February 15 and August 15 of each year commencing February 15, 2003. The 10% and 11 1/8% Notes (the "1997 Notes") will mature on October 15, 2007. Interest on the 10% Senior Notes is payable in cash at a rate of 10% per annum semi-annually in arrears on each April 15 and October 15, commencing April 15, 1998. The 11 1/8% Senior Discount Notes will not bear cash interest prior to October 15, 2002. Thereafter, cash interest on the notes will accrue at a rate of 11 1/8% per annum and will be payable semi-annually in arrears on April 15 and October 15 of each year commencing April 15, 2002. The 11% Senior Discount Notes will not bear cash interest prior to January 1, 2003. Thereafter, cash interest on the notes will accrue at a rate of 11% per annum and will be payable semi-annually in arrears on January 1 and July 1 of each year, commencing July 1, 2003.

  The 9.80% Senior Discount Notes are redeemable, in whole or in part, at any time on or after February 15, 2003 at the option of RCN. The 9.80% Senior Discount Notes may be redeemed at redemption prices starting at 104.900% of the principal amount at maturity and declining to 100% of the principal amount at maturity, plus any accrued and unpaid interest. The 1997 Notes are redeemable, in whole or in part, at any time on or after October 15, 2002 at the option of RCN. The 10% Senior Notes may be redeemed at redemption prices starting at 105% of the principal amount and declining to 100% of the principal amount, plus any accrued and unpaid interest. The 11 1/8% Senior Discount Notes may be redeemed at redemption prices starting at 105.562% of the principal amount at maturity and declining to 100% of the principal amount at maturity, plus any accrued and unpaid interest. The 11% Senior Discount Notes will be redeemable, in whole or in part, at any time on or after July 1, 2003 at the option of RCN. The 11% Senior Discount Notes may be redeemed at redemption prices starting at 105.5% of the principal amount at maturity and declining to 100% of the principal amount at maturity, plus accrued and unpaid interest.

  RCN may, at its option, use the net proceeds of certain offerings of RCN Common Stock to redeem up to an aggregate of 35% of the aggregate principal amount at maturity of the debt securities issued under the Indentures at a certain premium. Upon the occurrence of a change of control, RCN must make an offer to purchase all of the debt securities issued under the Indentures then outstanding at a premium.

  The Indentures contain certain convenants that, among other things, limit the ability of RCN and its subsidiaries to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, engage in transactions with stockholders and affiliates, create liens, sell assets and engage in mergers and consolidations.

  RCN Cable and certain of its subsidiaries ("Borrowers") have in place collaterized credit facilities comprised of a five-year revolving credit facility in the amount of $25,000 (the "Revolving Credit Facility") and an eight-year term credit facility in the amount of $100,000 (the "Term Credit Facility"), both of which facilities are governed by a single credit agreement dated as of July 1, 1997 (the "Credit Agreement"). As of December 31, 1998, $100,000 of the Term Credit Facility was outstanding. The term loan must be repaid over six years in quarterly installments, at the end of September, December, March and June of each year from September 30, 1999 through June 30, 2005. As of December 31, 1998, no principal was outstanding under the Revolving Credit Facility. Revolving loans may be repaid and reborrowed from time to time. All borrowings under the Credit Agreement will be pari passu and will be collaterized under a common collateral package.

  The interest rate on the Credit Agreement is, at the election of the Borrowers, based on either a LIBOR or a Base Rate option (each as defined in the Credit Agreement). In the case of LIBOR option, the interest rate includes a spread that varies, based on RCN Cable's Leverage Ratio (defined as the ratio of Total Debt at the last day of the most recently ended fiscal quarter to Operating Cash Flow for the four fiscal quarters then ended), from 50 basis points to 125 basis points. In the case of the Revolving Credit Facility, a fee of 20 basis points on the unused revolving commitment accrues and is payable quarterly in arrears.

  The Credit Agreement contains customary covenants for facilities of this nature, including covenants limiting debt, liens, investments, consolidations, mergers, acquisitions and sales of assets, payment of dividends and other distributions, capital expenditures and transactions with affiliates. In addition, the Borrowers are subject to a prohibition on granting negative pledges and the Borrowers must apply certain cash proceeds realized from certain asset sales, certain payments under insurance policies and certain incurrences of additional debt to repay the Revolving Credit Facility. The Credit Agreement requires the Borrowers to maintain the following financial ratios: (i) the ratio of Total Debt at any fiscal quarter end to Operating Cash Flow for the trailing four fiscal quarters is not to exceed 5.0:1 initially, adjusting over time to 4.0:1; (ii) the ratio of Operating Cash Flow to Interest Expense for any four consecutive fiscal quarters is not to fall below 2.75:1 for periods ending during the first 3 years after the Closing Date, adjusting to 3.0:1 thereafter; and (iii) the ratio of Operating Cash Flow (minus certain capital expenditures, cash taxes and cash dividends) to Fixed Charges (defined as scheduled principal payments and interest expense) for any four consecutive quarters is not to fall below 1.0:1 for periods ending on or before December 31, 2000 and adjusting to 1.05:1 thereafter. The Credit Agreement also includes customary events of default.

  The Company has indebtedness that is substantial in relation to its shareholders' equity and cash flow. At December 31, 1998, the Company has an aggregate of approximately $1,267,000 of indebtedness outstanding, and the ability to borrow up to an additional $25,000 under the Credit Agreement. The Company also has cash, temporary cash investments and short-term investments aggregating approximately $1,013,000 and a current ratio of approximately 6 to 1.

  On March 18, 1999, the Company announced that Hicks, Muse, Tate & Furst, through Hicks, Muse, Tate & Furst Equity Fund IV, L.P., signed a commitment to purchase up to $250 million of a new issue of Series A 7% Senior Convertible Preferred Stock ("Series A Preferred Stock") of the Company in a private placement transaction. The Series A Preferred Stock will have an annual dividend rate of 7% payable quarterly in cash or additional shares of Series A Preferred Stock at the option of the Company and will have an initial conversion price of $39.00 per share (which represents a 30% premium over the average five-day closing price of the Common Stock of the Company). The Series A Preferred Stock is convertible into Common Stock of the Company at any time. The issue has a final maturity of 15 years, but may be called by the Company after four years.

  The Company also announced on March 18, 1999 that it had entered into a commitment letter with The Chase Manhattan Bank ("Chase") pursuant to which Chase has agreed to provide an aggregate principal amount of $1 billion of senior secured credit facilities to certain of the Company's wholly-owned subsidiaries. The facilities will be comprised of a seven-year senior secured revolving credit facility in an amount of $250 million, a seven-year senior secured multi-draw term loan facility in an amount of $350 million and an eight-year senior secured single-draw term loan facility in an amount of $400 million. All borrowings under the facilities will be pari passu and will be collaterilized under a common collateral package covering substantially all of the assets of the Company and its domestic subsidiaries.

  As a result of the substantial indebtedness of the Company, the Company's fixed charges are expected to exceed its earnings for the foreseeable future. Based on its current plans, the Company will require substantial additional capital particularly in connection with the buildout of the Company's networks and the introduction of its telecommunications services to new markets. The leveraged nature of the Company could limit its ability to effect future financing or may otherwise restrict the Company's business activities.

  The extent of the Company's leverage may have the following consequences:
(i) limit the ability of the Company to obtain necessary financing in the future of working capital, capital expenditures, debt service requirements or other purposes; (ii) require that a substantial portion of the Company's cash flows from operations be dedicated to the payment of principal and interest on its indebtedness and therefore not be available for other purposes; (iii) limit the Company's flexibility in planning for, or reacting to, changes in its business; (iv) place the Company at a competitive disadvantage as compared with less leveraged competitors; and (v) render the Company more vulnerable in the event of a downturn in its business.

  For the year ended December 31, 1998, the Company's net cash provided by operating activities was $35,110 comprised primarily of a net loss of ($205,442) adjusted by non-cash depreciation and amortization of $89,088, other non-cash items totaling $95,569 and working capital changes of $58,133. Net cash used in investing activities of $828,176 consisted primarily of additions to property, plant and equipment of $285,867, purchase of short-term investments of $936,401, investment in unconsolidated joint venture of $20,000 and acquisitions of $47,361 (primarily the Erols, UltraNet and JavaNet acquisitions), partially offset by net sales and maturities of short-term investments of $461,795. Net cash provided by financing activities of $690,282 included the issuance of long-term debt of $502,587, proceeds from the issuance of stock of $112,866, contribution from minority interest partner of $77,849 and decrease in investments restricted for debt service of $22,375, partially offset by the repayment of long-term debt of $7,770, purchase of treasury stock of $9,301 and payments made for debt financing costs of $10,185.

  For the year ended December 31, 1997, the Company's net cash provided by operating activities was $2,069, comprised primarily of a net loss of ($52,391) adjusted by non-cash depreciation and amortization of $53,205, other non-cash items totaling ($203), working capital changes of $377 and changes in other deferred expenses of $1,081. Net cash used in investing activities of $475,860 consisted primarily of purchases of short-term investments of $445,137, additions to property, plant and equipment of $79,042 and acquisitions of $30,490 (primarily acquisition of the minority interest of Freedom) partially offset by sales and maturities of short-term investments of $76,923. Net cash provided by financing activities of $634,858 consisted primarily of issuance of long-term debt of $688,000, change in affiliate notes of $97,624 and transfers from C-TEC of $89,323 partially offset by repayment of long-term debt of $141,250, transfers to C-TEC of $23,474, payments made for debt financing costs of $20,151 and an increase related to cash restricted for debt service of $61,250.

Impact of the Year 2000 Issue

  Certain statements concerning Year 2000 issues, which contain more than historical information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are thus subject to risks and uncertainties. Actual results may differ materially from those expressed by any forward-looking statements. The Company's Year 2000 discussion should be read in conjunction with the Company's statement on forward-looking statements which appears at the beginning of this Management's Discussion and Analysis of Financial Condition and Results of Operations.

  For the year ended December 31, 1998, the Company's net cash provided by operating activities was $35,110 comprised primarily of a net loss of ($205,442) adjusted by non-cash depreciation and amortization of $89,088, other non-cash items totaling $95,569 and working capital changes of $58,133. Net cash used in investing activities of $828,176 consisted primarily of additions to property, plant and equipment of $285,867, purchase of short-term investments of $936,401, investment in unconsolidated joint venture of $20,000 and acquisitions of $47,361 (primarily the Erols, UltraNet and JavaNet acquisitions), partially offset by net sales and maturities of short-term investments of $461,795. Net cash provided by financing activities of $690,282 included the issuance of long-term debt of $502,587, proceeds from the issuance of stock of $112,866, contribution from minority interest partner of $77,849 and decrease in investments restricted for debt service of $22,375, partially offset by the repayment of long-term debt of $7,770, purchase of treasury stock of $9,301 and payments made for debt financing costs of $10,185.

  For the year ended December 31, 1997, the Company's net cash provided by operating activities was $2,069, comprised primarily of a net loss of ($52,391) adjusted by non-cash depreciation and amortization of $53,205, other non-cash items totaling ($203), working capital changes of $377 and changes in other deferred expenses of $1,081. Net cash used in investing activities of $475,860 consisted primarily of purchases of short-term investments of $445,137, additions to property, plant and equipment of $79,042 and acquisitions of $30,490 (primarily acquisition of the minority interest of Freedom) partially offset by sales and maturities of short-term investments of $76,923. Net cash provided by financing activities of $634,858 consisted primarily of issuance of long-term debt of $688,000, change in affiliate notes of $97,624 and transfers from C-TEC of $89,323 partially offset by repayment of long-term debt of $141,250, transfers to C-TEC of $23,474, payments made for debt financing costs of $20,151 and an increase related to cash restricted for debt service of $61,250.

 State of Readiness

  The Company has certain information technology ("IT") systems (system used in the management of the business) and non-information technology systems ("non- IT") (System used to produce service to customers) which are subject to Year 2000 exposures and require remediation. The Company has established a Year 2000 Program Office which is staffed with personnel who address, on a full-time and ongoing basis, the Year 2000 issue. This group is led by a full-time Director who reports in the organization, on a daily basis, directly to the Senior Vice President of IT, on a periodic basis, to a Year 2000 Steering Committee comprised of the Chairman, President, Chief Financial Officer, Senior Vice President of IT, General Counsel and President of Network Technology of the Company. The Year 2000 Program Office personnel work with subject matter experts consisting of current employees from various disciplines across the Company to specifically identify these systems and implement a plan for remediation. This plan, the Year 2000 Compliance Program, includes a 5-step process of remediation as follows:

    1. inventory

    2. planning

    3. assessment

    4. repair

    5. integration

  The Company has evaluated which systems are critical to its operations and has prioritized its Year 2000 remediation efforts to address these systems first. As a result, the Company is in different stages of this Program for its various systems.

  For business reasons unrelated to Year 2000 issues, the Company is replacing its financial, billing, operational support, and customer services systems. These systems are critical to the Company's operations. The financial system replacement involved converting the legacy of financial systems to a state-of-the-art Oracle system. The Oracle system, which went into production use on November 1, 1998, is expected to ensure Year 2000 compliance in financial applications. The replacement systems for the Company's billing, operational support and customer services will also be Year 2000 compliant at installation. The replacement of the billing, operational support and customer service systems is in process and includes substantial risk of not progressing along the planned time line due to the scope of the project. To manage this risk, the Company has assumed that the replacement systems will not be available before the Year 2000. To ensure business continuity, and as a contingency strategy, the Company is renovating the current billing, operational support and customer service systems which are not already Year 2000 compliant. The Company's switches and head-ends are also critical systems and are either currently Year 2000 compliant or are expected to be compliant with the next vendor software upgrade. Such software upgrades are expected to be installed by June 30, 1999.

  The Company expects most renovations to IT systems to be completed by May 31, 1999. The Company has begun testing of some of its critical systems and expects thorough integration testing to be completed by June 30, 1999. The Company completed an inventory of its non-IT systems which must be remediated and is in the process of developing a specific remediation plan and timetable for those systems.

  The Year 2000 compliance status of interdependent third parties is not yet fully known. The Company recognizes the importance of communication with third parties to determine their plans for becoming Year 2000 compliant. The Company estimates that it has approximately 200 critical vendors and has sent surveys regarding the Year 2000 remediation to those vendors. The Company has received responses from approximately 40% of these vendors. The Company is vigorously pursuing the timely receipt of relevant information from the remaining vendors. The Company will assess its remediation plans based on those responses. The Company is also working with integrated providers and will be setting up testing, according to their communications. The Company will be reviewing the process of risk and contingency planning associated with noncompliant vendor responses. There can be no assurance that third party systems will be made Year 2000 compliant in a timely manner or that non-compliance of these systems would not have a material adverse effect on the Company's operations and financial condition.

  No other IT projects have been deferred due to the Year 2000 remediation efforts.

 Cost

  Based upon its current assessment, the total cost associated with the Company's Year 2000 Compliance Program is not expected to be material to the Company's results of operations or financial position. The estimated total cost of the Company's Year 2000 Compliance Program is approximately $5,500. This is comprised of approximately $3,300 for salaries, facilities and consulting services; approximately $1,200 for program code remediation; approximately $500 for equipment replacement and approximately $500 for testing. Approximately $400 has been incurred through December 31, 1998. The cost for replacing systems which had been planned, and for which the timeline for replacement was not accelerated due to Year 2000 issues, have not been included.

 Risk Assessment and Contingencies

  Through current and constant systems reassessment, the Company does not believe it is exposed to any significant Year 2000 risk with respect to its critical systems other than would be caused by substantial deviation from the plans and time frames set forth above, in particular, with respect to our ability to bill customers, track collections of receivables and provide services for new orders. The Company is currently in the process of identifying its other systems requiring remediation and intends to apply its five-step program as outlined above to these systems based on each system's priority in operations. The Company is not currently able to assess the most significant risk associated with vendor non-compliance.

                                 UNDERWRITING

  Subject to the terms and conditions stated in an underwriting agreement, each underwriter named below has severally agreed to purchase, and RCN Corporation has agreed to sell to each underwriter, the number of shares set forth opposite the name of such underwriter.

                                                                        Number
Name                                                                   of Shares
----                                                                   ---------
Salomon Smith Barney Inc. ............................................ 2,300,000
Merrill Lynch, Pierce, Fenner & Smith
     Incorporated..................................................... 2,300,000
Morgan Stanley & Co. Incorporated..................................... 1,125,000
Donaldson, Lufkin & Jenrette Securities Corporation...................   450,000
First Union Capital Markets Corp. ....................................   375,000
Prudential Securities Incorporated....................................   300,000
Banc of America Securities LLC........................................   300,000
Deutsche Bank Securities Inc. ........................................   300,000
Chase Securities Inc. ................................................   150,000
Auerbach Pollak & Richardson Inc. ....................................   100,000
Gabelli & Company, Inc. ..............................................   100,000
Ladenburg Thalmann & Co. Inc. ........................................   100,000
Neuberger Berman, LLC.................................................   100,000
                                                                       ---------
    Total............................................................. 8,000,000
                                                                       =========

  The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

  The underwriters, for whom Salomon Smith Barney Inc. is acting as representative, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to certain dealers at the public offering price less a concession not in excess of $0.91 per share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share on sales to certain other dealers. After the initial offering of the shares to the public, the public offering price and such concessions may be changed by the representatives.

  RCN Corporation has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,200,000 additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

  RCN Corporation, its executive officers and directors and certain shareholders have agreed that, for a period of 90 days from the date of this prospectus supplement, they will not, without the prior written consent of Salomon Smith Barney Inc., offer, sell, contract to sell, or otherwise dispose of, any shares of common stock of RCN Corporation or any securities convertible into, or exercisable or exchangeable for, its common stock. Salomon Smith Barney Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

  The common stock is quoted on the Nasdaq National Market under the symbol "RCNC".

  The following table shows the underwriting discounts and commissions to be paid to the underwriters by RCN Corporation in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                        Paid by RCN Corporation
                                                       -------------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
    Per share......................................... $      1.52  $      1.52
    Total............................................. $12,160,000  $13,984,000

  In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may over-allot, or engage in syndicate covering transactions, stabilizing transactions and penalty bids. Over-allotment involves syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of common stock made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member. These activities may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or in the over-the-counter market, or otherwise and, if commenced, may be discontinued at any time.

  In connection with this offering, the underwriters and certain selling group members may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Regulation M under the Securities Exchange Act of 1934 during a period before the commencement of offers or sales of common stock under this prospectus.

  The representatives have performed certain investment banking and advisory services for RCN from time to time for which they have received customary fees and expenses. The representatives may, from time to time, engage in transactions with and perform services for RCN in the ordinary course of their business, including acting as lenders under a bank facility. Each of Salomon Smith Barney Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and Donaldson, Lufkin & Jenrette Securities Corporation acted as underwriters in the offering of our 11% Senior Discount Notes due 2008 and each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc., Banc of America Securities LLC, Donaldson, Lufkin & Jenrette Securities Corporation and Prudential Securities Incorporated acted as underwriters in the offering of our common stock in June 1998.

  RCN has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                 LEGAL MATTERS

  The validity of the shares of common stock in respect of which this prospectus is being delivered will be passed on for RCN Corporation by Davis Polk & Wardwell, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

PROSPECTUS

                              [LOGO APPEARS HERE]

                                $1,000,000,000

                                RCN Corporation

                Common Stock, Preferred Stock, Debt Securities

                               ----------------

  We may offer common stock, preferred stock or debt securities, and one of our shareholders may offer up to 1,107,539 shares of our common stock, from time to time. Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

                               ----------------

  Our common stock trades on the Nasdaq National Market under the symbol
"RCNC".

                               ----------------

  Investing in these securities involves certain risks. See "Risk Factors" beginning on page 7.

                               ----------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is May 26, 1999

  You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                               ----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Summary....................................................................   2
Risk Factors...............................................................   7
Where You Can Find More Information........................................  12
Special Note on Forward-Looking Statements.................................  13
Use of Proceeds............................................................  14
Dividends..................................................................  14
Market Price and Dividend Information......................................  15
Selected Historical Consolidated Financial Data............................  16
Unaudited Pro Forma Consolidated Statements of Operations..................  18
Business...................................................................  22
Description of Capital Stock...............................................  43
Description of Debt Securities.............................................  48
Plan of Distribution.......................................................  55
Legal Matters..............................................................  55
Experts....................................................................  56

                                    SUMMARY

  This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the financial data and related notes, before making an investment decision.

  We are building high-speed, high-capacity advanced fiber optic networks in selected markets with high levels of population density. Our strategy is to become the leading single source provider of voice, video and data services to residential customers in each of our markets by offering individual or bundled service options, superior customer service and competitive prices. We are also constructing our networks with significant excess capacity in order to accommodate expanded services in the future.

  Our initial advanced fiber optic networks have been established in selected markets in the Boston to Washington, D.C. corridors, which includes New York City, and also in the San Francisco Bay area. In Boston and Washington, we operate through joint ventures with Boston Edison Company and PEPCO Communications, L.L.C., respectively. We are typically building the first true local network to compete with the aging infrastructure of the incumbent service providers in our markets.

  Because our network development plan involves relatively low fixed costs, we are able to schedule capital expenditures to meet expected subscriber growth in each major market. Our principal fixed costs in each such market are incurred in connection with the establishment of a video transmission and telephone switching facility. To make each market economically viable, it is then necessary to construct infrastructure to connect a minimum number of subscribers to the transmission and switching facility. We phase our market entry projects to ensure that we have sufficient cash on hand to fund this construction.

  We have extensive operating experience in the telephone, video and Internet industries and in the design, development and construction of telecommunications facilities. As of December 31, 1998, we had approximately 855,000 total service connections, including approximately 123,000 connections provided to customers on our advanced fiber optic network.

Business Strategy

  Our goal is to become the leading provider of communication services to residential customers in our target markets by pursuing the following key strategies:

  . Exploit the "Last Mile" Bottleneck in Existing Local Networks. Existing local networks are typically low capacity, single service facilities without the bandwidth for multiple or new services and revenue streams. We seek to be the first operator of an advanced fiber optic network offering advanced communications services to residential customers in our target markets.

  . Continue Construction of Advanced Fiber Optic Networks. Our advanced fiber optic networks are designed with sufficient capacity to meet the growing demand for high speed, high capacity, voice, video and data services. Our networks also have a significant amount of excess capacity which will be available for the introduction of new products.

  . Leverage our Network and Customer Base. We are able to leverage our network by delivering a broad range of communications products and by focusing on high density residential markets. This bandwidth capacity and home density allows us to maximize the revenue potential per mile of constructed network. We believe we can further exploit our network capacity and customer base by exploring opportunities to deliver new products and services in the future, including complementary commercial and wholesale products and services.

  . Offer Bundled Voice, Video and Data Services with Quality Customer Service. By connecting customers to our own network, we improve our operating economics and have complete control over our customers' experience with us.

  . Continue to Use Strategic Alliances. We have been able to enter markets quickly and efficiently and to reduce the up-front capital investment required to deploy our networks by entering into strategic alliances.

Connections

  Because we deliver a variety of services to our customers, we report the total number of our various revenue generating service connections for local telephone, video programming and Internet access. For example, a single customer who purchases local telephone, video programming and Internet access counts as three connections. The table below shows our growth in total connections and growth in customers connected to advanced fiber optic networks, which we refer to as "On-Net Connections".

                                                         As of
                                       -----------------------------------------
                                       12/31/97 3/31/98 6/30/98 9/30/98 12/31/98
                                       -------- ------- ------- ------- --------
Total Connections:
  Voice...............................  28,114   44,950  60,480  78,950  95,890
  Video............................... 239,403  243,157 249,360 255,100 261,662
  Data................................     150  370,538 400,148 474,127 497,809
                                       -------  ------- ------- ------- -------
    Total............................. 267,667  658,645 709,988 808,177 855,361
                                       -------  ------- ------- ------- -------
On-Net Connections....................  15,148   20,339  48,212  82,842 123,393
Homes Passed..........................  44,045   63,386 122,977 213,983 304,505
Marketable Homes......................     --       --  111,187 181,353 270,406

  Our off-net connections are delivered through a variety of facilities including hybrid fiber/coaxial cable systems and a wireless video system.

                                ----------------

  Our principal executive offices are located at 105 Carnegie Center, Princeton, New Jersey, 08540, and our telephone number is (609) 734-3700. We maintain a website at www.rcn.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

                             About this Prospectus

  This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

                                  Risk Factors

  You should carefully consider all of the information in this prospectus and, in particular, you should evaluate the specific risk factors set forth under the caption "Risk Factors", beginning on page 7.

                 Summary Historical Consolidated Financial Data

  The table below sets forth our selected historical consolidated financial data. We did not operate as an independent company prior to September 30, 1997. Therefore, we had to make certain assumptions in preparing data for prior periods, and the data may not reflect the results of operations or the financial condition which would have resulted if we had operated as a separate, independent company during those periods. The data also do not necessarily indicate our future results of operations or financial condition.

  The selected historical consolidated financial data for the years ended December 31, 1998, 1997 and 1996 and as of December 31, 1998 and 1997 are derived from and should be read in conjunction with our audited historical consolidated financial statements incorporated by reference to our report on Form 10-K for the year ended December 31, 1998.

                                                 Year Ended December 31,
                                              --------------------------------
                                                1996       1997        1998
                                              --------  ----------  ----------
Statement of Operations Data:
Total sales.................................  $104,910  $  127,297  $  210,940
Costs and expenses, excluding depreciation
 and amortization...........................    79,107     134,967     262,352
Nonrecurring charges........................       --       10,000         --
Acquired research and development...........       --          --       18,293
Depreciation and amortization...............    38,881      53,205      89,088
                                              --------  ----------  ----------
Operating (loss)............................   (13,078)    (70,875)   (158,793)
Interest income.............................    25,602      22,824      58,679
Interest expense............................   (16,046)    (25,602)   (112,239)
Other (expense) income, net.................      (546)        131      (1,889)
(Benefit) provision for income taxes........       979     (20,849)     (4,998)
Equity in loss of unconsolidated entities...    (2,282)     (3,804)    (12,719)
Minority interest in loss of consolidated
 entities...................................     1,340       7,296      17,162
Extraordinary charge-debt prepayment
 penalty, net of tax of $1,728..............       --       (3,210)        --
Cumulative effect of change in accounting
 for start-up costs, net of tax.............       --          --         (641)
                                              --------  ----------  ----------
Net (loss)..................................  $ (5,989) $  (52,391) $ (205,442)
                                              ========  ==========  ==========
Balance Sheet Data (at end of period):
Cash, temporary cash investments and short-
 term investments...........................  $108,674  $  638,513  $1,012,574
Investments restricted for debt service.....       --       61,911      43,306
Total assets................................   628,085   1,150,992   1,907,615
Long-term debt (excluding current portion)..   131,250     686,103   1,263,036
Shareholders' equity........................   390,765     356,584     371,446
Other Data:
EBITDA before nonrecurring charges..........    25,803      (7,670)    (51,412)
Cash Provided by (Used in):
Operating Activities........................    23,831       2,069      35,110
Investing Activities........................    (9,377)   (475,860)   (828,176)
Financing Activities........................     9,391     634,858     690,282

--------
In the table above:
(1) Nonrecurring charges represent costs of $10,000 incurred in 1997 as a result of the termination of a marketing services agreement related to our wireless video services, and costs of $18,293 incurred in 1998 relating to acquisition of in-process technology in connection with acquisitions.

(2) EBITDA before nonrecurring charges represents earnings before interest, depreciation and amortization, and income taxes. Because of the capital intensive nature of the business and resulting large non-cash charges for depreciation, EBITDA is commonly used in the communications industry by management, investors, and analysts to analyze companies on the basis of operating performance, leverage and liquidity. RCN intends to judge the success of its initial rollout of fiber optic networks before deciding whether to undertake additional capital expenditures to expand its network in new areas. RCN believes that EBITDA is a critical measure of success. Because RCN is in a growth-oriented and capital intensive phase of development, it incurs depreciation and amortization charges in new markets which may obscure its earnings growth in more mature markets. In addition, EBITDA provides a measure of the availability of funds for various uses including repayment of debt, expansion into new markets and acquisitions. EBITDA is not intended to represent cash flows for the period and should not be considered as an alternative to cash flows from operating, investing or financing activities as determined in accordance with U.S. GAAP. EBITDA is not a measurement under U.S. GAAP and may not be comparable with other similarly titled measures of other companies. Certain of our debt agreements contain certain covenants that, among other things, limit our and our subsidiaries' ability to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, engage in transactions with stockholders and affiliates, create liens, sell assets and engage in mergers and consolidations. Certain of these covenants are based on EBITDA performance measures.

                        Summary Pro Forma Financial Data

  The following unaudited summary pro forma financial data include adjustments to our historical statements of operations for the year ended December 31, 1998 as if each of the transactions described under "Unaudited Pro Forma Consolidated Statements of Operations" on page 18 had occurred on the first day of each of the periods listed below. These adjustments result primarily from changes in our capital structure and accounting for the acquisition of Erols Internet, Inc. The following unaudited pro forma financial data are provided for your information only. You should not rely on the unaudited pro forma financial data as an indication of the results of operation and financial condition that would have been achieved if the transactions had occurred on the dates we assumed. In addition, the unaudited pro forma financial data do not necessarily indicate our future results of operations or financial condition.

                                                                   Year Ended
                                                                  December 31,
                                                                      1998
                                                                  ------------
                                                                  (dollars in
                                                                   thousands)
Statement of Operations Data:
Total sales......................................................  $ 214,269
Costs and expenses, excluding depreciation and amortization......    265,561
Nonrecurring acquisition costs: In-process technology............     18,293
Depreciation and amortization....................................     90,918
                                                                   ---------
Operating (loss).................................................   (160,503)
Interest income..................................................     58,679
Interest expense.................................................   (124,374)
Other (expense), net.............................................     (1,894)
                                                                   ---------
(Loss) before income taxes.......................................   (228,092)
(Benefit) for income taxes.......................................     (4,998)
                                                                   ---------
(Loss) before equity in unconsolidated entities and minority in-
 terest..........................................................   (223,094)
Equity in loss of unconsolidated entities........................    (15,406)
Minority interest in loss of consolidated entities...............     17,162
                                                                   ---------
(Loss) before cumulative effect of change in accounting
 principle.......................................................  $(221,338)
                                                                   =========
Other Data:
EBITDA before nonrecurring charge and acquired research and
 development.....................................................  $ (51,292)

  In the table above, "EBITDA" before nonrecurring charges represents earnings before interest, depreciation and amortization, and income taxes. EBITDA is commonly used in the communications industry to analyze companies on the basis of operating performance, leverage and liquidity. RCN intends to judge the success of its initial rollout of fiber optic networks before deciding whether to undertake additional capital expenditures to expand its network in new areas. RCN believes that EBITDA is a critical measure of success. Because RCN is in a growth-oriented and capital intensive phase of development, it incurs depreciation and amortization charges in new markets which may obscure its earnings growth in more mature markets. In addition, EBITDA provides a measure of the availability of funds for various uses including repayment of debt, expansion into new markets and acquisitions. EBITDA is not intended to represent cash flows for the period and should not be considered as an alternative to cash flows from operating, investing or financing activities as determined in accordance with U.S. GAAP. EBITDA is not a measurement under U.S. GAAP and may not be comparable with other similarly titled measures of other companies.

                                 RISK FACTORS

  You should carefully consider each of the following risks and all of the other information set forth in this prospectus before deciding to invest in our securities. Some of the following risks relate principally to our business in general and the industry in which we operate. Other risks relate principally to the securities markets and ownership of our securities. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

  If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our securities could decline, and you may lose all or part of your investment.

  This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

We have a limited operating history and have incurred negative cash flow and operating losses

  We have only recently begun operating a voice, video and data services business. Accordingly, you will need to evaluate our performance based on a limited operating history. In connection with entering this business, we have incurred operating and net losses and negative cash flows and expect to continue to do so for the next five to seven years as we expand our network and customer base. Whether we continue to have negative cash flow in the future will be affected by a variety of factors including:

  .  our pace of entry into new markets;

  . the time and expense required for constructing our fiber optic network as we planned;

  .  our success in marketing services;

  .  the intensity of competition; and

  .  the availability of additional capital to pursue our business plans.

  We had operating losses after depreciation and amortization and nonrecurring charges of $158,793,000, $70,875,000 and $13,078,000 for the years ended
December 31, 1998, 1997 and 1996. We can not assure you that we will achieve or sustain profitability or positive cash flows from operating activities in the future.

Additional growth will require additional capital, and our total capital needs may be substantial

  We expect that we will require substantial additional capital to expand the development of our network and operations into new areas. We will need capital to fund the construction of our advanced fiber optic networks, upgrade our hybrid fiber/coaxial plant and fund operating losses and pay our debts. Based on our current growth plan, we currently estimate that our capital requirements for the period from January 1, 1999 through 2000 will be approximately $1.8 billion, which include capital expenditures of approximately $700 million in 1999 and approximately $1 billion in 2000. These capital expenditures do not include amounts our joint venture partners contribute to the Boston and Washington, D.C. joint ventures. We are obligated to pay our portion of any capital contributions required by the joint ventures' annual budget or capital contribution schedule. If our joint venture partner(s) fail to make anticipated capital contributions, it could have a material adverse effect on our business. See "Business--Network Development and Financing Plan."

  We may seek additional sources of funding from vendor financing, public offerings or private placements of equity and/or debt securities, and bank loans. We cannot assure you that additional financing will be available to us or, if available, that it can be obtained on a timely basis and on acceptable terms. If we fail to obtain such financing, it could result in the delay or curtailment of our development and expansion plans and expenditures and could have a material adverse effect on our business.

  Our estimates of capital requirements are forward-looking statements that are subject to change. The actual timing and amount of capital required to develop our network and to fund operating losses may vary materially from our estimates if there are significant departures from the current business plan, unforeseen delays, cost overruns, engineering design changes or other unanticipated expenses or occurrences.

Our substantial indebtedness limits our business flexibility

  We have indebtedness that is substantial in relation to our shareholders' equity and cash flow. As of December 31, 1998, we had an aggregate of approximately $1,267 million of indebtedness outstanding. As a result of our substantial indebtedness, fixed charges are expected to exceed earnings for the foreseeable future, and our operating cash flow may not be sufficient to pay principal and interest on our various debt securities. The extent of our leverage may also have the following consequences:

  . limit our ability to obtain necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

  . require that a substantial portion of our cash flows from operations be dedicated to paying principal and interest on our indebtedness and therefore not be available for other purposes;

  . limit our flexibility in planning for, or reacting to, changes in our business;

  . place us at a competitive disadvantage as compared with our competitors who do not have as much debt; and

  .  render us more vulnerable in the event of a downturn in our business.

  Our outstanding debt securities contain customary covenants limiting our flexibility, including covenants limiting our ability to incur additional debt, make liens, make investments, consolidate, merge or acquire other businesses and sell assets, pay dividends and other distributions, make capital expenditures and enter into transactions with affiliates.

Our holding company structure structurally subordinates our creditors, including holders of our debt securities

  We are a holding company with limited assets that conducts substantially all of our operations through subsidiaries and joint ventures. The securities will be solely our obligations and no other entity has any obligation, contingent or otherwise, to make any payments under the securities. Accordingly, we will be dependent on dividends and other distributions from subsidiaries and joint ventures to pay off our obligations, including the principal and interest on debt securities that may be issued by means of this prospectus. The ability of our subsidiaries and joint ventures to pay dividends to us will be subject to the terms of their debt instruments and applicable law. In addition, our joint ventures require our consent and the consent of our joint venture partner to distribute or advance funds to us. Claims of holders of the debt securities will be effectively junior in priority to the debt and other liabilities and commitments of our subsidiaries and joint ventures. Our interest in the joint ventures will be limited to the extent of our direct or indirect equity interest in the joint ventures. Consequently, in the event our subsidiaries or joint ventures become insolvent, liquidate, reorganize, dissolve or otherwise wind up their business, our creditors' claims will be junior to the prior claims of those entities' creditors, including trade creditors, and any prior or equal claim of any joint venture partner. Any distributions of our equity interests in our non-wholly owned subsidiaries or in joint ventures may be expected to be made on an equal basis to all equity holders. We expect that a majority of our cash flow in the advanced fiber optic network business will ultimately be derived from our joint venture investments. The indenture under which the debt securities will be issued will permit substantial indebtedness to be incurred by our subsidiaries and joint ventures. The indenture does not, except under limited circumstances, require our subsidiaries to guarantee the debt securities. In addition, the indenture will permit our subsidiaries and joint ventures to become parties to debt instruments that limit these entities' ability to pay dividends or make distributions to us.

We may not be able to manage our growth or integrate our acquisitions

  The expansion and development of our operations, including the construction and development of additional networks, will depend on several factors, including our ability to:

  .  access markets,

  .  design fiber optic network backbone routes,

  . install or lease fiber optic cable and other facilities, including switches, and

  . obtain rights-of-way, building access rights and any government authorizations, franchises and permits,

all in a timely manner, at reasonable costs and on satisfactory terms and conditions.

  In addition to the markets we are presently developing, we continually evaluate other potential markets. These markets may be within the Boston to Washington, D.C. corridor or in non-contiguous areas. As is the case in our present markets, we intend to evaluate potential markets in terms of population density and favorable demographics, and to apply a strategy of building network facilities to meet the needs of targeted subscribers in new markets. We cannot assure you that we will be able to expand our existing network or to identify and develop new markets. Furthermore, our ability to manage our expansion effectively will also require us to continue to implement and improve our operating and administrative systems and attract and retain qualified management and professional and technical personnel. If we are not able to manage our planned expansion effectively, it could have a material adverse effect on our business.

  We recently announced our intention to begin developing advanced fiber optic networks in selected high density markets outside of the Boston to Washington, D.C. corridor, initially in the San Francisco Bay Area. Our proposed expansion into non-contiguous markets could place additional strain on management resources. Furthermore, although we believe that our experience in the Northeast will provide us with strategic advantages in developing new markets, we cannot assure you that our experience in our current markets will be replicated in the western United States.

  We have experienced significant growth through acquisitions and will continue to consider acquisition opportunities that arise from time to time. Acquisitions may place a significant strain on our resources, and we may incur additional expenses during the integration of the acquired company with our business. For instance, the process of integrating the Internet service provider businesses we acquired in 1998 may take a significant period of time and require significant expenditure, including costs to upgrade the systems and internal controls of these businesses. As a result, we cannot assure you that we will be able to integrate these businesses successfully or in a timely manner.

Our business is dependent upon acceptance of fiber optic technology as the platform of choice

  The telecommunications industry has been and will continue to be subject to rapid and significant changes in technology. The effect of technological changes on our business cannot be predicted, and we cannot assure you that the fiber optic technology that we use will not be supplanted by new or different technologies. See "Business--Competition."

We are dependent on our strategic relationships and joint ventures

  We have entered into a number of strategic alliances and relationships which allowed us to enter into the market for telecommunications services earlier than if we had made the attempt independently. As our network is further developed, we will be dependent on some of these arrangements to provide a full range of telecommunications service offerings. Our key strategic relationships include:

  . our arrangements with MFS Communications Company, Inc. (a subsidiary of WorldCom, Inc.) to lease portions of MFS/WorldCom's fiber optic network in New York City and Boston;

  . our joint venture with Boston Edison Company under which we have access to its extensive fiber optic network in Greater Boston;

  . our joint venture with Pepco Communications to develop and operate an advanced fiber optic network in the Washington, D.C. market; and

  . our agreement with Level 3 to provide us with access to its cross-country fiber network.

  Our joint venture agreements with Boston Edison Company and Pepco Communications contain provisions for the management, governance and ownership of the RCN-BECOCOM and Starpower joint ventures, respectively. Certain matters require the approval of our joint venture partner, including some matters beyond our control, such as a change of control. In addition, although certain covenants contained in our indentures apply to the joint venture companies, neither the joint venture companies nor our joint venture partners are parties to these indentures and are not bound to comply with the indentures. A disagreement with our joint venture partners over certain business actions, including actions related to compliance with these indentures, could impede our ability to conduct our business. It may also trigger deadlock provisions in the joint venture agreements which could force us to sell our interest in the relevant joint venture or buy out the interest of the other joint venturer. See "Business--Strategic Relationships and Facilities Agreements."

  In addition, any disruption of our relationships or arrangements with incumbent local exchange carriers, such as Bell Atlantic, could have a material adverse effect on our company. We cannot assure you that we will successfully negotiate agreements with the incumbent local exchange carrier in new markets or renew existing agreements. Our failure to negotiate or renew required interconnection and resale agreements could have a material adverse effect on our business.

We may encounter difficulties in competing in the highly competitive telecommunications industry

  In each of the markets where we offer our services, we face significant competition from larger, better-financed telephone carriers and cable companies. Virtually all markets for voice, video and data services are extremely competitive, and we expect that competition will intensify in the future. Our principal competitors include:

  . traditional and competitive telephone companies, including Bell Atlantic, AT&T, Sprint, and MCI WorldCom, some of which are constructing extensive fiber optic networks and expanding into data services;

  . cable television service operators such as Time Warner, some of which are beginning to offer telephone and data services through cable networks using fiber optic networks and high-speed modems;

  . established online services, such as America Online and Internet services of other telecommunications companies;

  . alliances and combinations of telephone companies, cable service providers and Internet companies, including the recently announced alliance that will combine services of AT&T, TCI and At Home; and

  . developing technologies such as Internet-based telephony and satellite communications services.

  It may be difficult to gain customers from the incumbent providers which have historically dominated their markets.

  Other new technologies may become competitive with services that we offer. Advances in communications technology as well as changes in the marketplace and the regulatory and legislative environment are constantly occurring. In addition, a continuing trend toward business combinations and alliances in the telecommunications industry may also create significant new competitors. We cannot predict the extent to which competition from such developing and future technologies or from such future competitors will impact our operations. See "Business--Competition".

Our business plan depends upon continued application of regulations that have been challenged in the past

  Our ability to provide telephone and video programming transmission services was made possible by important changes in government regulations which have been subsequently challenged and may be subject to change in the future. These regulations often have a direct or indirect impact on the costs of operating our networks, and therefore the profitability of our services. In addition, we will continue to be subject to other regulations at the federal, state and local levels, all of which may change in the future. We cannot assure you that we will be able to obtain all of the authorizations we need to construct advanced fiber optic network facilities or to retain the authorizations we have already acquired. It is possible that changes in existing regulations could have an adverse impact on our ability to obtain or retain authorizations and on our business. See "Business--Regulation."

We may not be able to procure programming services from the third parties we depend on

  Our video programming services are dependent upon our management's ability to procure programming that is attractive to our customers at reasonable commercial rates. We are dependent upon third parties for the development and delivery of programming services. These programming suppliers charge us for the right to distribute the channels to our customers. The costs to us for programming services is determined through negotiations with these programming suppliers. Management believes that the availability of sufficient programming on a timely basis will be important to our future success. We cannot assure you that we will have access to programming services or that management can secure rights to such programming on commercially acceptable terms.

The expansion of our Internet services business has subjected us to additional risks

  The expansion of our Internet services business has subjected us to additional risks. These risks will affect our ability to develop a profitable Internet services business. These special factors include:

  . evolving industry standards which have the potential to make our services obsolete by replacing or providing lower-cost alternatives to our services;

  . constraints on server capacity or supply of equipment (such as modems and servers) which could result in a strain on incoming access lines, causing busy signals and/or delays for our subscribers;

  . network infrastructure and risk of system failure, such as viruses, which could lead to interruptions, delays, or cessation of our services, as well as corruption of our or our subscribers' computer systems;

  . possible claims of liability against us as a result of computer viruses or security breaches; and

  . the evolving competitive and regulatory environment concerning Internet services.

Our management may have conflicts of interest with other companies

  Level 3 Telecom beneficially owns approximately 40% of our common stock. Level 3 Telecom effectively has the power to elect a majority of our directors and to decide the outcome of substantially all matters voted on by shareholders. This may tend to deter non-negotiated tender offers or other efforts to obtain control of our company and thereby deprive shareholders of opportunities to sell shares at prices higher than the prevailing market price. Moreover, a disposition by Level 3 Telecom of a significant portion of our common stock, or the perception that such a disposition may occur, could affect the trading price of our common stock and the control of our company. The common stock of Level 3 Telecom is owned 90% by Level 3 and 10% by David
C. McCourt, our Chairman and Chief Executive Officer. Mr. McCourt has been a member of the Board of Directors and President of Level 3 Telecom since September 1992. Based upon a review of documents filed with the SEC, we believe that as of December 31, 1998, 16.1% of the common stock of Level 3 was owned by directors and executive officers of Level 3, five of whom (Walter Scott, Jr., Richard R. Jaros, David C. McCourt, James Q. Crowe and Michael B. Yanney) are executive officers or directors of RCN. The remaining shares of Level 3 common stock are owned by other persons, none of whom own more than 5% of outstanding shares.

  As a result of the September 30, 1997 spin-off of our shares to holders of common equity of Commonwealth Telephone Enterprises, Inc., relationships exist that may lead to conflicts of interest. Level 3 Telecom effectively controls both us and Commonwealth Telephone. In addition, the majority of our named executive officers are also directors and/or executive officers of Commonwealth Telephone. Our success may be affected by the degree which our officers and directors are involved in our business and the abilities of officers, directors and employees in managing both our company and Commonwealth Telephone. We will deal with potential conflicts of interest on a case-by-case basis taking into consideration relevant factors including the requirements of The Nasdaq National Market and prevailing corporate practices.

  In February 1999, we announced that we have entered into joint construction agreements with Level 3. We also recently announced that we have entered into a letter of intent with Level 3 for Level 3 to provide us with cross-country capacity to allow our customers to connect to major internet connection points in the United States. Although these arrangements are designed to reflect similar arrangements entered into by parties negotiating at arm's length, we cannot assure you that we would not be able to obtain better terms from an unrelated third party.

The price of our securities may fluctuate significantly following any offering

  Prior to an offering, there has been no public market for the debt securities and the preferred stock. We cannot assure you that any market will develop for the debt securities or the preferred stock. After we issue securities, they may trade at prices that are higher or lower than your purchase price. The trading price for our securities will depend on prevailing interest rates, the market for similar securities and other factors, including economic conditions and our financial condition, performance and prospects. In particular, the prices of non-investment grade securities historically have been highly volatile. We cannot assure you that the future market for our debt securities will not be subject to similar volatility.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the SEC located at Citicorp, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048 or over the Internet at the SEC's WEB site at http://www.sec.gov.

  The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:

    (a) Current Report on Form 8-K dated May 8, 1998;

    (b) Current Report on Form 8-K dated March 19, 1999;

    (c) Annual Report on Form 10-K for the year ended December 31, 1998; and

    (d) Quarterly Report on Form 10-Q for the three months ended March 31,
  1999.

  You may request a copy of these filings at no cost, by writing or telephoning the office of Valerie Haertel, RCN Corporation, 105 Carnegie Center, Princeton, N.J. 08540-6215, telephone number (609) 734 -3700.

                  SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

  This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about our business, including, among other things:

  .  plans to develop networks and upgrade facilities;

  .  opportunities presented by target markets;

  . plans to connect certain wireless video, resale telephone and Internet service customers to advanced fiber optic networks;

  .  development of existing businesses;

  .  current and future markets for services and products;

  .  anticipated capital expenditures;

  .  impact of the Year 2000 issue;

  .  anticipated sources of capital; and

  . effects of regulatory reform and competitive and technological developments.

  We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks. New information, future events or risks may cause the forward-looking events we discuss in this prospectus not to occur.

                                USE OF PROCEEDS

  Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used to fund our network development, operating losses and for general corporate purposes.

                                   DIVIDENDS

  We anticipate that future revenues will be used principally to support operations and finance business growth. Accordingly, we do not intend to declare or pay cash dividends in the foreseeable future. Our Board of Directors has the discretion to declare or pay any cash dividends in the future. Their decision to declare any dividends and the amount of any dividends will depend on a number of factors, including our financial condition, capital requirements, funds from operations, future business prospects and any other factor that they may deem relevant. We are a holding company and our ability to pay cash dividends is dependent on our ability to receive cash dividends, advances and other payments from our subsidiaries. Our credit agreement contains restrictions on our subsidiaries' ability to pay dividends. In addition, we have entered into indentures in connection with our debt securities which also restrict our and certain of our subsidiaries' ability to pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our 10-K for the year ended December 31, 1998.

                     MARKET PRICE AND DIVIDEND INFORMATION

  Our common stock (symbol: "RCNC") currently trades on the Nasdaq National Market.

  The following table sets forth the high and low bid prices per share of the common stock on the Nasdaq National Market and cash dividends declared on the common stock since September 30, 1997:

                                                            Common stock
                                                    ----------------------------
                                                    Market Price($)     Cash
                                                    ----------------  Dividends
                                                      High     Low   Declared($)
                                                    -------- ------- -----------
1997
Quarter ending September 30........................ 15 11/16 10 9/16       0
Quarter ending December 31......................... 21 1/2   12 1/2        0
1998
Quarter ending March 31............................ 30 5/8   15 7/8        0
Quarter ending June 30............................. 29 3/8   19 1/4        0
Quarter ending September 30........................ 24 5/16  12 3/8        0
Quarter ending December 31......................... 25        8 3/4        0
1999
Quarter ending March 31............................ 39 3/4   17 3/4        0

  Our common stock was distributed on September 30, 1997 to holders of record of the common stock of Commonwealth Telephone Enterprises, Inc. on September 19, 1997. Accordingly, market price and dividend information have only been set forth in the table above for the quarter ending September 30, 1997 and subsequent periods. Information for the quarter ending September 30, 1997 reflects the partial period between September 19, 1997 through September 30, 1997.

  The last reported sale price per share of our common stock on April 30, 1999, the last practicable date prior to the filing of this prospectus, was $48.625.

  On March 31, 1999, there were approximately 2,800 holders of common stock. On March 31, 1999, 66,523,546 shares of common stock were outstanding.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

  The table below sets forth our selected historical consolidated financial data. Prior to September 30, 1997, we operated as part of C-TEC Corporation. The historical consolidated financial data presented below reflect periods during which we did not operate as an independent company. Accordingly, we had to make certain assumptions to reflect the results of operations or the financial condition which would have resulted if we had operated as a separate, independent company during the periods listed below. You should not rely on the historical consolidated financial data as an indication of our results of operation and financial condition that would have been achieved if we had operated as a separate, independent company during the periods listed below. The historical consolidated financial data also do not necessarily indicate our future results of operation or financial condition.

  The selected historical consolidated financial data for the year ended December 31, 1994 and as of December 31, 1994 are derived from our unaudited historical consolidated financial statements not included in this prospectus. The selected historical consolidated financial data as of December 31, 1995 are derived from our audited historical consolidated financial statements not included in this prospectus. The selected historical consolidated financial data for the year ended December 31, 1995 and as of December 31, 1996 are derived from and should be read in conjunction with our audited historical consolidated financial statements incorporated by reference to our 10-K for the year ended December 31, 1997. The selected historical consolidated financial data for the years ended December 31, 1998, 1997 and 1996 and as of December 31, 1998 and 1997 are derived from and should be read in conjunction with our audited historical consolidated financial statements incorporated by reference to our 10-K for the year ended December 31, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our 10-K for the year ended December 31, 1998.

                                      Year Ended December 31,
                          ----------------------------------------------------
                            1994      1995      1996       1997        1998
                          --------  --------  --------  ----------  ----------
Statement of Operations
 Data:
Sales...................  $ 59,500  $ 91,997  $104,910  $  127,297  $  210,940
Costs and expenses,
 excluding depreciation
 and amortization.......    49,747    75,003    79,107     134,967     262,352
Nonrecurring charges....       --        --        --       10,000         --
Acquired research and
 development............       --        --        --          --       18,293
Depreciation and
 amortization...........     9,803    22,336    38,881      53,205      89,088
                          --------  --------  --------  ----------  ----------
Operating (loss)........       (50)   (5,342)  (13,078)    (70,875)   (158,793)
Interest income.........    21,547    29,001    25,602      22,824      58,679
Interest expense........   (16,669)  (16,517)  (16,046)    (25,602)   (112,239)
Other (expense) income,
 net....................     1,343      (304)     (546)        131      (1,889)
(Benefit) provision for
 income taxes...........     2,340     1,119       979     (20,849)     (4,998)
Equity in loss of
 unconsolidated
 entities...............       --     (3,461)   (2,282)     (3,804)    (12,719)
Minority interest in
 loss (income) of
 consolidated entities..       (95)     (144)    1,340       7,296      17,162
Extraordinary charge-
 debt prepayment
 penalty, net of tax of
 $1,728.................       --        --        --       (3,210)        --
Cumulative effect of
 changes in accounting
 principles.............       (83)      --        --          --         (641)
                          --------  --------  --------  ----------  ----------
Net (loss) income.......  $  3,653  $  2,114  $ (5,989) $  (52,391) $ (205,442)
                          ========  ========  ========  ==========  ==========
Ratio of earnings to
 fixed charges..........      1.36      1.41      0.75       (1.87)      (0.91)
Deficiency of earnings
 to fixed charges.......       N/A       N/A       N/A  $  (73,522) $ (214,242)
Balance Sheet Data (at
 end of period):
Total assets............  $568,586  $649,610  $628,085  $1,150,992  $1,907,615
Long-term debt excluding
 current portion........   154,000   135,250   131,250     686,103   1,263,036
Shareholders' equity....   372,847   394,069   390,765     356,584     371,446

                                  Year Ended December 31,
                         ----------------------------------------------
                           1994      1995     1996     1997      1998
                         --------  --------  ------  --------  --------
Other Data:
EBITDA before
 nonrecurring charges...    9,753    16,994  25,803    (7,670)  (51,412)
Cash Provided by (Used
 in):
Operating Activities....    6,193    48,559  23,831     2,069    35,110
Investing Activities.... (140,152) (146,203) (9,377) (475,860) (828,176)
Financing Activities....  280,014   (31,203)  9,391   634,858   690,282

--------
In the table above:

(1) Nonrecurring charges represent costs of $10,000 incurred in 1997 the termination of a marketing services agreement related to our wireless video services, and costs of $18,293 incurred in 1998 relating to acquisition of in-process technology in connection with the acquisitions.
(2) The deficiency of earnings to fixed charges is based on income from continuing operations and has been computed on a total enterprise basis. Earnings represent income before income taxes, and fixed charges. Fixed charges consist of interest expense and debt amortization costs.
(3) EBITDA before nonrecurring charges represents earnings before interest, depreciation and amortization, and income taxes. Because of the capital intensive nature of the business and resulting large non-cash charges for depreciation, EBITDA is commonly used in the communications industry by management, investors, and analysts to analyze companies on the basis of operating performance, leverage and liquidity. RCN intends to judge the success of its initial rollout of fiber optic networks before deciding whether to undertake additional capital expenditures to expand its network in new areas. RCN believes that EBITDA is a critical measure of success. Because RCN is in a growth-oriented and capital intensive phase of development, it incurs depreciation and amortization charges in new markets which may obscure its earnings growth in more mature markets. In addition, EBITDA provides a measure of the availability of funds for various uses including repayment of debt, expansion into new markets and acquisitions. EBITDA is not intended to represent cash flows for the period and should not be considered as an alternative to cash flows from operating, investing or financing activities as determined in accordance with U.S. GAAP. EBITDA is not a measurement under U.S. GAAP and may not be comparable with other similarly titled measures of other companies. Certain of our debt agreements contain certain covenants that, among other things, limit our and our subsidiaries' ability to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, engage in transactions with stockholders and affiliates, create liens, sell assets and engage in mergers and consolidations.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

  Prior to September 30, 1997, RCN was operated as part of C-TEC. The following unaudited pro forma consolidated statements of operations set forth the historical statements of operations of RCN for the year ended December 31, 1998 and as adjusted for the following:

  .  RCN's acquisition of Erols in February 1998;

  . RCN's February 1998 issuance and sale of its 9.80% Senior Discount Notes due 2008 (the "9.80% Notes"); and

  . RCN's June 1998 issuance and sale of 6,098,355 shares of Common Stock (the "Stock Offering") and its 11% Senior Discount Notes due 2008 (the "11% Notes").

and the related transactions and events described in the notes thereto, as if such transactions and events had been consummated on the first day of 1998.

  Management believes that the assumptions used provide a reasonable basis on which to present such unaudited pro forma statements of operations. The unaudited pro forma statements of operations should be read in conjunction with the financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our 10-K for the year ended December 31, 1998.

  The unaudited pro forma statements of operations are provided for information purposes only and should not be construed to be indicative of RCN's results of operations had the spin-off and the transactions and events described above been consummated on the dates assumed, may not reflect the results of operations or financial condition which would have resulted had RCN been operated as a separate, independent company during such period, and are not necessarily indicative of RCN's future results of operations or financial condition.

                                RCN CORPORATION

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          Year Ended December 31, 1998
        ($ in thousands, except per share amounts and number of shares)

                                                        Erols                      Adjustments
                                                      Historical                  for the Stock
                                       Adjustments     1/1/98 -     Acquisition   Offering and
                              RCN      for the 9.8%    2/28/98      Adjustments      the 11%
                          Historical      Notes          (2)         For Erols        Notes       Pro Forma
                          -----------  ------------   ----------    -----------   -------------  -----------
Sales...................  $   210,940                  $ 8,700        $(5,371)(3)                $   214,269
Cost and expenses
 excluding depreciation
 and amortization.......      262,352                    8,388         (5,179)(3)                    265,561
Nonrecurring acquisition
 costs: In-process
 technology.............       18,293                                                                 18,293
Depreciation and
 amortization...........       89,088                    1,478            352 (4)                     90,918
                          -----------    -------       -------        -------        -------     -----------
Operating (loss)........     (158,793)                  (1,166)          (544)           --         (160,503)
Interest income.........       58,679                                                                 58,679
Interest expense........     (112,239)   $(3,492)(1)      (164)           101        $(8,580)(6)    (124,374)
Other (expense), net....       (1,889)                         (5)                                    (1,894)
                          -----------    -------       -------        -------        -------     -----------
(Loss) before income
 taxes..................     (214,242)    (3,492)       (1,335)          (443)        (8,580)       (228,092)
(Benefit) for income
 taxes..................       (4,998)           (1)       --             --  (5)                     (4,998)
                          -----------    -------       -------        -------        -------     -----------
(Loss) before equity in
 unconsolidated entities
 and minority interest..     (209,244)    (3,492)       (1,335)          (443)        (8,580)       (223,094)
Equity in (loss) of
 unconsolidated
 entities...............      (12,719)                                 (2,687)(3)                    (15,406)
Minority interest in
 loss of consolidated
 entities...............       17,162                                                                 17,162
                          -----------    -------       -------        -------        -------     -----------
Loss before cumulative
 effect of change in
 accounting principle...  $  (204,801)   $(3,492)      $(1,335)       $(3,130)       $(8,580)    $  (221,338)
                          ===========    =======       =======        =======        =======     ===========
Unaudited pro forma loss
 per average common
 share before cumulative
 effect of change in
 accounting principle...  $     (3.35)   $                                                       $     (3.62)
Weighted average number
 of common shares and
 common stock
 equivalents
 outstanding............   61,187,354                                                             61,187,354

            See Notes to Unaudited Pro Forma Statement of Operations

                                RCN CORPORATION

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                            (dollars in thousands)

  The Unaudited Pro Forma Consolidated Statement of Operations assumes that RCN was an autonomous entity rather than a wholly owned subsidiary of C-TEC for the periods shown. The pro forma adjustments, as described below, are keyed to the corresponding amounts shown in the relevant statement.

(1) Adjustment to reflect interest expense and amortization of debt issuance costs related to the issuance of the 9.8% Notes aggregating $3,492 for the year ended December 31, 1998. A pro forma adjustment was not assumed for income tax benefits associated with the pro forma adjustment for additional interest expense for the year ended December 31, 1998 because the realization of such benefit would be uncertain.

(2) On February 20, 1998, RCN completed the acquisition of Erols, Washington, D.C.'s largest Internet service provider. RCN accounted for this transaction under the purchase method of accounting and accordingly, the financial statements of Erols are not consolidated with RCN's historical financial statements as of and for the year ended December 31, 1997. In 1998, the financial results of Erols also are not consolidated with RCN's historical financial statements for the period prior to February 20, 1998. The financial information relating to Erols was provided by Erols.

  A summary of the transaction is as follows:

     Cash paid (including out of pocket expenses of
      approximately $1,400 and repayment of debt of
      approximately $5,100).......................... $ 36,000
     Fair value of RCN stock issued..................   45,000
     Fair value of stock options exchanged...........   11,000
     Liabilities assumed.............................   55,000
                                                      --------
     Fair value of assets acquired................... $147,000
                                                      ========

  The fair value of assets acquired was allocated as follows:

     In-process technology........................... $ 13,228
     Property, plant & equipment.....................   19,100
     Current assets..................................    2,280
     Other assets....................................    3,800

                                                               Estimated Useful
                                                                Life (months)
                                                               ----------------
       Customer base.................................   15,000        48
       Acquired current products/technologies........   49,224        48
       Goodwill......................................   41,115        48
       Tradename.....................................    3,253        13
                                                      --------
                                                      $147,000
                                                      ========

(3) Such adjustments include a pro forma allocation of historical operating results of Erols to the joint venture with Pepco Communications (see below) based upon the relationship of the number of subscribers contributed to the joint venture to the total number of subscribers acquired in the merger. RCN's share of such operating results, including the depreciation and amortization effects of the allocation of a portion of the total purchase price to the joint venture, representing the agreed upon value of the subscribers to be contributed to the joint venture, are included in the adjustment for "equity in (loss) of unconsolidated entities."

    A subsidiary of RCN is a party to a joint venture with a subsidiary of Pepco Communications, to provide the greater Washington, D.C. area residents and businesses local and long-distance telephone, cable television, and Internet services as a package from a single source. As a result of this joint venture, RCN contributed to the joint venture the subscribers acquired in the merger with Erols which are located in the relevant joint venture market. This represents approximately 62% of the customer base acquired from Erols. The value of such contribution as agreed to by the joint venture partners was $51,937. Additionally, Starpower assumed the liability for the unearned revenue related to the subscribers contributed to the joint venture of $26,663. A summary of related amounts transferred to the joint venture is as follows:

     Property, plant and equipment.................................... $ 11,900
     Customer base....................................................    9,300
     Trade name.......................................................    2,060
     Goodwill.........................................................   55,340
     Unearned revenue.................................................  (26,663)
                                                                       --------
     Net investment in joint venture.................................. $ 51,937
                                                                       ========

(4) Such adjustment reflects the change in depreciation and amortization for the effect of the fair value adjustment of the net assets of Erols acquired. RCN allocated the purchase price for Erols (see Note 2) on the basis of the fair market value of the assets acquired and liabilities assumed.

(5) A pro forma adjustment was not assumed for income tax benefits associated with the pro forma adjustments for the historical results of operations of Erols because the realization of such benefit would be uncertain.

(6) Adjustment to reflect interest expense and amortization of debt issuance costs related to the issuance of the 11% Notes aggregating $8,580 for the year ended December 31, 1998. Pro forma adjustments were not assumed for income tax benefits associated with the pro forma adjustments for additional interest expense because the realization of such benefits would be uncertain.

                                   BUSINESS

Overview

  We are building high-speed, high-capacity advanced fiber optic networks in selected markets with high levels of population density. Our current services include local and long distance telephone, video programming and data services, including high speed Internet access. Our strategy is to become the leading single-source provider of voice, video and data services to residential customers in each of our markets by offering individual or bundled service options, superior customer service and competitive prices. We are also constructing our networks with significant excess capacity in order to accommodate expanded services in the future. We intend to expand the services provided to our customers through strategic alliances and opportunistic development of complementary products. In addition, we will use the excess capacity in our fiber optic networks to provide services to commercial customers located on or near our networks. As a result of recent acquisitions and internal growth, we are a leading regional Internet service provider in the Boston to Washington, D.C. corridor. Our Internet businesses have recently been integrated under the brand name "RCN.com."

  Our initial advanced fiber optic networks have been established in selected markets in the Boston to Washington, D.C. corridor, including New York City, and the San Francisco Bay area. We are typically building the first true local network to compete with the aging infrastructure of the incumbent service providers in our markets. In the Boston market we operate our advanced fiber optic network through a joint venture with Boston Edison Company. We own and manage 51% owned of the venture and it is accounted for on a consolidated basis. In the Washington, D.C. market, we are developing an advanced fiber optic network through a joint venture named Starpower with Pepco Communications, L.L.C., an indirect wholly owned subsidiary of Potomac Electric Power Company. We own 50% of Starpower and Pepco Communications owns 50% and it is accounted for under the equity method of accounting. We believe that these joint ventures provide us with a number of important advantages. For example, we are able to access rights of way of our joint venture partners and use their existing fiber optic facilities. This allows us to enter our target markets quickly and efficiently and to reduce our up-front costs of developing our networks. In addition, our joint venture partners provide us with additional assets, equity capital and established customer bases. We also benefit from our relationship with our largest shareholder, Level 3 Communications, Inc., and from the experience gained by certain of our key employees who participated in the operation and development of other telephone, cable television and business ventures, including MFS Communications Company, Inc.

  Because we deliver a variety of services, we report the total number of our various service connections purchased for local telephone, video programming and Internet access rather than the number of customers. For example, a single customer who purchases local telephone, video programming and Internet access counts as three connections. Because we view long distance as a complementary product, we do not currently include customers of our long distance service as connections. See "--RCN Services--Connections." As of December 31, 1998, we had approximately 855,000 connections which were delivered through a variety of our owned and leased facilities including hybrid fiber/coaxial cable systems, a wireless video system and advanced fiber optic networks. As of that date, we had approximately 123,000 total connections attributable to customers connected to advanced fiber optic networks ("on-net" connections) and had approximately 732,000 connections attributable to customers served through other facilities ("off-net" connections). See "--RCN Services." We obtained approximately 370,000 of our 497,000 Internet service connections through acquisitions of subscriber bases during 1998. See "--Recent Acquisition Transactions."

  We have extensive operating experience in both the telephone and video industries and in the design and development of telecommunications facilities. Our experience provides us with expertise in systems operation and development, and gives us an established infrastructure for customer service and billing for both voice and video services and established relationships with suppliers of equipment and video programming. In addition, our management team and board of directors benefit from experience gained when they managed C-TEC, which prior to September 30, 1997 owned and operated our company. C-TEC has over 100 years of experience in the telephone business and nearly 25 years of experience in the cable television business. Both C-TEC and certain members of management also have extensive experience in the design and development of advanced telecommunications facilities.

  We seek to exploit competitive opportunities in selected markets where population density, favorable demographics and the aging infrastructure of the incumbent service providers' network facilities combine to create a particularly attractive opportunity to develop advanced fiber optic networks. We continue to construct network facilities within the Boston to Washington, D.C. corridor. We believe that our experience in the Northeast will provide us with a key strategic advantage as we enter markets in the San Francisco to San Diego corridor.

West Coast Expansion

  We recently began to develop advanced fiber optic networks in selected high density markets outside of the Boston to Washington, D.C. corridor. Our initial west coast network is being developed in the San Francisco Bay Area, which is densely populated and has high per capita income and the highest per capita Internet usage in the United States. We have received competitive local exchange carrier ("CLEC") status in California. We have also obtained an "open video system" ("OVS") certification from the Federal Communications Commission for the City of San Francisco and surrounding counties and have begun to develop our network in the San Francisco Bay Area. We expect to expand into selected markets in or near Southern California. As is the case in our existing markets, we intend to focus on high density markets with favorable demographics, and to apply a subscriber-driven investment strategy. We expect to begin offering services in the San Francisco Bay Area in late 1999.

Business Strategy

  Our goal is to become the leading provider of communications services to residential customers in our target markets by pursuing the following key strategies:

  Exploit the "Last Mile" Bottleneck in Existing Local Networks: Existing local networks are typically low capacity, single service facilities without the bandwidth for multiple or new services and revenue streams. Investment in the local network or "last mile" has not generally kept pace with other industry and technological advances. In our target markets, we seek to be the first operator of an advanced fiber optic network offering advanced communications services to residential customers.

  Continue Construction of Advanced Fiber Optic Networks: Our advanced fiber optic networks are designed with sufficient capacity to meet the growing demand for high speed, high capacity, voice, video and data services. Our networks also have a significant amount of excess capacity at relatively low incremental cost which will be available for the introduction of new products. We believe that our high capacity advanced fiber optic networks provide us with certain competitive advantages such as the ability to offer bundled services and the opportunity to recover the cost of our network through multiple revenue streams. In addition, our networks generally provide superior signal quality and network reliability relative to the typical networks of the incumbent service providers.

  Leverage our Network and Customer Base: We are able to leverage our network by delivering a broad range of communications products and by focusing on high density residential markets. This bandwidth capacity and home density allows us to maximize the revenue potential per mile of constructed network. We believe we can further exploit our network capacity and customer base by exploring opportunities to deliver new products and services in the future, including complementary commercial and wholesale products and services.

  Offer Bundled Voice, Video and Data Services with Quality Customer
Service: We offer our customers a single-source package of competitively priced voice, video and data services, individually or on a bundled basis, with quality customer service. By connecting customers to our own network, we improve our operating economics and have complete control over our customers' experience with us. We believe that the combination of bundled communications services and quality customer care that we provide is superior to services that are typically available from most incumbent telephone, cable or other service providers.

  Continue to Use Strategic Alliances: We have been able to enter markets quickly and efficiently and to reduce the up-front capital investment required to deploy our networks by entering into strategic alliances with companies such as BECO, Pepco Communications, Level 3, Qwest and MCI/WorldCom. By establishing relationships with these companies, we are able to take advantage of their existing extensive fiber optic networks and other assets, and our own existing cable television infrastructure, to expedite and reduce the cost of market entry and business development. We will continue to evaluate other strategic alliances in our existing markets and our developing markets.

Network Development and Financing Plan

  Because our network development plan involves relatively low fixed costs, we are able to schedule capital expenditures to meet expected subscriber growth in each major market. Our principal fixed costs in each such market are incurred in connection with the establishment of a video transmission and telephone switching facility. To make each market economically viable, it is then necessary to construct infrastructure to connect a minimum number of subscribers to the transmission and switching facility. We phase our market entry projects to ensure that we have sufficient cash on hand to fund this construction.

  Based on our current growth plan, we expect that we will require substantial additional capital to expand the development of our network and operations into new areas within our larger target markets. We will need capital to fund the construction of our advanced fiber optic networks, upgrade our hybrid fiber/coaxial plant and fund operating losses and repay our debts. We currently estimate that our capital requirements for the period from January 1, 1999 through 2000 will be approximately $1.8 billion, which include capital expenditures of approximately $700 million in 1999 and approximately $1 billion in 2000. These capital expenditures will be used principally to fund additional construction of our fiber optic network in high density areas in the Boston, New York City, Washington, D.C. and San Francisco Bay area markets as well as to expand into new markets (including selected markets in the western United States) and to develop our information technology systems. These estimates are forward-looking statements that may change if circumstances related to construction, timing of receipt of regulatory approvals and opportunities to accelerate the deployment of our networks do not occur as we expect. In addition to our own capital requirements, our joint venture partners are each expected to contribute approximately $275 million (of which $120 million has been contributed) to the joint ventures through 2000 in connection with development of the Boston and Washington, D.C. markets.

  In order to facilitate growth beyond 2000, we expect to supplement our existing available credit facilities and operating cash flow by seeking additional capital to increase our network coverage and pay for other capital expenditures, working capital, debt service requirements and anticipated further operating losses. We may seek additional sources of funding from vendor financing, public offerings or private placements of equity and/or debt securities, and bank loans.

  In March 1999, we secured a $1 billion bank facility from The Chase Manhattan Bank and sold $250 million of convertible preferred stock to a private investment fund.

RCN Services

  We provide a wide range of local and long distance telephone, video programming and data services, both individually and in bundled service options.

  We provide these services through a range of facilities including our advanced fiber optic networks in New York City, Boston and Washington D.C., a wireless video system in New York City, our hybrid fiber/coaxial cable systems in the states of New York (outside New York City), New Jersey and
Pennsylvania. We also provide, on a limited basis, resale local and long distance telephony services.

  Connections. The following table summarizes the development of our subscriber base:

                                                    As of
                              -------------------------------------------------
                              9/30/97 12/31/97 3/31/98 6/30/98 9/30/98 12/31/98
                              ------- -------- ------- ------- ------- --------
On-Net Service Connections:
  Voice......................   1,909   3,214    4,473  11,428  20,857  30,868
  Video......................   4,870  11,784   15,599  35,196  58,324  86,349
  Data.......................     326     150      267   1,588   3,661   6,176
                              ------- -------  ------- ------- ------- -------
Subtotal On-Net..............   7,105  15,148   20,339  48,212  82,842 123,393
Off-Net Service Connections:
  Voice......................  10,953  24,900   40,447  49,052  58,093  65,022
  Video...................... 229,198 227,619  227,558 214,164 196,776 175,313
  Data.......................     --      --   370,271 398,560 470,466 491,633
                              ------- -------  ------- ------- ------- -------
Subtotal Off-Net............. 240,151 252,519  638,276 661,776 725,335 731,968
                              ------- -------  ------- ------- ------- -------
Total Service Connections.... 247,256 267,667  658,615 709,988 808,177 855,361
                              ======= =======  ======= ======= ======= =======
Homes Passed.................  26,083  44,045   63,386 122,977 213,983 304,505
Marketable Homes.............     --      --       --  111,187 181,353 270,406

  Because we deliver a variety of services to our customers, we account for our customer activity by the number of individual local telephone, video programming or Internet access services, or "connections," purchased. Consequently, a single customer purchasing local telephone, video programming and Internet access counts as three connections.

  We classify connections in the "Off-Net" category until the relevant facilities are capable of providing voice, video and data services, including local telephone service, through an RCN switch. During 1998, our Allentown, Pennsylvania system was upgraded to provide a full range of services, and the customers on that system were moved to the "On-Net" connections category.

  "Off-Net--Voice" figures in the table above represent resold local phone service provided to customers not connected to the advanced fiber optic networks.

  Our "Off-Net--Video" figures in the table above include approximately 31,000 wireless connections and wireline video connections serving the University of Delaware (4,000 connections at December 31, 1998).

  As of December 31, 1998 we had approximately 186,000 homes passed and approximately 140,000 basic subscribers connected to our hybrid fiber/coaxial cable system in New York, New Jersey and Lehigh Valley service areas.

  In areas served by our joint ventures in the Greater Boston and Washington, D.C. areas, the subscribers are customers of the relevant joint venture and are included in the connections set forth in the table above.

  As of September 30, 1998, we began to report marketable homes, which represents that segment of homes passed which are being marketed our entire line of advanced fiber optic network products. The distinction between homes passed and marketable homes recognizes our transition from constructing our network in initial markets to providing services to customers that have ordered our services.

  Set forth below is a brief description of our services:

  Voice. We offer full-featured local exchange telephone service, including standard dial tone access, enhanced 911 access, operator services and directory assistance. We compete with the incumbent local exchange providers and CLECs. In addition, we offer a wide range of value-added services, including call forwarding, call waiting, conference calling, speed dial, calling card, 800-numbers and voice mail. We also provide Centrex service and associated features. Our local telephone rates are generally competitive with the rates charged by the incumbent providers. At December 31, 1998, we had approximately 30,900 telephone service connections on our advanced fiber optic networks and approximately 65,000 customers for resold telephone service. We also provide long distance telephone services, including outbound, inbound, calling card and operator services. These services are offered to residential and business customers.

  Video Services. We offer a diverse line-up of high quality basic, premium and pay-per-view video programming. Depending on the system, we offer from 61 to 147 channels. Our basic video programming package provides extensive channel selection featuring all major cable and broadcast networks. Our premium services include HBO, Cinemax, Showtime and The Movie Channel, as well as supplementary channels such as HBO 2, HBO 3 and Cinemax 2. StarCinema, available on our advanced fiber optic networks, uses the latest "impulse" technology allowing convenient impulse pay-per-view ordering of the latest hit movies and special events instantly from the customer's remote. "Music Choice" offers 30 different commercial-free music channels delivered to the customer's stereo in digital CD quality sound.

  As of December 31, 1998, we had approximately 86,350 subscribers for our video programming services provided over advanced fiber optic networks. As of such date, we also had approximately 34,900 connections attributable to the wireless video system and approximately 140,400 connections attributable to the hybrid fiber/coaxial cable systems.

  Internet Access and Data Transmission. We operate as an Internet service provider under the RCN.com brand name. We focus on serving individuals and businesses through a network of our-owned points of presence ("POPs") which are connected to our advanced fiber optic network. Our primary service offerings are 56K dial-up and high-speed cable modem access. We also sell commercially oriented private line point-to-point data transmission services such as DS-1 and OC-3 and a range of web page and server hosting services. Our subscribers use their RCN accounts to communicate, retrieve information, and publish information on the Internet. Following the recent acquisitions described below under "--Recent Acquisition Transactions", we believe that we are the largest regional provider of Internet services in the Northeast United States. As of December 31, 1998, we had approximately 497,800 Internet subscribers.

Migration of Customers to Advanced Fiber Networks

  We provide wireless video services to customers located near our advanced fiber optic network in New York City and Internet services to acquired subscribers. We have also actively marketed resold telephone service in the past. Our goal is to extend our advanced fiber optic network to service many of those customers. As our advanced fiber optic network is extended into these areas or buildings, customers receiving wireless video service in New York City are switched to the advanced fiber optic network from the wireless video network. The wireless video equipment is then used to provide service to other customers in off-network premises. Similarly, as the advanced fiber optic network is developed, voice and data customers are switched to the advanced fiber optic network from resale accounts. The switch to our network allows us to gain additional revenue and higher margins from originating and terminating access fees and to control the related services and service quality.

Strategic Relationships and Facilities Agreements

  We have entered into a number of strategic alliances and relationships which allow us to enter into the telecommunications services market early, reduce the cost of entry into our markets and tap management expertise. We expect to continue to pursue potential opportunities from entering into strategic alliances to facilitate network expansion and entry into new markets.

 BECO Joint Venture

  In 1996 RCN and the Boston Edison Company ("BECO"), through wholly owned subsidiaries, formed a joint venture to use 126 fiber miles of BECO's fiber optic network to deliver our comprehensive communications package in Greater Boston. A joint venture agreement provided for the organization and operation of RCN- BECOCOM, LLC, an unregulated entity with a term expiring in the year 2060. RCN-BECOCOM is a Massachusetts limited liability company organized to own and operate an advanced fiber optic telecommunications network and to provide, in the market in and around Boston, Massachusetts, voice, video and data services. Through RCN Telecom Services of Massachusetts, we own 51% of the equity interest in RCN-BECOCOM and BECO, through a subsidiary, owns the remaining 49% interest. This joint venture with BECO is reflected on our financial statements on a consolidated basis.

  Pursuant to an exchange agreement between BECO and RCN, BECO has the right, from time to time, to convert all or a portion of its ownership interest in RCN-BECOCOM into shares of our common stock. In February 1999, BECO exercised this right and converted a portion of its interest into 1,107,539 shares of our common stock. This conversion reduced BECO's current ownership interest in RCN-BECOCOM to 45.74% and increased our current ownership interest to 54.26%. Future capital contributions to the joint venture will continue to be made 49% by BECO and 51% by RCN until BECO disposes of the shares it received on the conversion. The capital contribution percentages will change in proportion to BECO's future disposal of the shares. The exchange agreement also provided BECO with rights to demand that RCN register such stock or to allow BECO to participate in certain offerings of our common stock. BECO has indicated to RCN that it may make future conversions of its ownership interest pursuant to its option to exchange expiring in September 1999.

  We expect to benefit from our ability to use BECO's large fiber optic network, its focus on innovative technology, its sales and marketing expertise and its reach into the market. In the future, the venture may expand into energy management and property monitoring services. Starting in Boston, the joint venture partners have expanded into surrounding markets, including Arlington, Somerville and Newton. As a result of our access to the extensive BECO network, our reliance on and use of MFS/WorldCom facilities in Boston has been reduced significantly.

 Starpower Joint Venture

  In 1997, RCN Telecom Services, Inc., one of our subsidiaries, and Potomac Capital Investment Corporation ("PCI"), a wholly owned subsidiary of Potomac Electric Power Company, formed a joint venture to own and operate a communications network to provide voice, video, data and other communications services to residential and commercial customers in the greater Washington, D.C., Virginia and Maryland area. Starpower is an unregulated limited liability company with a perpetual term. Starpower was formed to construct, own, lease, operate and market a network for the selling of voice, video, data and other telecommunications services to all potential commercial and residential customers in the Washington, D.C. market covered by the joint venture contract. We own 50% of the equity interest in Starpower and Pepco Communications owns the remaining 50% interest. Starpower is reflected on our financial statements under the equity method of accounting.

 Other Strategic Relationships

  On April 7, 1999, Hicks, Muse, Tate & Furst Incorporated, through HM4 RCN Partners, purchased $250 million of a new issue of convertible preferred stock of RCN in a private placement transaction. In connection with this transaction, we agreed to provide the purchaser with the right to appoint one director to RCN's Board of Directors for so long as it owns at least 50% of its initial investment. Michael J. Levitt, a partner of Hicks, Muse, has been appointed to RCN's Board of Directors in connection with this agreement.

 Miscellaneous Facilities Agreements

  We have also entered into agreements which have helped us accelerate network development, including Fiber Agreements entered into with MFS/WorldCom. MFS/WorldCom owns or has the right to use certain fiber optic network facilities in the Boston, Massachusetts and New York City markets. Under the Fiber Agreements, MFS/WorldCom agreed to construct and provide extensions connecting the fiber optic facilities to buildings we designated. We are also able to use certain dedicated fibers in those facilities, except that we may not use the facilities to deliver telephone services to commercial customers.

  In February 1999, we announced that we have entered into joint construction agreements with Level 3. The agreements will allow us to deploy additional network in Boston and New York faster and at a lower cost. We also recently announced that we have entered into a letter of intent with Level 3 for Level 3 to provide us with cross-country capacity to allow our customers to connect to major Internet connection points in the United States. This gives us the ability to negotiate peering agreements that will allow the exchange of traffic as a Tier I operator.

  In June 1998, we entered into an agreement with Qwest Communications for Qwest to provide us with capacity in its regional backbone of fiber lines to connect to our local networks from Boston to Washington, D.C.

Recent Acquisition Transactions

  In February 1998, we acquired Erols. The total approximate consideration was $36.0 million in cash, including out of pocket costs of approximately $1.4 million and the assumption and repayment of debt of approximately $5.1 million, and RCN common stock with a fair value at the time of issuance of approximately $45.0 million. The purchase price also included approximately $11.0 million representing the fair value of Erols stock options which were converted to RCN stock options in connection with the acquisition.

  RCN contributed approximately 60% of the subscribers and related unearned revenue acquired in the acquisition of Erols to Starpower and approximately 1% to RCN-BECOCOM.

  In February 1998, we acquired Ultranet Communications, Inc. The total approximate consideration was $7.7 million in cash, including cash payments aggregating approximately $.5 million to certain holders of Ultranet stock options, and RCN common stock with a fair value at the time of issuance of approximately $26.2 million. The purchase price also included approximately $1.9 million representing the fair value of Ultranet stock options which were converted to RCN stock options in connection with the acquisition.

  RCN contributed to RCN-BECOCOM approximately 30% of the subscribers acquired in the acquisition of Ultranet.

  In the allocation of purchase price associated with the acquisition of Erols and Ultranet, $13.2 million and $5.1 million, respectively, was determined to represent acquired in-process research & development ("IPR&D"). In particular, four projects which qualified as IPR&D were identified as not having achieved technological feasibility and representing technology which, at the time of acquisition, offered no alternative use than the defined project. For both the Erols and the Ultranet acquisitions, we identified the research and development projects to include--

  . Cable Modem Internet access for subscribers, consisting of projects to develop the hardware, systems and software to permit subscribers to be offered high-speed Internet access through direct cable connection. The remaining development effort is concerned with technical standards for this service and with the design and integration of this product into our cable and fiber optic network.

  . Internet Telephony, representing projects to develop the potential for dial-up telephone service through the Internet. This service area required that significant technical challenges as well as political, commercial and market challenges be faced before service could be offered to subscribers. At the date of acquisition, neither hardware nor systems had been acquired or developed in support of this new product and, as a result, a high degree of development activity remains.

  . E-Commerce Systems, consisting of efforts to develop a suitable system that would permit subscribers to conduct commercial activities over the Internet. Following evaluation of commercially-available packages, none were capable of meeting subscriber needs and development of the suitable system was undertaken.

  . High-speed shared office Internet access, representing a blending of fiber optic and Internet networking technologies, was under development as a package to be offered to commercial clients. While the technical challenges were still being addressed at the date of acquisition, there was no certainty that this system would result in a competitive product offering in the market.

  In June 1998, we acquired Interport Communications Corp. The total approximate consideration for the transaction was $1.3 million in cash and RCN common stock with a fair value at the time of issuance of approximately $8.5 million.

  In June 1998, we also acquired Lancit Media Entertainment, Ltd., a producer of high quality children's programming. The total approximate consideration for the transaction was $.4 million in cash and RCN common stock with a fair value at the time of issuance of approximately $7.4 million.

  In July 1998, we acquired Javanet, Inc. The total approximate consideration for the transaction was $3.7 million in cash and RCN common stock with a fair value at the time of issuance of approximately $13.4 million.

  RCN contributed to RCN-BECOCOM approximately 6% of the subscribers acquired in the acquisition of Javanet.

International

  We own a 40.0% interest in Megacable, the second largest cable television provider in Mexico. Megacable owns 22 wireline cable systems in Mexico, principally on the Pacific and Gulf coasts and including Guadalajara, the second largest city in Mexico, Hermosillo, the largest city in the state of Sonora and Veracruz, the largest city in the state of Veracruz. At December 31, 1998, their wireline systems passed approximately 733,500 homes and served approximately 222,300 subscribers. Megacable had revenues of $37.5 million and $30.4 million for the years ended December 31, 1998 and 1997, respectively.

  Additionally, Megacable presently holds a 99% interest in Megacable Comunicaciones de Mexico S.A. ("MCM"). MCM has received a license from the Mexican government to allow it to build a fiber optic network in Mexico City, Monterrey and Guadalajara. MCM intends to use this network to provide local voice and high-speed data service in these cities, principally to commercial customers in Mexico City.

Competition

 Overview

  We compete with a wide range of service providers for each of our services. Virtually all markets for voice and video services are extremely competitive, and we expect that competition will intensify in the future. We face significant competition in each of the markets in which we offer voice and video programming services. Our competitors are often larger, better-financed incumbent local telephone carriers and cable companies with better access to capital resources, and many have historically dominated their local telephone and cable television markets. These incumbents presently have numerous advantages as a result of their historic monopolistic control of their respective markets, economies of scale and scope and control of limited conduit and pole space. They also have well-established customer and vendor relationships. However, we believe that most existing and potential competitors will, at least initially, offer narrower services over limited delivery platforms compared to the wide range of voice, video and data services that we provide over our fiber-based networks. This gives us an opportunity to achieve important market penetration.

  We compete with the incumbent Local Exchange Carriers ("LECs") for the provision of local telephone services, as well as with alternative service providers including CLECs. Cable operators are also entering the local exchange market in some locations. Other sources of competitive local and long distance telephone services include: Commercial mobile radio services providers, including cellular carriers (such as Bell Atlantic Mobile Services); personal communications services carriers such as Sprint PCS; and enhanced specialized mobile radio services providers (such as NexTel).

  We face, and expect to continue to face, significant competition for long distance telephone services from the inter-exchange carriers ("IXCs"), including AT&T, Sprint and MCI WorldCom, which account for the majority of all U.S. long distance revenue. The major long distance service providers benefit from established market share and from established trade names through nationwide advertising. However, we regard our long-distance service as a complementary service rather than a principal source of revenue. Certain IXCs, including AT&T, MCI WorldCom and Sprint, have also announced their intention to offer local services in major U.S. markets using their existing infrastructure in combination with resale of incumbent LEC service, lease of unbundled local loops or other providers' services. Internet-based telephony, a potential competitor for low cost telephone service, is also developing and we are also pursuing this technology.

  All of our video services face competition from alternative methods of receiving and distributing television signals and from other sources of news, information and entertainment. Other sources include off-air television broadcast programming, newspapers, movie theaters, live sporting events, interactive online computer services and home video products, including videotape cassette recorders. Alternative video distribution technologies include traditional cable networks, wireless local video distribution technologies, and home satellite dish ("HSD") earth stations. Home satellite systems enable individual households to receive many of the satellite-delivered program services formerly available only to cable subscribers. The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Act") contains provisions, which the FCC has implemented with regulations, to enhance the ability of cable competitors to purchase and make available to HSD owners certain satellite-delivered cable programming at competitive costs. We face additional competition from private satellite master antenna television ("SMATV") systems that serve condominiums, apartment and office complexes and private residential developments. The FCC and Congress have adopted policies providing a more favorable operating environment for new and existing technologies that compete, or may compete, with our various video distribution systems. These technologies include, among others, Direct Broadcast Satellite ("DBS") service whereby signals are transmitted by satellite to receiving facilities located on customer premises. We expect that our video programming services will face growing competition from current and new DBS service providers. The FCC has recently determined that DBS is the fastest-growing competitor to franchised cable operations. We also compete with wireless program distribution services such as Multi-Channel Multi-Point Distribution Service which use low-power microwave frequencies to transmit video programming over-the-air to subscribers.

  The Internet access market is extremely competitive and highly fragmented. Competition in this market is expected to intensify. Our current and prospective competitors include established online services; local, regional and national ISPs; national and international telecommunications companies including Regional Bell Operating Companies ("RBOCs") such as Bell Atlantic; and affiliates of incumbent cable providers. Increased competition may create downward pressure on the pricing of and margins from Internet access services.

  Other new technologies, including Internet-based services, may compete with services that we can offer. Advances in communications technology as well as changes in the marketplace and the regulatory and legislative environment are constantly occurring. Thus, we cannot predict the effect that ongoing or future developments might have on the voice, video and data industries or on our operations or financial condition.

  We believe that among the existing competitors, the incumbent LECs, incumbent cable providers and the CLECs are most of our competitors in the delivery of "last mile" connections for voice and video services.

 Incumbent LECs

  In each of our target markets for advanced fiber optic networks, we face, and expect to continue to face, significant competition from the incumbent LECs. The incumbent LECs include Bell Atlantic in the Northeast Corridor, and Pacific Bell in California, both of which currently dominate their local telephone markets. We compete with the incumbent LECs in our markets for local exchange services on the basis of product offerings, including the ability to offer bundled voice and video service, reliability, state-of-the-art technology and superior customer service, as well as price. We believe that our advanced fiber optic networks provide superior technology for delivering high-speed, high-capacity voice, video and data services compared to the incumbent LECs' primarily copper wire based networks. However, the incumbent LECs have long-standing relationships with their customers. They have also begun to expand the amount of fiber facilities in their networks, to offer broadband digital transmission services and retail Internet access, and to prepare to re-enter the long distance telephone service market. The pending merger between Bell Atlantic and GTE Corporation may enhance the combined entity's ability to compete with us in the Northeast corridor markets. The pending merger between SBC and Ameritech may also increase competitive pressures in the Northeast corridor if SBC, which already owns a Connecticut incumbent LEC and several wireless franchises in this region, continues to pursue a nationwide strategy.

  Under the Telecommunications Act of 1996 (the "1996 Act"), and ensuing federal and state regulatory initiatives, barriers to local exchange competition are being slowly removed. The introduction of such competition, however, also establishes the predicate for the RBOCs, such as Bell Atlantic, to provide in-region interexchange long distance services. The RBOCs are currently allowed to offer "incidental" long distance service in-region and to offer out-of-region long distance service. Once the RBOCs are allowed to offer in-region long distance services, they will also be in a position to offer single source local and long distance service similar to what we offer and proposed by the three largest IXCs: AT&T, MCI/WorldCom and Sprint. We expect that the increased competition made possible by regulatory reform will result in certain pricing and margin pressures in the telecommunications services business.

  We have sought, and will continue to seek, to provide a full range of local voice services which compete with incumbent LECs in our service areas. We expect that competition for local telephone services will be based primarily on quality, capacity and reliability of network facilities, customer service, response to customer needs, service features and price, and will not be based on any proprietary technology. Our new advanced fiber optic networks employ dual backbone architecture and state-of-the-art technology and, as a result, we may have capital cost and service quality advantages over some of the networks of the incumbent LECs. We may also have a competitive advantage because we are able to deliver a bundled voice and video service.

  The 1996 Act permits the incumbent LECs and others, with which we compete, to provide a wide variety of video services directly to subscribers. Various LECs currently are providing video services within and outside their telephone service areas through a variety of distribution methods, including both the deployment of broadband wire facilities and the use of wireless transmission facilities. We cannot predict the likelihood of success of video service ventures by LECs or the impact such competitive ventures may have on us. Some LECs, including Bell Atlantic, also offer Internet access services that compete with our services.

 Incumbent Cable Television Service Providers

  Certain of our video service businesses compete with incumbent wireline cable companies in their respective service areas. In particular, our advanced fiber optic networks compete for cable subscribers with the major wireline cable operators in our markets, such as Time-Warner Cable in New York City, Cablevision in Boston and TCI in Washington, D.C. Our wireless video service in New York City competes primarily with Time-Warner Cable. We believe that the expanded capacity and fiber-to-node architecture of our advanced fiber optic networks make us better equipped to provide high-capacity communications services than traditional coaxial cable based networks using "tree and branch" architecture. Our Lehigh Valley, Pennsylvania hybrid fiber/coaxial cable television system competes with an alternate service provider, Service Electric, which also holds a franchise for the relevant service area.

  Cable television systems generally operate pursuant to franchises granted on a non-exclusive basis, and the 1992 Act prohibits franchising authorities from unreasonably denying requests for additional franchises and permits franchising authorities to operate cable systems. Therefore, well-financed businesses from outside the cable industry, such as the public utilities that own certain of the conduits or poles which carry cable, may become competitors for franchises or providers of competing services. Telephone companies or others may also enter the video distribution market by becoming open video service operators as we have done in several

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markets, pursuant to Section 653 of the Communications Act. No local franchise is required for the provision of such service. See "Regulation of Video Services" below.

 CLECs and Other Competitors

  We also face, and expect to continue to face, competition from other potential competitors in certain of our geographic markets. Other CLECs, such as subsidiaries of AT&T and MCI/WorldCom, compete for local telephone services, although they have to date focused primarily on the market for commercial customers rather than residential customers. In addition, potential competitors capable of offering private line and special access services also include other smaller long distance carriers, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end-users, including Winstar, Dualstar and New Vision. However, we believe that, at least initially, we are relatively unique in our markets in offering bundled voice, video and data services primarily to customers in residential areas over our own advanced fiber optic network.

 Internet Services

  The Internet access market is extremely competitive and highly fragmented. No significant barriers to entry exist, and accordingly competition in this market is expected to intensify. Our current and prospective competitors include many large companies with substantially greater market presence and financial and other resources. We compete directly or indirectly with:

  . established online services, such as America Online, the Microsoft Network and Prodigy;

  . local, regional, and national ISPs such as PSINet, EarthLink, Mindspring and Rocky Mountain Internet;

  . the Internet services of national and international telecommunications companies, such as AT&T, GTE, MCI/WorldCom and Cable & Wireless;

  .  Internet access offered by RBOCs such as Bell Atlantic; and

  . online services offered by incumbent cable providers, such as At Home and Roadrunner.

  Bell Atlantic has recently asked the FCC to authorize it to build a regional high-speed network, which would serve as an Internet backbone, and to exempt this network from pricing and other regulatory restrictions. The network would span the states from Maine to Virginia. The acquisition of Internet access competition is likely to increase as large diversified telecommunications and media companies acquire ISPs and as ISPs consolidate into larger, more competitive companies. For example, AT&T has completed the acquisition of TCI's cable television networks, which gives it a significant ownership interest in At Home, an ISP. Diversified competitors may bundle other services and products with Internet connectivity services, potentially placing us at a competitive disadvantage. In addition, competitors may create downward pressure on the pricing of and margins from Internet access services. Competition could also impact our ability to participate in transit agreements and peering arrangements, which could in turn adversely effect the speed of service that we can provide to our customers.

  Other new technologies may become competitive with our services. A provider of Limited Multi Distribution Systems ("LMDS") recently began offering wireless Internet and video programming services in New York City and has announced plans to offer telephone service in the future. Advances in communications technology as well as changes in the marketplace and the regulatory and legislative environment are constantly occurring. In addition, a continuing trend toward business combinations and alliances in the telecommunications industry may also create significant new competitors. We cannot predict whether competition from developing and future technologies or from future competitors will have a material impact on our operations or financial condition.

Regulation

  Our telephone and video programming transmission services are subject to federal, state and local government regulation. The 1996 Act introduced widespread changes in the regulation of the communications

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

industry, including the local telephone, long distance telephone, data services, and television entertainment segments. The 1996 Act was intended to promote competition and decrease regulation of these segments of the industry. The law delegates to both the FCC and the states broad regulatory and administrative authority to implement the 1996 Act.

 Telecommunications Act of 1996

  The 1996 Act eliminates many of the pre-existing legal barriers to competition in the telephone and video programming communications businesses. The Act also preempts many of the state barriers to local telephone service competition that previously existed in state and local laws and regulations and sets basic standards for relationships between telecommunications providers.

  The 1996 Act removes barriers to entry in the local exchange telephone market by preempting state and local laws that restrict competition and by requiring LECs to provide nondiscriminatory access and interconnection to potential competitors, such as cable operators, wireless telecommunications providers, and long distance companies. In addition, the 1996 Act provides relief from the earnings restrictions and price controls that have governed the local telephone business for many years. The 1996 Act will also, once certain thresholds are met, allow incumbent RBOCs to enter the long distance market within their own local service regions.

  Regulations promulgated by the FCC under the 1996 Act require LECs to open their telephone networks to competition by providing competitors interconnection, access to unbundled network elements and retail services at wholesale rates. As a result of these changes, companies such as ours are now able to interconnect with the incumbent LECs in order to provide local exchange services. Numerous parties appealed certain aspects of these regulations, and implementation of several provisions of the rules was delayed while the courts considered these appeals. On January 25, 1999, the Supreme Court issued an opinion confirming the FCC's authority to issue regulations implementing the pricing and other provisions of the 1996 Act and reinstating most of the challenged rules. However, the Supreme Court vacated a key FCC rule identifying the network elements that incumbent LECs are required to unbundle. This decision will likely require the FCC to conduct additional proceedings to determine new unbundling standards. The outcome of such proceedings cannot be predicted. Also, while the Supreme Court confirmed that the FCC has authority to issue rules implementing the 1996 Act, particular rules still may be challenged in future court proceedings. Future regulatory proceedings and court appeals may create delay and uncertainty in effectuating the interconnection and local competition provisions of the 1996 Act. While the courts were reviewing the FCC rules, we had entered into interconnection agreements with Bell Atlantic covering all of our target market area that are generally consistent with the FCC guidelines. Those agreements remain in effect, although some are subject to termination on or after July 1, 1999. We cannot assure you, however, that we will be able to obtain or enforce future interconnection agreements, or obtain renewal of existing agreements, on acceptable terms.

  The 1996 Act establishes certain conditions before RBOCs are allowed to offer interLATA long distance service to customers within their local service regions. These conditions include 14 "checklist" requirements designed to open the RBOC networks to competitors. To date, no RBOC has received FCC authorization to provide in-region long distance service, but it is likely that several RBOCs will seek authorization in 1999. Bell Atlantic is likely to seek authorization for New York and possibly other states in its region. If an RBOC is authorized to provide in-region long distance service in one or more states, the RBOC may be able to offer "one- stop shopping" services that compete with our service offerings. See "Business-Competition". In addition, the RBOC will lose the incentive it now has to rapidly implement the interconnection provisions of the 1996 Act in order to obtain in-region authority, although the RBOC will still be subject to a legal obligation to comply with those provisions.

  The 1996 Act also makes far-reaching changes in the regulation of video programming transmission services. These include changes to the regulations applicable to video operators, the elimination of restrictions on telephone company entry into the video business, and the establishment of a new OVS regulatory structure for telephone companies and others. Under the 1996 Act and implementing rules adopted by the FCC, local telephone companies, including both incumbent LECs such as Bell Atlantic, and CLECs such as RCN, may provide service as traditional cable television operators subject to municipal cable television franchises, or they may choose to provide their programming over non-franchised open video systems subject to certain conditions. The ability to provide OVS service without having obtained a local franchise, however, has been called into question by a recent decision. See "Regulation of Video Services" below. The conditions include making available a portion of their channel capacity for use by unaffiliated program distributors and satisfying certain other requirements, including providing capacity for public, educational and government channels, and paying a gross receipts fee equal to the franchise fee paid by the incumbent cable television operator. We are one of the first CLECs to provide television programming over an advanced fiber optic network under the OVS regulations implemented by the FCC under the 1996 Act. As discussed below, we are currently providing OVS service in the City of Boston, in the City of New York and in a number of communities surrounding Boston. We are also negotiating, in the District of Columbia, similar agreements in Northern New Jersey, Philadelphia and surrounding communities, and San Francisco and surrounding communities. Starpower is negotiating similar OVS agreements and local franchises in communities surrounding Washington D.C.

 Regulation of Voice Services

  Our voice business is subject to regulation by the FCC at the federal level for interstate telephone services (i.e., those that originate in one state and terminate in a different state). State regulatory commissions have jurisdiction over intrastate communications (i.e., those that originate and terminate in the same state).

  State Regulation of Intrastate Local and Long Distance Telephone
Services. Our intrastate telephone services are regulated by the public service commissions or comparable agencies of the various states in which we offer these services. Our subsidiaries or affiliates have received authority to offer intrastate telephone services, including local exchange service, in California, Delaware, the District of Columbia, Maryland, Massachusetts, Nevada, New Jersey, New York, Pennsylvania, Rhode Island, Vermont and Virginia. We have applied for authority to offer these services in Arizona, Connecticut, Maine and New Hampshire. Starpower has separately obtained similar authority in Maryland, Virginia and the District of Columbia. Our resale and interconnection agreements have been approved, pursuant to Section 252 of the Communications Act, by state regulatory commissions in Arizona, Delaware, the District of Columbia, Maine, Maryland, Massachusetts, New York, New Jersey, New Hampshire, Pennsylvania, Rhode Island, Vermont and Virginia.

  RCN Long Distance Company is authorized to offer intrastate long distance services in 48 states nationwide. RCN Long Distance Company is permitted to resell intrastate long distance services both to other carriers, including our local operating subsidiaries and Starpower for resale to their end user subscribers, and to our own end user customers.

  FCC Regulation of Interstate and International Telephone Services. Through several of our subsidiaries, including RCN Long Distance Company, we may provide domestic interstate telephone services nationwide under tariffs on file at the FCC. We have been authorized by the FCC under Section 214 of the 1996 Act to offer worldwide international services as well.

  Local Regulation of Telephone Services. Municipalities also regulate limited aspects of our voice business by, for example, imposing various zoning requirements. In some instances, they require telecommunications licenses, franchise agreements and/or installation permits for access to local streets and rights-of-way. In New York City, for example, we will be required to obtain a telephone franchise in order to provide voice services using our advanced fiber optic network facilities located in the streets of New York City, although services may be provided over certain leased or resold facilities while we wait to receive a franchise.

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

 Regulation of Video Services

  Open Video Systems. At various times between February 1997 and July 1998, our subsidiaries and affiliates have been certified by the FCC to operate OVS networks in New York City, Boston, Washington, Philadelphia and San Francisco, and communities surrounding each of these cities, and in the Northern New Jersey area. Initiation of OVS services is subject to completion of an open enrollment period for non-affiliated video programmers to seek capacity on the systems and after negotiation of certain agreements with local governments. The initial open enrollment period for each of these systems has expired, except for the Northern New Jersey system, where the open enrollment period has not yet begun. We executed an agreement with the City of Boston on June 2, 1997, and initiated OVS service in the City on that day. Under our agreement with the City of Boston, we will be required to pay a fee to the City equal to 5% of video revenues. We have entered into similar OVS agreements or are in the process of negotiating agreements with certain other Boston-area municipalities, either to offer OVS services or franchised cable television services. We entered into an agreement with the City of New York on December 29, 1997 and have initiated OVS service in the Borough of Manhattan. RCN also provides video distribution service in Manhattan and a portion of the Bronx using microwave facilities and antennas located at multiple dwelling units. On July 10, 1998, we supplemented our agreement with the City of New York to include all five boroughs. On October 26, 1998, Starpower entered into an agreement with the District of Columbia and initiated OVS service in the District in the last quarter of 1998. Starpower has entered into similar agreements or is in the process of negotiating agreements with numerous suburban communities near Washington, D.C., to offer either OVS services or franchised cable television services.

  In areas where we offer video programming services as an OVS operator, we are required to make any "open capacity" on the system available to unaffiliated video program providers ("VPPs"). The commission's rules permit us to retain up to one-third of system capacity for our own (or our affiliates') use. Under the OVS regulations, during initial open enrollment period we must offer at least two-thirds of our capacity to unaffiliated parties, if demand for such capacity exists during the open enrollment period. In certain areas, at the request of local officials, we are in discussions to explore the feasibility of obtaining a cable franchise instead of an OVS agreement. We will consider providing RCN video service under franchise agreements rather than OVS certification, if franchise agreements are preferred by the local authorities and can be obtained on acceptable terms and conditions. We will consider the relative benefits of OVS certification versus local franchise agreements, including the possible imposition build-out requirements, before making any decisions.

  The U.S. Court of Appeals for the Fifth Circuit has recently released a decision approving some portions of the FCC's OVS rules but striking down other portions. Although a number of the Court's rulings are favorable to OVS operators, others could have an adverse impact on our OVS operations and planning. The Court's most significant decision was to strike down the FCC's rule preempting local authority to franchise OVS operators. The FCC's rules had set forth a relatively simple procedure at the FCC for rapid certification of each OVS system on a regional basis and permitted local authorities to regulate OVS only as to rights-of-way administration and in other minor respects. One of the principal advantages of OVS as structured by Congress and by the FCC was to eliminate the time, expense, and uncertainty generally required to secure a local franchise. The Court's action allowing local governments to require area-by-area franchising may significantly reduce the advantage of OVS operation as compared with traditional franchising and delay achieving agreements with local governments. We believe the Court's decision is erroneous in its application of law and have sought reconsideration by the full court. The FCC, which is the respondent before the Fifth Circuit, has also sought reconsideration. In the event the court denies reconsideration, it is not clear how the FCC will modify its OVS policy and rules to take account of the Court's specific rulings. The U.S. Courts of Appeal do not routinely grant requests to reconsider their rulings and when they do a significant period of time is generally required for the consideration of such requests. However, in many instances RCN, at the insistence of local authorities, has been negotiating franchise agreements and agreeing to provisions in OVS right-of-way agreements which to some extent erode the differences between the two modes of operation. Accordingly, while the ruling is disadvantageous to us, we expect to continue to expand our video service offerings.

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

  The FCC's rules require OVS operators to make their facilities available to video program providers on a non-discriminatory basis, with certain exceptions. One exception is that competing in-region cable operators are not entitled to become video program providers on an OVS except in certain limited circumstances. The incumbent cable operator in Boston, Cablevision of Boston, Inc., sought an order from the FCC compelling us to provide it with certain data on our Boston OVS system and declaring Cablevision an eligible video programming provider on our system. The FCC's Cable Services Bureau denied its request and that denial has become final. Time Warner Cable Co., which operates franchised cable systems in many suburban Boston communities included within our OVS certification, also sought an order compelling us to release certain OVS system data and to declare it eligible for carriage on our system. Unlike Cablevision, Time Warner is not competing with any RCN-provided OVS service and restricted its request to communities where it is not the franchised cable operator. Time Warner also petitioned the FCC to impose fines or cancel our OVS authority. The Cable Services Bureau partially granted the data request and partially denied it but found too little evidence to justify further exploration of our good faith in acquiring OVS authority. We have sought partial reconsideration of the Bureau's order, which is currently pending. Time Warner filed a similar complaint against us in New York City where we compete with it for video distribution business in Manhattan. Time Warner asked for system data concerning parts of New York City in which it does not hold a franchise for cable service. The FCC's Cable Services Bureau partially granted Time Warner's complaint, and partially denied it, relying on its prior decision in the Time Warner complaint in the Boston area. We have sought partial reconsideration of that decision and Time Warner has asked the full commission to review that portion of the Cable Bureau's decision which denied certain of Time Warner's data requests.

  Two additional cable company complaints have been filed against Starpower, seeking data and a determination of eligibility for carriage on the metropolitan Washington OVS system. As in the prior complaints, they challenge our status as an OVS operator and seek to revoke our OVS authority. These complaints were filed by Media General Cable of Fairfax, Inc., which operates franchised cable service within the projected service area of Starpower's OVS system, and Media General Cable of Fredericksburg, Inc. which is an affiliate of Media General Cable of Fairfax, Inc. and operates a cable system beyond Starpower's service area. Both claimed to be seeking system data for areas in which they do not provide franchised service. Starpower declined to provide system data to Media General of Fairfax on the ground that, as an in-region competitive cable company, it was not entitled to the data or to be carried on the system. The request of Media General of Fredericksburg was denied on the ground that, as an affiliate of Media General of Fairfax, it was not entitled under FCC rules to the requested data or to be carried on the system. Starpower responded to both Media General Complaints on December 14, 1998. Media General has also sought to initiate discovery against Starpower. The Cable Services Bureau has not yet acted on the Media General complaints.

  Cable industry representatives have opposed or commented adversely on two other RCN OVS initiatives. In respect to our application for OVS authority in the San Francisco area, the California Cable Television Association filed an opposition, alleging that we were misusing the OVS rules to compete unfairly against franchised cable operators. The Pennsylvania Cable & Telecommunications Association filed comments on our OVS application for OVS authority in the Philadelphia region, making similar allegations but not formally opposing the application. The Cable Services Bureau granted both of our applications, indicating that our applications were consistent with the rules and that the opposing parties had not provided sufficient evidence to justify initiating any regulatory action against us. There is language in each of these Cable Bureau determinations involving our implementation of the OVS concept which leave open the possibility for adverse parties to challenge our status as an OVS operator. We believe that we are operating in strict conformity with all applicable provisions of the law and will continue to defend our OVS roll-outs against what we believe are anti-competitive requests for data or carriage by competing in-region cable operators. However, we cannot assure you that the FCC will resolve the pending OVS complaints in our favor. If the FCC were to grant any such complaints and as a result we were obliged to share system data with our local competitors, we would be forced to reassess the desirability of continuing to operate in certain markets as an OVS operator as compared with seeking traditional cable franchises. We do not believe that abandoning our OVS certifications under such circumstances would materially adversely affect our video distribution activities.

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

  As in the case of traditional franchised cable systems, OVS operators must in virtually all locations have access to public rights-of-way for their distribution plant. In a number of jurisdictions local authorities have attempted to impose rights-of-way fees on us which we believe are in violation of federal law. A number of FCC and judicial decisions have addressed the issues posed by the imposition of rights-of-way fees on CLECs and on video distributors. To date the state of the law is uncertain and may remain so for some time. The obligation to pay local rights-of-way fees which are excessive or discriminatory could have adverse effects on our business activities. The incumbent cable operator in Boston, MA, Cablevision of Boston, Inc., recently filed suit in U.S. District Court in Boston against the City of Boston, RCN-BECOCOM, RCN, BECOCOM and others, alleging that the City had followed a discriminatory policy in administering access to public rights-of-way for the installation and use of underground conduit and that the private defendants had participated in an effort to unlawfully construct and use underground conduit. Cablevision claimed that the defendants were in violation of the 1996 Act and Massachusetts state law, and sought a preliminary injunction. RCN and the other defendants denied participating in any unlawful activity. The Court has denied the preliminary injunction and issued a written memorandum of decision expressing some doubts about the underlying merits of Cablevision's claims. Cablevision filed an appeal of the District Court's ruling with the First Circuit Court of Appeals on February 26, 1999. On March 15, 1999 the district judge stayed the litigation pending the outcome of Cablevision's appeal. We cannot assure you that Cablevision will not further pursue the litigation nor that if it does so the outcome will be favorable to RCN. Oral argument on the appeal will be scheduled for June 1999. Cablevision has filed an amended complaint in the District Court, but the District Court has stayed that proceeding until the First Circuit Court rules on the appeal. We cannot assure you that Cablevision will not further pursue the litigation nor that if it does so the outcome will be favorable to us.

  Access issues have also arisen in a proceeding before the Massachusetts Department of Telecommunications and Energy (the "MDTE"). In 1997, the MDTE opened an investigation into Boston Edison Company's compliance with a MDTE order in 1993 that permitted Boston Edison to invest up to $45 million in its unregulated subsidiary Boston Edison Technology Group for three limited purposes. RCN-BECOCOM intervened in the current proceeding, as did Cablevision Systems Corporation and the New England Cable Television Association, Inc., along with others. Hearings began in December 1998 and are still proceeding. The intervenors, Cablevision in particular, have advocated that if the MDTE finds that Boston Edison's investment in RCN-BECOCOM violated the 1993 Order, then Boston Edison should be forced to divest itself of its interest in RCN-BECOCOM, that RCN-BECOCOM should be subject to the same terms and conditions as other cable television providers who seek to attach their facilities to Boston Edison facilities, and that installed RCN-BECOCOM cables and fiber-optic facilities should be relocated. Boston Edison is vigorously defending the propriety of its compliance with the MDTE's 1993 Order, and its investment in RCN-BECOCOM. We cannot assure you that the MDTE will not determine that Boston Edison violated the MDTE's 1993 Order nor can we assure you as to the nature of any remedy that the MDTE may determine to be appropriate including those proposed remedies which are equitable in nature. We are participating in the proceeding and plan to take such action as we deem appropriate to protect our rights.

  Prior to our certification as an OVS provider, we offered limited video programming services using the Video DialTone Transport ("VDT") services offered by MFS/WorldCom in Manhattan and the City of Boston. In February 1997, the FCC held that MFS/WorldCom's facilities did not qualify as video dialtone facilities entitled to an extension of time to comply with the newly adopted OVS rules. Nonetheless, the FCC did not direct MFS/WorldCom and RCN to cease video programming distribution operations over the MFS/WorldCom platform. One of the incumbent cable television companies in New York City has filed a complaint with the New York Public Service Commission challenging the former, pre-OVS, operations of RCN and WorldCom under the VDT framework, which remains pending before that commission.

  Wireless Video Services. Our 18 GHz wireless video services in New York City are distributed using microwave facilities provided by Bartholdi Cable under temporary authorizations issued to Bartholdi Cable by the FCC. Bartholdi Cable has agreed to provide us with transmission services until we have either converted the wireless video subscribers to our advanced fiber optic network facilities or have obtained FCC authority to

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

provide services under our own wireless radio licenses. In addition, Bartholdi Cable has agreed to transfer to us the transmission equipment on demand. Bartholdi Cable's obligation to provide transmission services is subject to Bartholdi Cable having licenses from the FCC to provide these services. The qualifications of Bartholdi Cable to hold certain of the licenses needed to provide transmission services to us are at issue in an FCC proceeding in which an initial decision was released on March 6, 1998. In the initial decision, the Administrative Law Judge found Bartholdi Cable unqualified with respect to 15 such licenses. The Administrative Law Judge declared that the initial decision would become effective 50 days after its release unless Bartholdi Cable filed exceptions to the initial decision within 30 days of its release or the FCC elected to review the case on its own motion. Bartholdi Cable filed exceptions to the initial decision on April 7, 1998. Because of the uncertainty as to Bartholdi Cable's right in the future to offer transmission services to us, we filed our own license applications at the FCC for all of the microwave transmission paths which are currently being used by Bartholdi Cable to provide us with transmission services. In light of the increased uncertainties resulting from the initial decision in the FCC proceeding, we expect now actively to pursue our license applications. While we expect to receive authorizations to transmit over these microwave paths, we cannot assure you that we will be able to offer wireless video services under our own FCC licenses or that the FCC's investigation will be resolved favorably. Our failure to obtain these licenses or resolve these proceedings would materially adversely affect our wireless video operations in New York City.

  We cannot assure you that we will be able to obtain or retain all necessary authorizations needed to construct advanced fiber optic network facilities, to convert our wireless video subscribers to an advanced fiber optic network or to offer wireless video services under our own FCC licenses.

  Hybrid Fiber/Coaxial Cable. Our hybrid fiber/coaxial cable systems are subject to regulation under the 1992 Act. The 1992 Act regulates rates for cable services in communities that are not subject to "effective competition," certain programming requirements, and broadcast signal carriage requirements that allow local commercial television broadcast stations to require a cable system to carry the station. Local commercial television broadcast stations may elect once every three years to require a cable system to carry the station ("must-carry"), subject to certain exceptions, or to withhold consent and negotiate the terms of carriage ("retransmission consent"). A cable system generally is required to devote up to one-third of its activated channel capacity for the carriage of local commercial television stations whether under the mandatory carriage or retransmission consent requirements of the 1992 Act. Local non-commercial television stations are also given mandatory carriage rights. The FCC recently issued rules establishing standards for digital television ("DTV"). The FCC's rules require television stations to simulcast their existing television signals ("NTSC") and DTV signals for a period of years. During this simulcast period, it is unclear whether must-carry rules will apply to DTV signals. The FCC has initiated a rule making proceeding seeking comment on the carriage of broadcast DTV signals by cable and OVS operators during the transitional period to full digital broadcasting. The FCC's proceeding addresses the need for the digital systems to be compatible, seeks comment on possible changes to the mandatory carriage rules, and explores the impact carriage of DTV signals may have on other FCC rules. The cable industry has generally opposed many of the FCC's proposals, on the grounds that they constitute excessively burdensome obligations on the industry. The Communications Act permits franchising authorities to require cable operators to set aside certain channels for public, educational and governmental access programming. Cable systems with 36 or more channels must designate a portion of their channel capacity for commercial leased access by third parties to provide programming that may compete with services offered by the cable operator.

  On September 8, 1997, we were notified by the FCC that it had ruled that certain of our upper levels of service for our New Jersey systems were regulated levels of service and that our rates for these levels of service exceeded the rates allowed by the FCC rate regulation rules. Since that time, RCN and the FCC have negotiated a settlement under which the FCC finds that our upper levels of service for our New Jersey and certain New York systems are "New Product Tiers". Our rates for 1997 and prior years for those systems are approved, except that we will give a $5.00 per subscriber refund to all subscribers in our New Jersey systems and a refund of $3.30 per subscriber in certain of our New York systems. The settlement has been subject to public comment

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

and is now awaiting final approval by the FCC. We do not believe that the ultimate resolution of this matter, whether the settlement is finally approved or not, will have a material impact on our results of operations or financial condition.

  Because a cable communications system uses local streets and rights-of-way, such cable systems are generally subject to state and local regulation, typically imposed through the franchising process. The terms and conditions of state or local government franchises vary materially from jurisdiction to jurisdiction. Generally, they contain provisions governing cable service rates, franchise fees, franchise term, system construction and maintenance obligations, customer service standards, franchise renewal, sale or transfer of the franchise, territory of the franchisee and use and occupancy of public streets and types of cable services provided. Local franchising authorities may award one or more franchises within their jurisdictions and prohibit non-grandfathered cable systems from operating without a franchise. The Communications Act also provides that in granting or renewing franchises, local authorities may establish requirements for cable-related facilities and equipment, but not for video programming or information services other than in broad categories. The Communications Act limits franchise fees to 5% of revenues derived from cable operations and permits the cable operator to seek modification of franchise requirements through the franchise authority or by judicial action if changed circumstances warrant.

  Our ability to provide franchised cable television services depends largely on our ability to obtain and renew our franchise agreements from local government authorities on generally acceptable terms. We currently have 91 franchise agreements relating to the hybrid fiber/coaxial cable systems in New York (outside New York City), New Jersey and Pennsylvania. These franchises typically contain many conditions, such as time limitations on commencement and completion of construction, conditions of service, including the number of channels, the provision of free service to schools and certain other public institutions, and the maintenance of insurance and indemnity bonds. These franchises provide for the payment of fees to the issuing authorities and generally range from 3% to 5% of revenues. The duration of these outstanding franchises presently varies up to the year 2011. To date, all of our cable franchises have been renewed or extended, generally at or before their stated expirations and on acceptable terms. Approximately 39 of our hybrid fiber/coaxial cable systems' franchises are due for renewal within the next three years. We cannot assure you that we will be able to renew our franchises on acceptable terms. No single franchise accounts for more than 4% of our total revenue. Our five largest franchises account for approximately 11% of our total revenue.

  The hybrid fiber/coaxial cable systems are also subject to certain service quality standards and other obligations imposed by the FCC and, where effective competition has not been demonstrated to exist, to rate regulation by the FCC as well. Our cable television system in Pennsylvania has been operating in a competitive cable environment for almost 30 years, with approximately 80% of the homes passed having access to an alternate cable operator, Service Electric Cable TV. As a result, our Pennsylvania cable system is exempt from many FCC cable television regulations, including rate regulation. Our other cable television systems in New York State and New Jersey currently remain subject to FCC rate regulation. As required by the 1996 Act, however, all cable programming services will be deregulated if effective competition is shown to exist in the franchise area, or by March 31, 1999, whichever date is sooner. There has been widespread discussion in Congress about possible legislation to keep cable rate regulation in effect longer. We cannot assure you that such legislation will not be adopted. We anticipate that the remaining provisions of the 1992 Act that do not relate to rate regulation, including provisions relating to retransmission consent and customer service standards, will remain in place and may reduce the future operating margins of our hybrid fiber/coaxial cable television businesses as video programming competition develops in our cable television service markets.

  The FCC is required to regulate the rates, terms and conditions imposed by public utilities for cable systems' use of utility pole and conduit space unless state authorities can demonstrate that they adequately regulate pole attachment rates. In the absence of state regulation, the FCC administers pole attachment rates on a formula basis. In some cases, utility companies have increased pole attachment fees for cable systems that have installed fiber optic cables and that are using these cables for the distribution of non-video services. The FCC concluded that, in the absence of state regulation, it can determine whether utility companies have justified their demand for additional rental fees and that the Communications Act does not permit disparate rates based on the type of service provided over the equipment attached to the utility's pole. The 1996 Act and the FCC's implementing regulations modify the current pole attachment provisions of the Communications Act. It immediately permits certain providers of telecommunications services to rely upon the protections of the current law and require that utilities provide cable systems and telecommunications carriers with nondiscriminatory access to any pole, conduit or right-of-way, controlled by the utility. The FCC has recently adopted new regulations to govern the charges for pole attachments used by companies providing telecommunications services, including cable operators. These new pole attachment rate regulations will become effective five years after enactment of the 1996 Act, and any increase in attachment rates resulting from the FCC's new regulations will be phased in equal annual increments over a period of five years beginning on the effective date of the new FCC regulations. The ultimate outcome of these rulemakings and the ultimate impact of any revised FCC rate formula or of any new pole attachment rate regulations on us or our businesses cannot be determined at this time.

  The 1992 Act, the 1996 Act and FCC regulations preclude any cable operator or satellite video programmer affiliated with a cable company, or with a common carrier providing video programming directly to its subscribers, from favoring an affiliated company over competitors. These programmers are required to sell their programming to other multichannel video distributors. These provisions limit the ability of program suppliers affiliated with cable companies or with common carriers providing satellite delivered video programming directly to their subscribers to offer exclusive programming arrangements to their affiliates. Except in limited circumstances, however, these statutory and regulatory limitations do not apply to programming which is distributed other than by satellite. We are experiencing difficulty in securing access to certain local sports programming in the New York City market, which we consider important to successful competition in that market. The Communications Act also includes provisions concerning horizontal and vertical ownership of cable systems, customer service, subscriber privacy, marketing practices, equal employment opportunity, obscene or indecent programming, regulation of technical standards and equipment compatibility.

  In addition to the FCC regulations previously discussed, there are other FCC regulations covering areas such as:

  .  equal employment opportunity;

  .  sydicated program exclusivity;

  .  network program non-duplication;

  .  registration of cable systems;

  .  maintenance of various records and public inspection files;

  .  microwave frequency usage;

  .  lockbox availability;

  .  sponsorship identification;

  .  antenna structure notification;

  .  tower marking and lighting;

  .  carriage of local sports broadcast programming;

  .  application of rules governing political broadcasts;

  . limitations on advertising contained in non-broadcast children's programming;

  .  consumer protection and customer service;

  . ownership and access to cable home wiring and home wiring in multiple dwelling units;

  .  indecent programming;

  .  programmer access to cable systems;

  .  programming agreements;

  .  technical standards; and

  .  consumer electronics equipment compatibility and closed captioning.

  The FCC has the authority to enforce its regulations through imposing substantial fines, issuing cease and desist orders and/or imposing other administrative sanctions, such as revoking FCC licenses needed to operate certain transmission facilities often used in connection with cable operations. We have difficulty gaining access to the video distribution wiring in certain multiple dwelling units in the City of Boston in which Cablevision is the incumbent provider of video services. In some buildings the management will not permit us to install our own distribution wiring and Cablevision has not been willing to permit us to use the existing wiring on some equitable basis when we wish to initiate service to an individual unit previously served by Cablevision. We have sought a ruling from the FCC's Cable Services Bureau that existing FCC inside wiring rules require Cablevision to cooperate with us to make such wiring available to it. The matter is currently pending before the FCC's Cable Services Bureau staff.

  Other bills and administrative proposals pertaining to cable television have previously been introduced in Congress or considered by other governmental bodies over the past several years. There will likely be legislative proposals in the future by Congress and other governmental bodies relating to the regulation of communications services.

  Cable television systems are subject to federal compulsory copyright licensing covering the retransmission of television and radio broadcast signals. In exchange for filing certain reports and contributing a percentage of their basic revenues to a federal copyright royalty pool, cable operators can obtain blanket licenses to retransmit the copyrighted material on broadcast signals.

 Other Regulatory Issues

  The data services business, including Internet access, is largely unregulated at this time apart from federal, state, and local laws and regulations applicable to businesses in general. However, we cannot assure you that this business will not become subject to regulatory restraints. Some federal, state, local and foreign governmental organizations are considering a number of legislative and regulatory proposals with respect to Internet user privacy, infringement, pricing, quality of products and services and intellectual property ownership. We are also unsure how existing laws will be applied to the Internet in areas such as property ownership, copyright, trademark, trade secret, obscenity and defamation. Additionally, some jurisdictions have sought to impose taxes and other burdens on providers of data services, and to regulate content provided via the Internet and other information services. We expect that proposals of this nature will continue to be debated in Congress and state legislatures in the future. In addition, although the FCC has on several occasions rejected proposals to impose additional costs on providers of Internet access service and other data services for the use of local exchange telephone network facilities for access to their customers, the FCC or Congress may consider similar proposals in the future. The adoption of new laws or the adaptation of existing laws to the Internet may decrease the growth in the use of the Internet, which could in turn have a material adverse effect on our Internet business.

  We have interconnection agreements with Bell Atlantic and other incumbent local exchange carriers ("ILECs") that entitle us to collect reciprocal compensation payments from them for local telephone calls that terminate on our facilities. We make similar payments for outbound local calls we deliver to the incumbent local exchange carriers. However, ILECs around the country have been contesting whether the obligation to pay reciprocal compensation to CLECs should apply to local telephone calls from an ILEC's customers to Internet service providers served by CLECs. The ILECs claim that this traffic is interstate in nature and therefore should be exempt from compensation arrangements applicable to local, intrastate calls. CLECs have contended that the interconnection agreements provide no exception for local calls to Internet service providers and reciprocal compensation is therefore applicable. Currently, over 25 state commissions and several federal and state courts have ruled that reciprocal compensation arrangements do apply to calls to Internet service providers. In the regions we are focusing on, the California, New York, Pennsylvania, Maryland and Virginia public utility commissions have issued such orders. However, certain of these are subject to appeal and, on May 19, 1999, Massachusetts issued a ruling unfavorable to CLECs in this respect. Additional disputes over the appropriate treatment of ISP traffic are pending in other states. On February 26, 1999, the FCC released a Declaratory Ruling determining that ISP traffic is interstate for jurisdictional purposes, but that its current rules neither require nor prohibit the payment of reciprocal compensation for such calls. In the absence of a federal rule, the FCC determined that state commissions have authority to interpret and enforce the reciprocal compensation provisions of existing interconnection agreements, and to determine the appropriate treatment of ISP traffic in arbitrating new agreements. The FCC also requested comment on alternative federal rules to govern compensation for such calls in the future. In response to the FCC ruling, some RBOCs have asked state commissions to reopen previous decisions requiring the payment of reciprocal compensation on ISP calls. We are opposing such efforts in Maryland and New York. We anticipate that Internet service providers will be among our target customers, and the decision in Massachusetts and any other adverse decisions in state proceedings could limit our ability to service this group of customers profitably.

  In order to develop our networks, we must obtain local franchises and other permits, as well as building access agreements and rights to use underground conduit and pole space, private easements and other rights-of-way and fiber capacity from entities such as incumbent local exchange carriers and other utilities, railroads, long distance companies, state highway authorities, local governments and transit authorities. We cannot assure you that we will be able to maintain our existing franchises, permits and rights or to obtain and maintain the other franchises, permits, building access agreements and rights needed to implement our business plan on acceptable terms. Although we do not believe that any of the existing arrangements will be canceled or will not be renewed as needed in the near future, certain cancellation or non-renewal of these arrangements could materially adversely affect our business. In addition, our failure to enter into and maintain any such required arrangements for a particular network, including a network which is already under development, may affect our ability to acquire or develop that network.

  We have summarized present and proposed federal, state, and local regulations and legislation affecting the telephone, video programming and data service industries. This summary is not complete. Other existing federal regulations, copyright licensing, and, in many jurisdictions, state and local franchise requirements, are currently the subject of judicial proceedings, legislative hearings and administrative proposals which could change, in varying degrees, the operations of communications companies. The ultimate outcome of these proceedings, and the ultimate impact of the 1996 Act or any final regulations adopted under the new law on us or our businesses cannot be determined at this time.

Employees

  As of December 31, 1998, we had approximately 2,150 full-time employees including joint ventures, general office and administrative personnel and approximately 200 part-time employees. We have a collective bargaining agreement that covers approximately 70 employees, which is valid through January 14, 2001. We consider relations with our employees to be good.

Legal Proceedings

  In the normal course of business, there are various legal proceedings outstanding, including both commercial and regulatory litigation. In the opinion of management, these proceedings will not have a material adverse effect on our results of operations or financial condition. For a description of certain proceedings affecting certain of our affiliates, see "Regulation-- Regulation of Video Services."

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

                         DESCRIPTION OF CAPITAL STOCK

  The following description of our capital stock is based upon our certificate of incorporation ("Certificate of Incorporation"), our bylaws ("Bylaws") and applicable provisions of law. We have summarized certain portions of the Certificate of Incorporation and Bylaws below. The summary is not complete. The Certificate of Incorporation and Bylaws are incorporated by reference to the registration statement for these securities that we have filed with the SEC, and have been filed as exhibits to our 10-K for the year ended December 31, 1997. You should read the Certificate of Incorporation and Bylaws for the provisions that are important to you.

  Certain provisions of the Delaware General Corporation Law ("DGCL"), the Certificate of Incorporation and the Bylaws summarized in the following paragraphs may have an anti-takeover effect. This may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interests, including those attempts that might result in a premium over the market price for its shares.

Authorized Capital Stock

  Our Certificate of Incorporation authorizes us to issue 200 million shares of common stock, par value $1.00 per share, 400 million shares of Class B common stock, par value $1.00 per share, and 25 million shares of preferred stock par value $1.00 per share.

Common Stock

  Subject to the rights of the holders of any preferred stock which may be outstanding, each holder of common stock is entitled to receive any dividends our Board of Directors declares out of funds legally available to pay dividends. If we liquidate our business, holders of common stock are entitled to share equally in any distribution of our assets after we pay our liabilities and the liquidation preference of any outstanding preferred stock. Each holder of common stock is entitled to one vote per share, and is entitled to vote on all matters presented to a vote of shareholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities. In addition, there are no conversion rights or redemption or sinking fund provisions. On December 31, 1998, there were 64,290,493 shares of common stock issued and outstanding. The common stock is admitted for trading on the Nasdaq National Market.

  The Certificate of Incorporation contains no restrictions on the alienability of the common stock. Except as disclosed in the section entitled "Charter and Bylaw Provisions," below, there are no provision in the Certificate of Incorporation or Bylaws and or any agreement or plan involving RCN that would discriminate against any existing or prospective holder of common stock as a result of a holder owning a substantial amount of common stock.

Class B Stock

  The Class B common stock is virtually identical to the Common Stock except that:

  .  the Class B common stock is generally non-voting,

  . the common stock is convertible at the option of the holder into Class B common stock and

  . in certain mergers, distributions and other transactions in which the holders of common stock are entitled to receive equity interests of one or more corporations (including RCN), the equity interests distributed to holders of common stock and the Class B common stock may have rights and privileges that are substantially equivalent to the current rights and privileges of the common stock and the Class B common stock, respectively.

  As of January 28, 1999, there are no outstanding shares of Class B common stock and we do not have any current plan or intention to issue any Class B common stock.

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

Preferred Stock

  This prospectus describes certain general terms and provisions of our preferred stock. When we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to the particular series of preferred stock. The preferred stock will be issued under a certificate of designations relating to each series of preferred stock, and is also subject to our Certificate of Incorporation.

  We have summarized certain terms of the certificate of designations below. The summary is not complete. The certificate of designations will be filed with the SEC in connection with an offering of preferred stock.

  Under the Certificate of Incorporation, our Board of Directors has the authority to

  .  create one or more series of preferred stock,

  . issue shares of preferred stock in any series up to the maximum number of shares of preferred stock authorized, and

  . determine the preferences, rights, privileges and restrictions of any series.

  Our Board may issue authorized shares of preferred stock, as well as authorized but unissued shares of common stock, without further shareholder action, unless shareholder action is required by applicable law or by the rules of a stock exchange or quotation system on which any series of our stock may be listed or quoted.

  The prospectus supplement will describe the terms of any preferred stock being offered, including:

  .  the number of shares and designation or title of the shares;

  .  any liquidation preference per share;

  .   any date of maturity;

  .  any redemption, repayment or sinking fund provisions;

  . any dividend rate or rates and the dates of payment (or the method for determining the dividend rates or dates of payment);

  .  any voting rights;

  . if other than the currency of the United States, the currency or currencies including composite currencies in which the preferred stock is denominated and/or in which payments will or may be payable;

  . the method by which amounts in respect of the preferred stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation;

  . whether the preferred stock is convertible or exchangeable and, if so, the securities or rights into which the preferred stock is convertible or exchangeable, and the terms and conditions of conversion or exchange;

  . the place or places where dividends and other payments on the preferred stock will be payable; and

  . any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

  All shares of preferred stock offered will be fully paid and non-assessable. Any shares of preferred stock that are issued will have priority over the common stock with respect to dividend or liquidation rights or both.

  Our Board of Directors could create and issue a series of preferred stock with rights, privileges or restrictions which effectively discriminates against an existing or prospective holder of preferred stock as a result of the holder beneficially owning or commencing a tender offer for a substantial amount of common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to make it more difficult or discourage an attempt by a potential acquirer to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise. This protects the continuity of our management. The issuance of these shares of capital stock may defer or prevent a change in control of our company without any further shareholder action.

  The transfer agent for each series of preferred stock will be described in the prospectus supplement.

Charter and Bylaw Provisions

  Classified Board of Directors; Removal of Directors. Our Board of Directors are divided into three classes. The term of office of the first class expires at the 2001 annual meeting, the term of office of the second class expires at the 1999 annual meeting, and the term of office of the third class expires at the 2000 annual meeting. At each annual meeting, beginning with the 1999 annual meeting, a class of directors will be elected to replace the class whose term has just expired. As a result, approximately one-third of the members of our Board of Directors will be elected each year and generally, each of the directors serves a staggered three-year term. Moreover, as the DGCL permits in the case of a corporation having a classified board, our directors may be removed only for cause.

  These provisions could prevent a shareholder or a group of shareholders having majority voting power from obtaining control of our Board of Directors until the second annual meeting following the date the shareholder obtains majority voting power. Accordingly, these provisions could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

  Shareholder Action by Written Consent; Special Meetings. No action required or permitted to be taken at an annual or special meeting of shareholders may be taken without a meeting. No action may be taken by the written consent of shareholders instead of a meeting. Only our Board, our Chairman of the Board or our Chief Executive Officer may call a special meeting of shareholders. These provisions may make it more difficult for shareholders to take action opposed by our Board.

  Advance Notice Provisions. Shareholders seeking to nominate candidates to be elected as directors at an annual meeting or to bring business before an annual meeting must comply with an advanced written procedure. Only persons who are nominated by or at the direction of our Board, or by a shareholder who has given timely written notice to our Secretary before the meeting to elect directors, will be eligible as directors. At any shareholders' meeting the business to be conducted is limited to business brought before the meeting by or at the direction of the Board of Directors, or a shareholder who has given timely written notice to our Secretary of its intention to bring business before an annual meeting. A shareholder must give notice which is received at our principal executive offices in writing between 60 to 90 days before the meeting. If, however, we gave less than 70 days' notice or prior public disclosure of the meeting date, we must receive the shareholder's notice no later than the close of business on the 10th day following the day we gave the notice or public disclosure of the meeting date. A shareholder's notice must also contain certain information specified in the Bylaws. These provisions may preclude or deter some shareholders from bringing matters before, or making nominations for directors at, an annual meeting.

  Amendment of Certain Charter and Bylaw Provisions. Our Board may adopt, amend or repeal any provision of the Bylaws. Bylaw provisions may be adopted, amended or repealed by the affirmative vote of shareholders holding at least 66 2/3% of the total number of votes entitled to be cast in the election of directors.

  Any amendment, modification or repeal of the provisions of the Certificate of Incorporation relating to

  .   the election and removal of directors,

  .  the right to call special meetings,

  .  the prohibition on action by written consent,

  .  amendment of the Bylaws and

  . the limitation of liability and indemnification of officers and directors will require approval by the affirmative vote of shareholders holding at least 66 2/3% of the total number of votes entitled to vote in the election of directors.

Delaware Takeover Statute

  We are subject to Section 203 of the DGCL ("Section 203"). In general,
Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested shareholder" for a period of three years following the date that the shareholder became an interested shareholder, unless:

    (a) before such date either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder is approved by the board of directors of the corporation,

    (b) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding, shares owned by

      (1) persons who are both directors and officers and

      (2) employee stock plans in certain circumstances), or

    (c) on or after such date the business combination is approved by the board and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested shareholder.

  A "business combination" includes a merger, consolidation, asset sale, or other transaction resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

  The restrictions imposed by Section 203 will not apply to a corporation if, among other things:

    (a) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 or

    (b) 12 months have passed after the corporation, by action of its shareholders holding a majority of the outstanding stock, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203.

  The restrictions imposed by Section 203 will apply to us since we have not elected not to be governed by that section. Our Board of Directors approved of Level 3 becoming an interested shareholder and, consequently, Section 203 would not apply to any business combination with Level 3.

Liability and Indemnification of Directors and Officers

  Certain provisions of the DGCL and the Certificate of Incorporation and the Bylaws relate to the limitation of liability and indemnification of our directors and officers. These various provisions are described below.

  Our Certificate of Incorporation provides that our directors are not personally liable to us or our shareholders for monetary damages for breach of their fiduciary duties as a director to the fullest extent permitted by the DGCL. Under the DGCL, directors would not be personally liable to us or our shareholders for monetary damages for breach of their fiduciary duties as a director, except for

    (a) any breach of the director's duty of loyalty to us or our shareholders,

    (b) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law,

    (c) any transaction from which the director derived improper personal benefit or

    (d) the unlawful payment of dividends or unlawful stock repurchases or redemptions.

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

  This exculpation provision may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or us from bringing a lawsuit against our directors for breach of their fiduciary duties as directors. However, the provision does not affect equitable remedies such as an injunction or rescission from being available.

  We will indemnify and hold harmless to the fullest extent permitted by the DGCL each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding. These include civil, criminal, administrative or investigative proceedings, if that person is or was a director or officer of RCN or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. We will also pay the expenses incurred in connection with these proceedings before its final disposition to the fullest extent authorized by the DGCL. This right to indemnification is a contract right. By action of our Board of Directors, we provide indemnification to our employees and agents to the extent our Board determines to be appropriate and authorized by the DGCL.

  We purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of RCN, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status, whether or not we would have the power or the obligation to indemnify him or her against the liability under the Certificate of Incorporation.

                        DESCRIPTION OF DEBT SECURITIES

  This prospectus describes certain general terms and provisions of the debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. The debt securities will be issued under an indenture between us and The Chase Manhattan Bank, as trustee.

  We have summarized certain terms and provisions of the indenture. The summary is not complete. The indenture has been incorporated by reference as an exhibit to the registration statement for these securities that we have filed with the SEC. You should read the indenture for the provisions which may be important to you. Capitalized terms used in this summary have the meanings specified in the indenture. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

General

  The indenture will not limit the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

  . the designation, aggregate principal amount and authorized denominations;

  .  the maturity date;

  . the interest rate, if any, and the method for calculating the interest rate;

  . the interest payment dates and the record dates for the interest payments;

  . any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertability provisions;

  .  the place where we will pay principal and interest;

  . if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

  . whether the debt securities will be issued in the form of global securities or certificates;

  . additional provisions, if any, relating to the defeasance of the debt securities;

  . the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

  . whether the debt securities will be issuable in registered form or bearer form or both and, if bearer securities are issuable, any restrictions which apply to the exchange of one form for another and the offer, sale and delivery of bearer securities;

  .  any United States federal income tax consequences;

  .  the dates on which premium, if any, will be paid;

  . our right, if any, to defer payment interest and the maximum length of this deferral period;

  .  any listing on a securities exchange;

  .  the initial public offering price; and

  . other specific terms, including any additional events of default or covenants.

  As described in each prospectus supplement relating to any particular series of debt securities we offer, the indenture may contain covenants limiting:

  . the incurrence of additional debt by us and certain of our subsidiaries and affiliates;

  . the making of certain payments by us and certain of our subsidiaries and affiliates;

  . business activities of us and certain of our subsidiaries and affiliates;

  . the issuance of preferred stock of certain of our subsidiaries and affiliates;

  .  certain asset dispositions;

  .  certain transactions with affiliates;

  . restrictions on dividend payments by certain subsidiaries and affiliates;

  .  a change of control of our company;

  .  issuance of certain guarantees;

  .  liens; and

  .  mergers and consolidations involving our company.

Book-Entry System

  Unless we specify otherwise in a prospectus supplement, debt securities of any series may be issued under a book-entry system in the form of one or more global securities (each, a "Global Security"). Each Global Security will be deposited with, or on behalf of, a depositary, which will be The Depository Trust Company, New York, New York (the "Depositary"). The Global Securities will be registered in the name of the Depositary or its nominee.

  The Depositary has advised us that the Depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of which (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

  When a Global Security is issued in registered form, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by each Global Security to the participants' accounts. The underwriters, dealers, or agents, if any, will designate the accounts to be credited. If debt securities are offered and sold directly by us, we will designate the accounts to be credited. Only participants or persons that may hold interests through participants will be able to own beneficial interest in the Global Security. Ownership of beneficial interests by participants in the Global Security will be shown on, and the transfer of that ownership interest will be effected only through, the participants' records. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of securities in definitive form, which may impair the ability to transfer beneficial interests in a Global Security.

  So long as the Depositary or its nominee is the owner of record of a Global Security, we consider the Depositary or its nominee the sole owner or holder of the debt securities represented by the Global Security. Generally, owners of beneficial interests in a Global Security will not (a) be entitled to have the debt security represented by a Global Security registered in their names,
(b) receive or be entitled to receive physical delivery of debt securities in definitive form and (c) be considered the owners or holders of the debt securities. Accordingly, each person owning a beneficial interest in a Global Security must rely on the Depositary's procedures. Persons who are not participants must rely on the procedures of the participant through which it owns its interest. We understand that under existing industry practices, if we request any action of holders or if any owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take the action. The participants would in turn authorize beneficial owners owning through them to give or take action or would otherwise act upon the instruction of beneficial owners holding through them.

  Payments of principal, premium, if any, and interest on debt securities represented by a Global Security registered in the name of the Depositary or its nominee will be made to the Depositary or nominee as the registered owner. None of RCN, the trustee or any other agent of RCN or agent of the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests.

  We have been advised by the Depositary that the Depositary will credit participants' accounts with payments of principal, premium, if any, or interest on the payment dates in amounts which are proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the Depositary's records. We expect that payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of the participants.

  A Global Security may not be transferred except as a whole:

  .  by the Depositary to a nominee or successor of the Depositary or

  .  by a nominee of the Depositary to another nominee of the Depositary.

  A Global Security representing all but not part of an offering of debt securities is exchangeable for debt securities in definitive form of like tenor and terms if:

  . the Depositary notifies us that it is unwilling or unable to continue as depositary for the Global Security or if at any time the Depositary is no longer eligible to be or in good standing as a clearing agency registered under the Exchange Act, and we do not appoint a successor depositary within 90 days after we receive notice or

  . RCN in our sole discretion at any time decides not to have all of the debt securities represented in an by a Global Security and notifies the trustee.

  If a Global Security is exchangeable, then it is exchangeable for debt securities registered in the names and in authorized denominations as the Depositary directs.

Payments of Principal and Interest

  The payment of principal premium, if any, and interest on the debt securities will rank equally with all of our unsecured and unsubordinated debt.

Events of Default

  When we use the term "Event of Default" in the indenture with respect to the debt securities of any series, here are some examples of what we mean:

    (1) default in paying interest on the debt securities when it becomes due and the default continues for a period of 30 days or more;

    (2) default in paying principal, or premium, if any, on the debt securities when due;

    (3) default in the performance, or breach, of any covenant in the indenture (other than defaults specified in clause (1) or (2) above) and the default or breach continues for a period of 30 days or more after we receive written notice from the trustee or the trustee receives notice from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series;

    (4) certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to RCN or any material subsidiary has occurred; or

    (5) any other Events of Default set forth in the prospectus supplement.

  If an Event of Default (other than an Event of Default specified in clause
(4) with respect to RCN) under the indenture occurs with respect to the debt securities of any series and is continuing, then the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may by written notice, and the trustee at the request of the holders of not less than 25% in principal amount of the outstanding debt securities of such series will, require us to repay immediately the entire principal amount of the outstanding debt securities of that series (or such lesser amount as may be provided in the terms of the securities), together with all accrued and unpaid interest and premium, if any.

  If an Event of Default under the indenture specified in clause (4) with respect to RCN occurs and is continuing, then the entire principal amount of the outstanding debt securities (or such lesser amount as may be provided in the terms of the securities) will automatically become due immediately and payable without any declaration or other act on the part of the trustee or any holder.

  After a declaration of acceleration or any automatic acceleration under clause (4) described above, the holders of a majority in principal amount of outstanding debt securities of any series may rescind this accelerated payment requirement if all existing Events of Default, except for nonpayment of the principal and interest on the debt securities of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding debt securities of any series also have the right to waive past defaults, except a default in paying principal or interest on any outstanding debt security, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debt securities of that series.

  Holders of at least 25% in principal amount of the outstanding debt securities of a series may seek to institute a proceeding only after they have made written request, and offered reasonable indemnity, to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in principal amount of the outstanding debt securities of that series. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.

  During the existence of an Event of Default, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would under the circumstances in the conduct of that person's own affairs. If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity. Subject to certain provisions, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

  The trustee will, within 45 days after any Default occurs, give notice of the Default to the holders of the debt securities of that series, unless the Default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

  We are required to furnish to the trustee an annual statement as to compliance with all conditions and covenants under the indenture.

Modification and Waiver

  The indenture may be amended or modified without the consent of any holder of debt securities in order to:

  .  cure ambiguities, defects or inconsistencies;

  . provide for the assumption of our obligations in the case of a merger or consolidation;

  . make any change that would provide any additional rights or benefits to the holders of the debt securities of a series;

  .  add Guarantors with respect to the debt securities of a series;

  .  secure the debt securities of a series;

  .  establish the form or forms of debt securities of any series;

  .  maintain the qualification of the indenture under the Trust Indenture
     Act; or

  .  make any change that does not adversely affect the rights of any holder.

  Other amendments and modifications of the indenture or the debt securities issued may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification (each series voting as a separate class). However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

  . reduce the principal amount, or extend the fixed maturity, of the debt securities, alter or waive the redemption provisions of the debt securities;

  .  change the currency in which principal, any premium or interest is paid;

  . reduce the percentage in principal amount outstanding of debt securities of any series which must consent to an amendment, supplement or waiver or consent to take any action;

  . impair the right to institute suit for the enforcement of any payment on the debt securities;

  . waive a payment default with respect to the debt securities or any Guarantee;

  . reduce the interest rate or extend the time for payment of interest on the debt securities;

  .  adversely affect the ranking of the debt securities of any series; or

  . release any Guarantor from any of its obligations under its Guarantee or the indenture, except in compliance with the terms of the indenture.

Consolidation, Merger, Sale of Assets, Etc.

  We will not consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of our properties and assets to any person or persons in a single transaction or through a series of transactions, unless:

  . RCN shall be the continuing person or, if RCN is not the continuing person, the resulting, surviving or transferee person (the "surviving entity") is a company organized and existing under the laws of the United States or any State or territory;

  . the surviving entity will expressly assume all of our obligations under the debt securities and the indenture, and will, if required by law to effectuate the assumption, execute a supplemental indenture which will be delivered to the trustee and will be in form and substance reasonably satisfactory to the trustee;

  . immediately after giving effect to such transaction or series of transactions on a pro forma basis, no Default has occurred and is continuing; and

  . RCN or the surviving entity will have delivered to the trustee an officers' certificate and opinion of counsel stating that the transaction or series of transactions and a supplemental indenture, if any, complies with this covenant and that all conditions precedent in the indenture relating to the transaction or series of transactions have been satisfied.

  If any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of our assets occurs in accordance with the indenture, the successor corporation will succeed to, and be substituted for, and may exercise every right and power of RCN under the indenture with the same effect as if such successor corporation had been named as RCN. Except for (1) any lease or (2) any sale, assignment, conveyance, transfer, lease or other disposition to certain subsidiaries of RCN, we will be discharged from all obligations and covenants under the indenture and the debt securities.

Satisfaction and Discharge of the Indenture; Defeasance

  We may terminate our obligations under the indenture, when:

  .  either:

    -- all debt securities of any series issued that have been authenticated and delivered have been delivered to the trustee for cancellation; or

    -- all the debt securities of any series issued that have not been delivered to the trustee for cancellation will become due and payable (a "Discharge") under irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name, and at our expense and we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities to pay principal, interest and any premium;

  . we have paid or caused to be paid all other sums then due and payable under the indenture; and

  . we have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

  We may elect to have our obligations under the indenture discharged with respect to the outstanding debt securities of any series ("legal defeasance"). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the indenture, except for:

  . the rights of holders of the debt securities to receive principal, interest and any premium when due;

  . our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment and money for security payments held in trust;

  .  the rights, powers, trusts, duties and immunities of the trustee; and

  .  the defeasance provisions of the indenture.

  In addition, we may elect to have our obligations released with respect to certain covenants in the indenture ("covenant defeasance"). Any omission to comply with these obligation will not constitute a Default or an Event of Default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under "Events of Default" will no longer constitute an Event of Default for that series.

  In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:

  . we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the debt securities of a series:

    -- money in an amount;

    -- U.S. Government Obligations; or

    -- a combination of money and U.S. Government Obligations,

  in each case sufficient without reinvestment, in the written opinion of an internationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal, interest and any premium at due date or maturity or if we have made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, the redemption date;

  . in the case of legal defeasance, we have delivered to the trustee an opinion of counsel stating that, under then applicable Federal income tax law, the holders of the debt securities of that series will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

  . in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same federal income tax as would be the case if the deposit and covenant defeasance did not occur;

  . no Default with respect to the outstanding debt securities of that series has occurred and is continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no Default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 91st day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 91st day;

  . the legal defeasance or covenant defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all debt securities of a series were in default within the meaning of such Act;

  . the defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party;

  . the legal defeasance or covenant defeasance will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under such Act or exempt from registration; and

  . we have delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance or covenant defeasance have been complied with.

                             PLAN OF DISTRIBUTION

  We may sell the securities in any of three ways (or in any combination): (a) through underwriters or dealers; (b) directly to a limited number of purchasers or to a single purchaser; or (c) through agents. The prospectus supplement will set forth the terms of the offering of such securities, including

    (a) the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them,

    (b) the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and

    (c) any securities exchanges on which the securities may be listed.

  Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters' obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

  We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

  We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

  This prospectus, including any amendment or supplement, may also be used in connection with sales of up to 1,107,539 shares of our common stock issued to BECO under the terms of an exchange agreement between BECO and RCN. The exchange agreement provides BECO with rights to demand that we register such stock or to participate in underwritten offerings of our common stock. We have notified BECO that we do not authorize them to sell common stock under this prospectus unless they provide us with reasonable advance written notice of their intent to make such sales. Sales by BECO may be made directly, through underwriters, dealers or agents or through any other legally available means. In connection with any resales by BECO, a prospectus supplement, if required, will be filed under Rule 424(b) under the Securities Act, disclosing the number of shares involved and other details of such resale to the extent appropriate.

  Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

                                 LEGAL MATTERS

  The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

  The consolidated financial statements of RCN Corporation as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997 and 1996, appearing in the RCN 10-K for the year ended December 31, 1998 and incorporated by reference into this registration statement have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Erols Internet, Inc. at December 31, 1996 and 1997 and for the period from August 1, 1995 (inception) to December 31, 1995 and for the years ended December 31, 1996 and 1997, appearing in the RCN 8-K dated May 8, 1998 and incorporated by reference into the registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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                                8,000,000 Shares

                                RCN Corporation

                                  Common Stock

                            [RCN Logo Appears Here]

                                   --------
                                   PROSPECTUS
                                  May 26, 1999
                                   --------

                              Salomon Smith Barney
                              Merrill Lynch & Co.

                           Morgan Stanley Dean Witter
                          Donaldson, Lufkin & Jenrette

                       First Union Capital Markets Corp.
                             Prudential Securities
                         Banc of America Securities LLC
                            Deutsche Bank Securities
                             Chase Securities Inc.


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